As filed with the Securities and Exchange Commission on November 29, 2012    Registration No.   333-184627

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LCNB CORP.
 (Exact name of Registrant as specified in its charter)

OHIO	6022	31-1626393
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 North Broadway, Lebanon, Ohio 45036
(513) 932-1414
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen P. Wilson, Chairman & CEO
LCNB Corp.
2 North Broadway, Lebanon, Ohio 45036
(513) 932-1414
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Susan B. Zaunbrecher, Esq. Dinsmore & Shohl LLP First Financial Center 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Phone: (513) 977-8171	Kip A. Weissman, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, NW Suite 780 Washington, D.C. 20015 Phone: (202) 274-2029

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of  “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.   (Check one):

☐ Large accelerated filer	☐ Non-accelerated filer (do not check if smaller reporting company)
☒ Accelerated filer	☐Smaller reporting company

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)
☐	Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common shares, no par value	888,888	N/A	$6,021,341.54	$821.31

(1)
Based upon the maximum number of common shares that the Registrant may be required to issue in the merger transaction, calculated as the product of (a) 636,102 (the maximum number of shares of First Capital Bancshares, Inc. common stock estimated to be outstanding at the time the merger transaction is consummated), (b) 2.329 (the number of common shares of the Registrant to be exchanged for each share of First Capital Bancshares, Inc. common stock in the merger transaction), and (c) 0.60 (the reallocation percentage provided for under the merger transaction to ensure that no more than 60% of the outstanding First Capital Bancshares, Inc. shares are exchanged for LCNB Corp. common shares).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the market value of the shares of First Capital Bancshares, Inc. common stock to be cancelled in the merger transaction, computed, in accordance with Rule 457(f)(2) and (3), as (a) the product of (i) $21.77 (the book value of a share of First Capital Bancshares, Inc. common stock as of June 30, 2012) and (ii) 636,102 (the maximum number of shares of First Capital Bancshares, Inc. common stock estimated to be outstanding at the time the merger transaction is consummated), less (b) $7,826,599.00 (the estimated amount of cash that will be paid by the Registrant to shareholders of First Capital Bancshares, Inc. in the merger transaction).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

First Capital Bancshares, Inc.

The information in this proxy statement/prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated __________ __, 2012

LCNB CORP.	FIRST CAPITAL
PROSPECTUS	BANCSHARES, INC.
PROXY STATEMENT

for the issuance of up to 888,888 common shares of LCNB Corp.	for the Special Meeting of Shareholders to be held on _________, 2012 at _____ a.m., local time

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

LCNB Corp. (“LCNB”), and First Capital Bancshares, Inc. (“First Capital”), have entered into an Agreement and Plan of Merger dated as of October 9, 2012 (the “merger agreement”), which provides for the merger of First Capital with and into LCNB (the “merger”).  Consummation of the merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of First Capital and the approval of the merger by various regulatory agencies.

The Board of Directors of First Capital has called a special meeting of its shareholders to vote on the adoption and approval of the merger agreement.  The time, date and place of the First Capital special meeting is as follows: __________, local time, on ___________, 2012, at _______________________.  The adoption and approval of the merger agreement by the shareholders of First Capital requires the affirmative vote of the holders of at least two-thirds of the shares of First Capital common stock outstanding and entitled to vote at the special meeting.

Under the terms of the merger agreement, shareholders of First Capital will be entitled to receive after the merger is completed, for each share of First Capital common stock:

●	$30.76 in cash, or

●	2.329 LCNB common shares (subject to an adjustment based upon the average closing price of LCNB common shares for the 25 trading days prior to the effective date of the merger), or

●	a combination of both.

The form of consideration to be received by each First Capital shareholder is subject to reallocation in order to ensure that no more than 50% and no less than 40% of the merger consideration will consist of cash and no more than 60% and no less than 50% of the merger consideration will consist of LCNB common shares.

LCNB will not issue any fractional shares of common shares in connection with the merger. Instead, each holder of First Capital common shares who would otherwise be entitled to receive a fraction of a share of LCNB common shares (after taking into account all shares of First Capital common shares owned by such holder at the effective time of the merger) will receive cash, without interest, in an amount equal to the fractional share to which such holder would otherwise be entitled multiplied by the closing price of one share of LCNB common stock on the closing date of the merger.

As of [RECORD DATE], 2012, 636,102 shares of First Capital common stock were outstanding.

LCNB common shares are traded on the NASDAQ Capital Market (NASDAQ symbol “LCNB”).

An investment in the common shares of LCNB involves certain risks.  For a discussion of these risks, see “Risk Factors” beginning on page 12 of this proxy statement/prospectus.

Whether or not you plan to attend the special meeting of shareholders of First Capital, please complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the merger agreement.  We urge you to read carefully this proxy statement/prospectus, which contains a detailed description of the merger, the merger agreement and related matters.

This proxy statement/prospectus is dated __________ __, 2012 and, together with the enclosed proxy card of First Capital, is being first mailed to shareholders of First Capital on or about _____________ __, 2012.

Sincerely,

Thomas W. Beard
President & Chief Executive Officer
First Capital Bancshares, Inc.

The securities to be issued in connection with the merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the LCNB common shares to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Sources of Information

LCNB has supplied all information contained in this proxy statement/prospectus relating to LCNB, and First Capital has supplied all information contained in this proxy statement/prospectus relating to First Capital.

You should rely only on the information which is contained in this proxy statement/prospectus or to which we have referred in this proxy statement/prospectus.  We have not authorized anyone to provide you with information that is different.  You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus.

First Capital Bancshares, Inc.
33 West Main Street
Chillicothe, Ohio 45601
Phone: (740) 774-6777

Notice of Special Meeting of Shareholders
To Be Held at ______, local time, on ____________, 2012, at

To the Shareholders of First Capital Bancshares, Inc.:

Notice is hereby given that a special meeting of the shareholders of First Capital Bancshares, Inc. will be held at _____, local time, on ____________, 2012, at _____________________, for the purpose of considering and voting on the following matters:

1.           A proposal to adopt and approve the Agreement and Plan of Merger dated as of October 9, 2012, by and between LCNB Corp. and First Capital Bancshares, Inc.;

2.           A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

3.           Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting.  The Board of Directors of First Capital Bancshares, Inc. is unaware of any other business to be transacted at the special meeting.

Holders of record of shares of First Capital Bancshares, Inc. common stock at the close of business on [RECORD DATE], 2012, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.  The affirmative vote of the holders of at least two-thirds is required to adopt and approve the Agreement and Plan of Merger.

A proxy statement/prospectus and proxy card for the special meeting are enclosed.  A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of First Capital Bancshares, Inc. common stock you own.  Please vote as soon as possible to make sure that your shares of common stock are represented at the special meeting.  If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of First Capital Bancshares, Inc. common stock are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card.  If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The First Capital Bancshares, Inc. Board of Directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Thomas W. Beard
President & Chief Executive Officer
____________, 2012	First Capital Bancshares, Inc.

Annexes:

Annex A	Agreement and Plan of Merger

Annex B	Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

Annex C	Opinion of Sterne Agee & Leach, Inc.

Questions and Answers About the Merger and the Special Meeting

Q.	Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because LCNB Corp. (“LCNB”) and First Capital Bancshares, Inc. (“First Capital”) have agreed to a merger of First Capital with and into LCNB pursuant to the terms of the merger agreement attached to this proxy statement/prospectus as Annex A.  The merger agreement must be adopted and approved by the holders of at least two-thirds of the shares of First Capital common stock outstanding and entitled to vote at the special meeting, in accordance with Section 1701.78 of the Ohio General Corporation Law and First Capital’s Articles of Incorporation.

This proxy statement/prospectus contains important information about the merger and the special meeting of the shareholders of First Capital, and you should read it carefully.  The enclosed voting materials allow you to vote your shares of First Capital common stock without attending the special meeting.

Q.	Why are LCNB and First Capital proposing to merge?

A:
First Capital believes that the merger is in the best interests of its shareholders and other constituencies because, among other reasons, the merger consideration will provide enhanced value and increased liquidity to First Capital shareholders.  Furthermore, as a result of the merger, First Capital will become part of a larger banking institution which will have an improved ability to compete with larger financial institutions and better serve its customers’ needs while maintaining a community bank philosophy that both institutions currently share.

LCNB believes that the merger will benefit LCNB and its shareholders because the merger will enable LCNB to expand its business into the markets currently served by First Capital, which will be new markets for LCNB, and strengthen the competitive position of the combined organization.  Furthermore, LCNB believes its increased asset size after the merger will create additional economies of scale and provide additional opportunities for asset and earnings growth in an extremely competitive banking environment.

Q:	What will First Capital shareholders receive in the merger?

A:	Under the terms of the merger agreement, shareholders of First Capital will be entitled to receive after the merger is completed, for each share of First Capital common stock:

●	$30.76 in cash, or

●	2.329 LCNB common shares (subject to an adjustment based upon the average closing price of LCNB common shares for the 25 trading days prior to the effective date of the merger), or

●	a combination of both.

The form of consideration to be received by each First Capital shareholder is subject to reallocation in order to ensure that no more than 50% and no less than 40% of the merger consideration will consist of cash and no more than 60% and no less than 50% of the merger consideration will consist of LCNB common shares.

LCNB will not issue any fractional shares of common shares in connection with the merger. Instead, each holder of First Capital common shares who would otherwise be entitled to receive a fraction of a share of LCNB common shares (after taking into account all shares of First Capital common shares owned by such holder at the effective time of the merger) will receive cash, without interest, in an amount equal to the fractional share to which such holder would otherwise be entitled multiplied by the closing price of one share of LCNB common stock on the closing date of the merger.

Q:	When and where will the First Capital special meeting of shareholders take place?

A:	The special meeting of shareholders of First Capital will be held at _______, local time, on ____________, 2012, at _____________________.

Q:	What matters will be considered at the First Capital special meeting?

A:
The shareholders of First Capital will be asked to (1) vote to adopt and approve the merger agreement; (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and (3) vote on any other business which properly comes before the special meeting.

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Q:	Is my vote needed to adopt and approve the merger agreement?

A:
The adoption and approval of the merger agreement by the shareholders of First Capital requires the affirmative vote of the holders of at least two-thirds of the shares of First Capital common stock outstanding and entitled to vote at the special meeting.  The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.  The affirmative vote of the holders of a majority of the shares of First Capital common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote?

A:
If you were the record holder of shares of First Capital common stock as of [RECORD DATE], 2012, you may vote in person by attending the special meeting or, to ensure that your shares of First Capital common stock are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of First Capital common stock in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to vote or if you mark “ABSTAIN” on your proxy card with respect to the proposal to adopt and approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy card with respect to the proposal to approve the adjournment of the First Capital special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal.  The failure to vote, however, will have no effect on the proposal to approve the adjournment of the First Capital special meeting, if necessary, to solicit additional proxies.

Q:	How will my common shares be voted if I return a blank proxy card?

A:
If you sign, date and return your proxy card and do not indicate how you want your shares of First Capital common stock to be voted, then your shares will be voted “FOR” the adoption and approval of the merger agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	If my shares of First Capital common stock are held in a stock brokerage account or by a bank or other nominee (in “street name”), will my broker, bank or other nominee vote my shares for me?

A:
You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your shares of First Capital common stock.  Please follow the voting instructions provided by your broker, bank or nominee.

If you do not provide voting instructions to your broker, bank or nominee, then your shares of First Capital common stock will not be voted by your broker, bank or nominee.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy at any time before a vote is taken at the special meeting by:

●	filing a written notice of revocation with the Secretary of First Capital, at 33 West Main Street, Chillicothe, Ohio 45601;

●	executing and returning another proxy card with a later date; or

●	attending the special meeting and giving notice of revocation in person.

Attendance at the special meeting will not, by itself, revoke your proxy.

4

If you have instructed your broker, bank or nominee to vote your shares of First Capital common stock, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	If I do not favor the adoption and approval of the merger agreement, what are my rights?

A:
If you are a First Capital shareholder as of [RECORD DATE], 2012, record date and you do not vote your shares in favor of the adoption and approval of the merger agreement, you will have the right under Section 1701.85 of the Ohio General Corporation Law to demand the fair cash value for your shares of First Capital common stock.  The right to make this demand is known as “dissenters’ rights.”  To exercise your dissenters’ rights, you must deliver to First Capital a written demand for payment of the fair cash value of your shares before the vote on the merger is taken at the special shareholders’ meeting. The demand for payment must include your address, the number and class of First Capital shares owned by you, and the amount you claim to be the fair cash value of the your First Capital shares.  For additional information regarding dissenters’ rights, see “Dissenters’ Rights” on page 26 of this proxy statement/prospectus and the complete text of the applicable sections of Section 1701.85 of the Ohio General Corporation Law attached to this proxy statement/prospectus as Annex B.

Q:	When is the merger expected to be completed?

A:
We are working to complete the merger as quickly as we can.  We expect to complete the merger late in the fourth quarter of 2012 or in the first quarter of 2013, assuming shareholder approval and all applicable governmental approvals have been received by that date and all other conditions precedent to the merger have been satisfied or waived.

Q:	Should I send in my First Capital stock certificates now?

A.
No.  Please do not send in your First Capital stock certificates with your proxy card.  You will receive an election form in the near future permitting you to indicate whether you want stock, cash or a combination.  Please follow the instructions on the election form and return it to Registrar & Transfer Company, LCNB’s stock transfer agent.  By doing this prior to the special meeting or the merger closing, it will facilitate your receipt of the merger consideration after the closing.  If you do not make an election as to consideration, your shares will be treated as “No Election Shares” which is explained more fully on page 37.  Shortly after the merger is completed, LCNB’s exchange agent, Registrar & Transfer Company, will mail to you transmittal materials that you will need to complete and return with your First Capital stock certificates.  You should not surrender your First Capital stock certificates for exchange until you receive these transmittal materials from the exchange agent.  For additional information, see “The Merger Agreement – Surrender of certificates” beginning on page 36 of this proxy statement/prospectus.

Q:	What do I need to do now?

A:
After carefully reviewing this proxy statement/prospectus, including its annexes, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible.  By submitting your proxy, you authorize the individuals named in the proxy to vote your shares of First Capital common stock at the special meeting of shareholders of First Capital in accordance with your instructions.  Your vote is very important.  Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your shares of First Capital common stock will be voted at the special meeting.

Q:	Who can answer my questions?

A:	If you have questions about the merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact:

Thomas W. Beard
President & Chief Executive Officer
First Capital Bancshares, Inc.
33 West Main Street
Chillicothe, Ohio 45601
Phone: (740) 774-6777

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Summary

This summary highlights selected information from this proxy statement/prospectus.  It does not contain all of the information that may be important to you.  You should read carefully this entire document and its annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote.  Page references are included in this summary to direct you to a more complete description of topics discussed in this proxy statement/prospectus.

LCNB Corp.
2 North Broadway
Lebanon, Ohio 45036
Phone: (513) 932-1414 or (800) 344-2265

LCNB is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 1998. LCNB has one wholly-owned subsidiary – LCNB National Bank.

LCNB National Bank’s main office is located in Warren County, Ohio and 24 branch offices are located in Warren, Butler, Clinton, Clermont, Hamilton, and Montgomery Counties, Ohio. In addition, LCNB National Bank operates 31 automated teller machines in its market area.

LCNB National Bank is a full service community bank offering a wide range of commercial and personal banking services.  Deposit services include checking accounts, NOW accounts, savings accounts, club accounts, money market deposit accounts, Classic 50 accounts (a Senior Citizen program), individual retirement accounts, certificates of deposit and online and mobile banking.  Deposits of LCNB National Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (the “FDIC”).

At September 30, 2012, LCNB had 194 full-time and 64 part-time employees, total assets of $817 million, total loans of $455 million, total deposits of $701 million, and total shareholders’ equity of $82 million.

LCNB common shares are traded on the NASDAQ Capital Market.  LCNB common shares are traded through broker/dealers and in private transactions, and quotations are reported on NASDAQ under the symbol “LCNB.”  LCNB is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the Securities and Exchange Commission.  See “Where You Can Find More Information” beginning on page 50 of this proxy statement/prospectus.

First Capital Bancshares, Inc.
33 West Main Street
Chillicothe, Ohio 45601
Phone: (740) 774-6777

First Capital is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 1997.  First Capital has one wholly-owned subsidiary – The Citizens National Bank of Chillicothe (“Citizens National Bank”).

Citizens National Bank is a national bank originally chartered in 1900.  Citizens National Bank’s main office is located in Chillicothe, Ross County, Ohio and its five branch offices and banking centers are located in Ross and Fayette Counties, Ohio.

Citizens National Bank is a full service community bank offering a wide range of commercial and personal banking services.  Deposit services include a variety of checking accounts, savings accounts and certificates of deposit.  Deposits of Citizens National Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the FDIC.

At September 30, 2012, First Capital had total assets of $152.0 million, total deposits of $135.6 million, total loans of $102.7 million, and total shareholders’ equity of $14.0 million.

First Capital common shares are not traded on an established market.

The merger (page 36)

The merger agreement provides for the merger of First Capital with and into LCNB, with LCNB surviving the merger.  Immediately following the merger, First Capital’s wholly-owned banking subsidiary, Citizens National Bank, will be merged with and into LCNB National Bank.  The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference.  We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

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What First Capital shareholders will receive in the merger (page 36)

Under the terms of the merger agreement, shareholders of First Capital will be entitled to receive after the merger is completed, for each share of First Capital common stock:

●	$30.76 in cash, or

●	2.329 LCNB common shares (subject to an adjustment based upon the average closing price of LCNB common shares for the 25 trading days prior to the effective date of the merger), or

●	a combination of both.

The form of consideration to be received by each First Capital shareholder is subject to reallocation in order to ensure that no more than 50% and no less than 40% of the merger consideration will consist of cash and no more than 60% and no less than 50% of the merger consideration will consist of LCNB common shares.

LCNB will not issue any fractional shares of common shares in connection with the merger.  Instead, each holder of First Capital common shares who would otherwise be entitled to receive a fraction of a share of LCNB common shares (after taking into account all shares of First Capital common shares owned by such holder at the effective time of the merger) will receive cash, without interest, in an amount equal to the fractional share to which such holder would otherwise be entitled multiplied by the closing price of one share of LCNB common stock on the closing date of the merger.

First Capital special meeting of shareholders (page 20)

A special meeting of shareholders of First Capital will be held at _____, local time, on ____________, 2012, at _________________________, for the purpose of considering and voting on the following matters:

●	a proposal to adopt and approve the merger agreement;

●
 a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and

●
 any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting.  The First Capital Board of Directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned shares of First Capital common stock as of the close of business on [RECORD DATE], 2012.  As of [RECORD DATE], 2012, a total of 636,102 shares of First Capital common stock were outstanding and eligible to be voted at the First Capital special meeting.

Required vote (page 20)

The adoption and approval of the merger agreement will require the affirmative vote of the holders of at least [______] shares of First Capital common stock, which is two-thirds of the shares of First Capital common stock outstanding and entitled to vote at the First Capital special meeting.  A quorum, consisting of the holders of [___________] of the outstanding shares of First Capital common stock, must be present in person or by proxy at the First Capital special meeting before any action, other than the adjournment of the special meeting, can be taken.  The affirmative vote of the holders of a majority of the shares of First Capital common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

As of [RECORD DATE], 2012, directors and executive officers of First Capital and their respective affiliates beneficially owned an aggregate of [_______] shares of First Capital common stock, an amount equal to approximately [____]% of the outstanding shares of First Capital common stock.  All of the directors of First Capital, who collectively had the power to vote approximately 26.42% of the outstanding shares of First Capital common stock as of October 9, 2012, entered into a voting agreement with LCNB pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the merger agreement.  As of the date of this proxy statement/prospectus, LCNB and its directors, executive officers and affiliates beneficially owned no shares of First Capital common stock.

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Recommendation to First Capital shareholders (page 22)

The Board of Directors of First Capital unanimously approved the merger agreement.  The Board of Directors of First Capital believes that the merger is fair to and in the best interests of First Capital and its shareholders, and, as a result, the directors unanimously recommend that First Capital shareholders vote “FOR” the adoption and approval of the merger agreement.  In reaching this decision, the Board of Directors of First Capital considered many factors which are described in the section captioned “The Proposed Merger – First Capital’s background and reasons for the merger” beginning on page 22 of this proxy statement/prospectus.

Opinion of First Capital’s financial advisor (page 26)

The First Capital Board of Directors has received the written opinion of its financial advisor, Sterne Agee & Leach, Inc. (“Sterne Agee”), to the effect that, as of the date of the opinion, the merger consideration is fair, from a financial point of view, to the holders of shares of First Capital common stock.  First Capital has agreed to pay advisory fees of $250,000 for its services in connection with the merger.

The full text of the fairness opinion, which outlines the matters considered and qualifications and limitations on the review undertaken by Sterne Agee in rendering its opinion, is attached as Annex C to this proxy statement/prospectus.  We encourage you to read this fairness opinion in its entirety.

Material federal income tax consequences of the merger (page 32)

We intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by LCNB or First Capital as a result of the merger, (ii) First Capital shareholders who receive solely LCNB common shares in exchange for shares of First Capital common shares in the merger will recognize no gain or loss (other than the gain or loss to be recognized as to cash received in lieu of fractional LCNB common shares), and their basis in and holding periods for LCNB common shares received may vary among shares if blocks of First Capital common shares were acquired at different times or for different prices, and (iii) First Capital shareholders who receive solely cash in exchange for shares of First Capital common shares in the merger will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.  First Capital shareholders receiving both LCNB common shares and cash for their First Capital shares generally will recognize gain (but not loss) in an amount equal to the lesser of (i) their gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of the LCNB common shares received over their adjusted cash basis in the First Capital shares surrendered) and (ii) the amount of cash received in the merger.

First Capital shareholders who exercise dissenters’ rights and receive cash for their shares of First Capital common stock generally will recognize gain or loss for federal income tax purposes.

All First Capital shareholders should read carefully the description under the section captioned “The Proposed Merger—Material federal income tax consequences,” and should consult their own tax advisors concerning these matters.

Interests of directors and executive officers of First Capital (page 31)

The directors and some of the executive officers of First Capital have interests in the merger that are different from, or in addition to, the interests of First Capital shareholders generally.  These include:

●	change in control payments pursuant to the Citizens National Bank Executive Employment Agreements;

●	continued indemnification of directors and officers and continued insurance for directors and officers of First Capital for events occurring before the merger

●	the covenant of LCNB to cause John Kochensparger III to be elected or appointed to the boards of directors of LCNB and LCNB National Bank and to be nominated for an additional three-year term; and

●	the appointment of the directors of First Capital to serve on an LCNB Advisory board for a period of at least one year following the merger for a fee of $500 per quarterly meeting.

The First Capital Board of Directors was aware of these interests and considered them in approving the merger agreement.  See “The Proposed Merger – Interests of First Capital directors and executive officers in the merger” beginning on page 31 of this proxy statement/prospectus.

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Dissenters’ rights (page 21)

Under Ohio law, if you do not vote in favor of the adoption and approval of the merger agreement and if you deliver a written demand for payment for the fair cash value of your shares of First Capital common stock prior to the First Capital special meeting, you will be entitled, if and when the merger is completed, to receive the fair cash value of your shares of First Capital common stock.  The right to make this demand is known as “dissenters’ rights.”  Your right to receive the fair cash value of your shares of First Capital common stock, however, is contingent upon your strict compliance with the procedures set forth in Section 1701.85 of the Ohio General Corporation Law.  For additional information regarding your dissenters’ rights, see “Dissenters’ Rights” on page 21 of this proxy statement/prospectus and the complete text of Section 1701.85 of the Ohio General Corporation Law attached to this proxy statement/prospectus as Annex B.

Certain differences in shareholder rights (page 45)

When the merger is completed, some First Capital shareholders will receive LCNB common shares and, therefore, will become LCNB shareholders.  As LCNB shareholders, your rights will be governed by LCNB’s Amended and Restated Articles of Incorporation and Regulations, as well as Ohio law.  See “Comparison of certain rights of LCNB and First Capital shareholders” beginning on page 45 of this proxy statement/prospectus.

Conditions to the merger (page 38)

The completion of the merger depends upon the satisfaction of a number of conditions set forth in the merger agreement, including the adoption and approval of the merger agreement by First Capital shareholders and the receipt of all necessary governmental and regulatory approvals.  LCNB and First Capital have submitted an application to the Office of the Comptroller of the Currency to receive approval of the merger; this application is currently pending.   LCNB and First Capital will submit an application to the Board of Governors of the Federal Reserve System shortly upon obtaining necessary approval of the merger from the Office of the Comptroller of the Currency.

Termination of the merger agreement (page 42)

LCNB and First Capital may mutually agree to terminate the merger agreement and abandon the merger at any time before the merger is effective, whether before or after shareholder approval, if the Board of Directors of each approves such termination by vote of a majority of the members of its entire Board.  In addition, either LCNB or First Capital, acting alone, may terminate the merger agreement and abandon the merger at any time before the merger is effective under the following circumstances:

●	if any of the required regulatory approvals is denied;

●	if the First Capital shareholders do not adopt and approve the merger agreement at the First Capital special meeting;

●
if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be or has not been cured within 30 days of notice of the breach; or

●	if the merger has not been consummated by June 30, 2013, unless the failure to complete the merger by that date is due to the knowing action or inaction of the party seeking to terminate.

Acquisition proposals and termination fee (page 43)

If First Capital or its subsidiary executes a definitive agreement in connection with, or closes, an acquisition proposal (as defined in the merger agreement) with any person or entity other than LCNB and its subsidiaries, First Capital must pay LCNB the sum of $784,000 immediately after the earlier of such execution or closing.  See “The Merger Agreement – Acquisition proposals and termination fee” beginning on page 43 of this proxy statement/prospectus.

9

Risk Factors

The merger and the acquisition of LCNB common shares involve significant risks.  In addition to the other information included in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding whether to vote to adopt and approve the merger agreement.  In addition, please refer to the section captioned “Forward-Looking Statements” beginning on page 14 of this proxy statement/prospectus.

Risks Related to the Merger

The market value of the LCNB common shares you receive in the merger may decrease if there are fluctuations in the market price of the LCNB common shares prior to or following the merger.

Under the terms of the merger agreement, shareholders of First Capital will be entitled to receive after the merger is completed, for each share of First Capital common stock:

●	$30.76 in cash, or

●	2.329 LCNB common shares (subject to an adjustment based upon the average closing price of LCNB common shares for the 25 trading days prior to the effective date of the merger), or

●	a combination of both.

The form of consideration to be received by each First Capital shareholder is subject to reallocation in order to ensure that no more than 50% and no less than 40% of the merger consideration will consist of cash and no more than 60% and no less than 50% of the merger consideration will consist of LCNB common shares.

The share exchange ratio (2.329 LCNB common shares for each share of First Capital common stock owned) was established and agreed to by LCNB and First Capital based upon the average closing price of LCNB’s common shares for 25 trading days preceding the execution of the merger agreement.  The exchange ratio will be adjusted in the event of an increase or decrease in the 25 trading day average closing price of LCNB common shares of 10% or more (less than $11.89 or greater than $14.53) prior to the consummation of the merger.

As of _________, 2012, the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus, the last reported sales price reported on the NASDAQ Capital Market for LCNB common shares was $_____ a share.  The market price of the LCNB common shares may decrease, however, following the date of this proxy statement/prospectus and prior to the closing of the merger.  Moreover, you will not receive your merger consideration until several days after the closing of the merger, during which the market price of the LCNB common shares may decrease.  If there is a decrease in the market price of the LCNB common shares during this period, you will not be able to sell any of the LCNB common shares that you may be entitled to receive in the merger to avoid losses resulting from such decrease in the market price of the LCNB common shares.

You may receive a form of consideration different from the form of consideration you elect.

The consideration you receive in the merger is subject to the requirement that the aggregate cash consideration that will be paid to First Capital shareholders, including cash paid to shareholders who properly exercise dissenters’ rights and cash paid in lieu of the issuance of fractional shares, will be an amount equal to the number of shares to which the holders have elected to receive cash consideration multiplied by $30.76 per share, subject to certain adjustments.  Under the terms of the merger agreement, shareholders of First Capital will be entitled to receive after the merger is completed, for each share of First Capital common stock: (i) $30.76  in cash, (ii) 2.329 LCNB common shares (subject to an adjustment based upon the average closing price of LCNB common shares for the 25 trading days prior to the effective date of the merger), or (iii) a combination of both.  The form of consideration to be received by each First Capital shareholder is subject to reallocation in order to ensure that no more than 50% and no less than 40% of the merger consideration will consist of cash and no more than 60% and no less than 50% of the merger consideration will consist of LCNB common shares.  The merger agreement contains proration and allocation methods to achieve this result.  If you elect to receive all cash and the available cash is oversubscribed, then you may receive a portion of the merger consideration in the form of LCNB common shares.  If you elect to receive all LCNB common shares and the available stock is oversubscribed, then you may receive a portion of the merger consideration in cash.  If you elect a combination of cash and LCNB common shares, you may not receive the specific combination you request.

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LCNB could experience difficulties in managing its growth and effectively integrating the operations of First Capital and Citizens National Bank.

The earnings, financial condition and prospects of LCNB after the merger will depend in part on LCNB’s ability to integrate successfully the operations of First Capital and Citizens National Bank and to continue to implement its own business plan.  LCNB may not be able to achieve fully the strategic objectives and projected operating efficiencies in the merger.  The costs or difficulties relating to the integration of First Capital and Citizens National Bank with the LCNB organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected.  Inherent uncertainties exist in integrating the operations of any acquired entity, and LCNB may encounter difficulties, including, without limitation, loss of key employees and customers, the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies.  These factors could contribute to LCNB not fully achieving the expected benefits from the merger.

The merger agreement limits First Capital’s ability to pursue alternatives to the merger with LCNB, may discourage other acquirers from offering a higher valued transaction to First Capital and may, therefore, result in less value for the First Capital shareholders.

The merger agreement contains a provision that, subject to certain limited exceptions, prohibits First Capital from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire First Capital or any of its subsidiaries.  In addition, if First Capital executes a definitive agreement in respect of, or closes, an acquisition transaction with a third party, the merger agreement provides that First Capital must pay a $784,000 termination fee to LCNB.  These provisions of the merger agreement could discourage a potential competing acquirer that might have an interest in acquiring First Capital, even if it were prepared to pay a higher per share price than proposed in the merger agreement.

The fairness opinion obtained by First Capital from its financial advisor will not reflect changes in circumstances prior to the merger.

Sterne Agee, the financial advisor to First Capital, delivered a written fairness opinion to the Board of Directors of First Capital dated October 9, 2012.  The fairness opinion states that, as of the date of the opinion, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of shares of First Capital common stock.  However, the fairness opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of LCNB or First Capital, changes in general market and economic conditions, or other changes.  Any such changes may alter the relative value of LCNB and First Capital.

The merger may not result in increased liquidity for First Capital shareholders with respect to the portion of their shares of First Capital common stock to be exchanged for LCNB common shares because a limited trading market exists for LCNB’s common shares.

Although the common shares of LCNB are quoted on the NASDAQ Capital Market, trading in LCNB common shares is not active, and the spread between the bid and the asked price is often wide. As a result, you may not be able to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. The price at which you may be able to sell your common shares may be significantly lower than the price at which you could buy LCNB common shares at that time.

Certain of First Capital’s officers and directors have interests that are different from, or in addition to, interests of First Capital’s stockholders generally.

The directors and officers of First Capital have interests in the merger that are different from, or in addition to, the interests of First Capital stockholders generally. These include: agreements that certain officers of Citizens National Bank had in place in the event a change of control occurred; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of First Capital for events occurring before the merger; appointment to an Advisory Board that will be comprised of all members of the First Capital Board of Directors who are also directors of Citizens National Bank; and the appointment of John Kochensparger III to be elected or appointed to the boards of directors of LCNB and LCNB National Bank to serve on such boards for an initial term to expire on the date of the LCNB annual shareholder meeting in 2015.

Failure to complete the merger could negatively impact the value of First Capital’s stock and future businesses and financial results of LCNB and First Capital

 If the merger is not completed, the ongoing businesses of LCNB and First Capital may be adversely affected and LCNB and First Capital will be subject to several risks, including the following:

11

●	LCNB and First Capital will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

●
under the merger agreement, First Capital is subject to certain restrictions on the conduct of its business before completing the merger, which may adversely affect its ability to execute certain of its business strategies; and

●
matters relating to the merger may require substantial commitments of time and resources by LCNB and First Capital management, which could otherwise have been devoted to other opportunities that may have been beneficial to LCNB and First Capital as independent companies, as the case may be.

In addition, if the merger is not completed, First Capital may experience negative reactions from its customers and employees.  First Capital also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against LCNB and First Capital to perform their respective obligations under the agreement of merger.

First Capital shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

First Capital shareholders currently have the right to vote in the election of the First Capital board of directors and on various other matters affecting First Capital. Upon the completion of the merger, many of the First Capital shareholders will become shareholders of LCNB with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of First Capital.

Risks Related to LCNB’s Business

Like all financial companies, LCNB’s business and results of operations are subject to a number of risks, many of which are outside of our control. In addition to the other information in this report, readers should carefully consider that the following important factors, among others, could materially impact our business and future results of operations.

Changes in interest rates could adversely affect our financial condition and results of operations.

Our results of operations depend substantially on our net interest income, which is the difference between (i) the interest earned on loans, securities and other interest-earning assets and (ii) the interest paid on deposits and borrowings. These rates are highly sensitive to many factors beyond our control, including general economic conditions, inflation, recession, unemployment, money supply and the policies of various governmental and regulatory authorities. If the interest we pay on deposits and other borrowings increases at a faster rate than the interest we receive on loans and other investments, our net interest income and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest we receive on loans and other investments falls more quickly than the interest we pay on deposits and borrowings. While we have taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that these measures will be effective in avoiding undue interest rate risk.

Increases in interest rates also can affect the value of loans and other assets, including our ability to realize gains on the sale of assets. We originate loans for sale and for our portfolio. Increasing interest rates may reduce the origination of loans for sale and consequently the fee income we earn on such sales. Further, increasing interest rates may adversely affect the ability of borrowers to pay the principal or interest on loans and leases, resulting in an increase in non-performing assets and a reduction of income recognized.

Changes in national and local economic and political conditions could adversely affect our earnings, as our borrowers’ ability to repay loans and the value of the collateral securing our loans decline and as loans and deposits decline.

There are inherent risks associated with our lending activities, including credit risk, which is the risk that borrowers may not repay outstanding loans or the value of the collateral securing loans will decrease. Conditions such as inflation, recession, unemployment, changes in interest rates and money supply and other factors beyond our control may adversely affect the ability of our borrowers to repay their loans and the value of collateral securing the loans, which could adversely affect our earnings.  Because we have a significant amount of real estate loans, a decline in the value of real estate could have a material adverse affect on us. As of September 30, 2012, 60% of our loan portfolio consisted of commercial and industrial, commercial real estate, real estate construction, installment and agricultural loans, all of which are generally viewed as having more risk of default than residential real estate loans and all of which, with the exception of installment loans, are typically larger than residential real estate loans.  Residential real estate loans held in the portfolio are typically originated using conservative underwriting standards that does not include sub-prime lending.  We attempt to manage credit risk through a program of underwriting standards, the review of certain credit decisions and an on-going process of assessment of the quality of the credit already extended. Economic and political changes could also adversely affect our deposits and loan demand, which could adversely affect our earnings and financial condition.  Since substantially all of our loans are to individuals and businesses in Ohio, any decline in the economy of this market area could have a materially adverse effect on our credit risk and on our deposit and loan levels.

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Recent developments in the residential mortgage and related markets and the economy may adversely affect our business.

Recently, the residential mortgage market in the United States, including Ohio, has been negatively impacted by several economic factors. Included among those factors are decreasing housing values and increased credit standards for borrowers.  As a result, across Ohio and the United States, delinquencies, foreclosures and losses with respect to residential construction and mortgage loans have increased and may continue to increase.  Additionally, the lower housing prices and appraisal values may result in additional delinquencies and loan losses.  While the residential real estate loans held in our portfolio are typically originated using conservative underwriting standards and do not include sub-prime loans, we do originate and hold fixed- and adjustable-rate loans and residential construction loans.  If the residential loan market continues to deteriorate, especially in Ohio and our local markets, our financial condition and results of operation could be adversely affected.

Difficult conditions in the financial markets may adversely affect our business and results of operations.

Our financial performance depends on the quality of loans in our portfolio. That quality may be adversely affected by several factors, including underwriting procedures, collateral quality or geographic or industry conditions.  Market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies and defaults, reduced consumer confidence, increased market volatility and widespread reduction of business activity. In addition, our credit risk may be increased when our collateral cannot be sold or is sold at prices not sufficient to recover the full amount of the loan balance. Deterioration in our ability to collect our loans receivable may adversely affect our profitability and financial condition.

We operate in an extremely competitive market, and our business will suffer if we are unable to compete effectively.

In our market area, we encounter significant competition from other banks, savings and loan associations, credit unions, mortgage banking firms, securities brokerage firms, asset management firms and insurance companies. The increasingly competitive environment is a result primarily of changes in regulation and the accelerating pace of consolidation among financial service providers. LCNB is smaller than many of our competitors. Many of our competitors have substantially greater resources and lending limits than we do and may offer services that we do not or cannot provide.

Legislative or regulatory changes or actions could adversely impact the financial services industry.

The financial services industry is extensively regulated. Banking laws and regulations are primarily intended for the protection of consumers, depositors and the deposit insurance fund, not to benefit our shareholders. Changes to laws and regulations or other actions by regulatory agencies may negatively impact us, possibly limiting the services we provide, increasing the ability of non-banks to compete with us or requiring us to change the way we operate. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on the operation of an institution and the ability to determine the adequacy of an institution’s allowance for loan losses. Failure to comply with applicable laws, regulations and policies could result in sanctions being imposed by the regulatory agencies, including the imposition of civil money penalties, which could have a material adverse effect on our operations and financial condition.

Our ability to pay cash dividends is limited.

We are dependent primarily upon the earnings of our operating subsidiary for funds to pay dividends on our common shares. The payment of dividends by us and our subsidiary is subject to certain regulatory restrictions. As a result, any payment of dividends in the future will be dependent, in large part, on our ability to satisfy these regulatory restrictions and our subsidiary’s earnings, capital requirements, financial condition and other factors. Although our financial earnings and financial condition have allowed us to declare and pay periodic cash dividends to our shareholders, there can be no assurance that our dividend policy or size of dividend distribution will continue in the future.

The preparation of financial statements requires management to make estimates about matters that are inherently uncertain.

Management’s accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods in order to ensure that they comply with generally accepted accounting principles and reflect management’s judgment as to the most appropriate manner in which to record and report our financial condition and results of operations. One of the most critical estimates is the level of the allowance of loan losses. Due to the inherent nature of these estimates, we cannot provide absolute assurance that we will not significantly increase the allowance for loan losses or sustain loan losses that are significantly higher than the provided allowance.

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Trading in our common shares is very limited, which may adversely affect the time and the price at which you can sell your LCNB common shares.

Although the common shares of LCNB are quoted on the NASDAQ Capital Market, trading in LCNB common shares is not active, and the spread between the bid and the asked price is often wide. As a result, you may not be able to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. The price at which you may be able to sell your common shares may be significantly lower than the price at which you could buy LCNB common shares at that time.

Our organizational documents and the large percentage of shares controlled by management and family members of management may have the effect of discouraging a third party from acquiring us.

Our Amended and Restated Articles of Incorporation and Regulations contain provisions that make it more difficult for a third party to gain control or acquire us without the consent of the board of directors. These provisions could also discourage proxy contests and may make it more difficult for dissident shareholders to elect representatives as directors and take other corporate actions. Moreover, as of [RECORD DATE], 2012, directors and executive officers controlled the vote of [____]% of the outstanding common shares of LCNB in addition to the [_____]% of the outstanding shares with respect to which LCNB National Bank controls the vote as trustee and an additional [_____]% owned by relatives of directors. The provisions in our Amended and Restated Articles and Regulations and the percentage of voting control by LCNB affiliates and relatives could have the effect of delaying or preventing a transaction or a change in control that a shareholder might deem to be in the best interests of that shareholder.

Forward-Looking Statements

Certain statements contained in this proxy statement/prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements specifically identified as forward-looking statements within this proxy statement/prospectus.  Examples of forward-looking statements include:  (a) projections of income or expense, earnings per share, the payment or non-payment of dividends, capital structure and other financial items; (b) statements of plans and objectives of each of LCNB and First Capital, or their respective directors and officers, including those relating to products or services; (c) statements of future economic results; and (d) statements of assumptions underlying the foregoing statements.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information as long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying the important factors that could cause actual results to differ materially from those discussed in the forward-looking statements.  We desire to take advantage of the “safe harbor” provisions of that Act.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties.  Actual results could differ materially from those contained or implied by such forward-looking statements because of various factors and possible events, including those factors specifically identified as “Risk Factors” in this proxy statement/prospectus beginning on page 12.

Forward-looking statements speak only as of the date on which they are made, and, except as may be required by law, neither LCNB nor First Capital undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.  All subsequent written and oral forward-looking statements attributable to LCNB or First Capital or any person acting on behalf of either of them are qualified in their entirety by the cautionary statements set forth in this proxy statement/prospectus.

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Selected Historical Consolidated Financial Data of LCNB Corp.

The tables below contain information regarding the financial condition and earnings of LCNB Corp. for the five years ended December 31, 2011, and the nine months ended September 30, 2011 and 2012.  This information is based on information contained in LCNB’s quarterly reports on Form 10-Q and annual reports on Form 10-K filed with the Securities and Exchange Commission.

	At or for the Years Ended December 31,					At or for the Nine Months Ended September 30,
	2011	2010	2009	2008	2007	2012	2011
	(Dollars in thousands, except ratios and per share data)
Income Statement:
Interest income	$32,093	34,031	34,898	34,398	32,041	22,706	24,205
Interest expense	6,387	8,334	10,060	13,421	13,838	3,784	4,976
Net interest income	25,706	25,697	24,838	20,977	18,203	18,922	19,229
Provision for loan losses	2,089	1,680	1,400	620	266	742	1,476
Net interest income after provision for loan losses	23,617	24,017	23,438	20,357	17,937	18,180	17,753
Non-interest income	7,764	8,887	7,180	6,759	6,614	6,296	5,783
Non-interest expenses	21,849	21,277	20,686	18,555	16,991	16,342	16,528
Income before income taxes	9,532	11,627	9,932	8,561	7,560	8,134	7,008
Provision for income taxes	2,210	2,494	2,245	2,134	1,823	2,023	1,640
Net income from continuing operations	7,322	9,133	7,687	6,427	5,737	6,111	5,368
Income from discontinued operations, net of tax	793	240	79	176	217	-	793
Net income	8,115	9,373	7,766	6,603	5,954	6,111	6,161
Preferred stock dividends and discount accretion	-	-	1,108	-	-	--	-
Net income available to common shareholders	$8,115	9,373	6,658	6,603	5,954	6,111	6,161

Dividends per common share (1)	$0.64	0.64	0.64	0.64	0.62	0.48	0.48
Basic earnings per common share (1):
Continuing operations	1.09	1.37	0.99	0.96	0.90	0.91	0.80
Discontinued operations	0.12	0.03	0.01	0.03	0.04	-	0.12
Diluted earnings per common share (1):
Continuing operations	1.08	1.36	0.98	0.96	0.90	0.90	0.80
Discontinued operations	0.12	0.03	0.01	0.03	0.04	-	0.12

Balance Sheet:
Securities	$267,771	251,053	217,639	139,272	90,154	281,280	282,182
Loans, net	458,331	452,350	457,418	451,343	444,419	454,541	446,295
Total assets	791,570	760,134	734,409	649,731	604,058	817,192	808,559
Total deposits	663,562	638,539	624,179	577,622	535,929	701,080	689,697
Short-term borrowings	21,596	21,691	14,265	2,206	1,459	12,076	12,386
Long-term debt	21,373	23,120	24,960	5,000	5,000	14,049	21,718
Total shareholders' equity	77,960	70,707	65,615	58,116	56,528	82,131	77,460

Selected Financial Ratios and Other Data:
Return on average assets	1.02%	1.22%	1.07%	1.03%	1.08%	1.01%	1.04%
Return on average equity	10.89%	13.36%	10.43%	11.35%	11.41%	10.17%	11.22%
Equity-to-assets ratio	9.85%	9.30%	8.93%	8.94%	9.36%	10.05%	9.58%
Dividend payout ratio	52.89%	45.71%	64.39%	64.65%	65.96%	52.75%	52.17%
Net interest margin, fully taxable equivalent	3.70%	3.89%	3.96%	3.74%	3.77%	3.55%	3.73%

(1)	All per share data in 2007 has been adjusted to reflect a 100% stock dividend accounted for as stock split.

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Selected Historical Financial Data of First Capital Bancshares, Inc.

The following tables set forth selected consolidated historical financial and other data of First Capital Bancshares, Inc. and its subsidiary for the periods and at the dates indicated.  The information at and for the years ended December 31, 2011 is derived in part from audited consolidated financial statements that do not appear in this document.   The information at September 30, 2012 and for the nine months ended September 30, 2012 and 2011, is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.  The results of operations for the nine months ended September 30, 2012, are not necessarily indicative of the results to be achieved for all of 2012.

	At September 30,	At December 31,
	2012	2011	2010
Selected Financial Condition Data:	(In thousands)
Total assets	$152,107	$148,235	$143,787
Cash and cash equivalents	18,934	11,679	13,040
Investment securities, available for sale	21,491	21,834	18,803
Loans	102,670	105,948	101,822
Allowance for loan losses	(1,311)	(1,142)	(1,087)
Other real estate owned	87	882	1,549
Bank owned life insurance	3,692	3,569	3,444
Goodwill and other intangibles	1,216	1,233	1,256
Deposits	135,651	132,047	128,054
Borrowed funds	1,815	1,865	1,930
Total shareholders’ equity	14,021	13,653	12,973

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010
	(In thousands)
Selected Operating Data:
Interest income	$4,853	$5,130	$6,859	$6,998
Interest expense	640	836	1,089	1,434
Net interest income	4,213	4,294	5,770	5,564
Provision for loan losses	270	375	450	450
Net interest income after provision for loan losses	3,943	3,919	5,320	5,114
Other income	532	598	756	807
Other expenses	3,715	3,628	4,884	4,855
Income before federal income tax expense	760	889	1,192	1,066
Income tax expense	199	234	316	259
Net income	$561	$655	$876	$807
Net income per common share (basic and diluted)	$0.88	$1.03	$1.38	$1.27

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	At or For the Nine Months Ended September 30, (6)		At or For the Years Ended December 31,
	2012	2011	2011	2010
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.50%	0.60%	0.60%	0.57%
Return on equity (ratio of net income to average equity)	5.41	6.60	6.58	6.31
Interest rate spread (1)	3.98	4.24	4.24	4.15
Net interest margin (2)	4.13	4.42	4.42	4.37
Dividend payout ratio (3)	34.0	29.1	47.2	47.3
Efficiency ratio (4)	77.9	73.8	74.5	75.8
Non-interest expense to average total assets	3.30	3.34	3.34	3.40
Average interest-earning assets to average interest-bearing liabilities	124.9	121.2	122.3	119.5
Average equity to average total assets	9.2	9.1	9.1	9.0
Asset Quality Ratios:
Non-performing assets to total assets	1.09	1.77	2.02	2.57
Non-performing loans to total loans	1.53	1.63	1.95	2.11
Allowance for loan losses to total loans held-for-investment	1.28	1.03	1.08	1.07
Capital Ratios:
Total capital (to risk-weighted assets) (5)	15.8	15.0	14.6	14.8
Tier I capital (to risk-weighted assets) (5)	14.6	13.9	13.5	13.7
Tier I capital (to adjusted assets) (5)	9.3	9.5	9.3	9.3
Other Data:
Number of full service offices	6	6	6	6
Full time equivalent employees	47	47	47	46

(1)	The interest rate spread represents the difference between the weighted-average yield on interest earning assets and the weighted-average costs of interest-bearing liabilities.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	Dividend payout ratio is calculated as total dividends declared for the year divided by net income for the year.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Capital ratios are presented for Citizens National Bank only.
(6)	Ratios are annualized, where appropriate.

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Comparative Per Share Data

The following table sets forth for LCNB and First Capital certain historical, pro forma and pro forma-equivalent per share financial information.  The information is derived from and should be read together with the historical consolidated financial statements of LCNB that are incorporated by reference in this proxy statement/prospectus.  While helpful in illustrating the financial characteristics of the combined company under one set of assumptions, the pro forma data does not reflect certain anticipated costs and benefits of the merger and, accordingly, does not attempt to predict or suggest future results.  It also does not necessarily reflect what the historical results of the combined company would have been had the merger been consummated at the beginning of the periods presented.  The pro forma data gives effect to the merger and is based on numerous assumptions and estimates.   The pro forma combined per share data and First Capital equivalent pro forma per share data are prepared assuming a maximum of 888,888 common shares will be issued in the merger.  See “The Merger Agreement – Conversion of First Capital common shares” on page 36.

	At or for the Year Ended December 31, 2011	At or for the Nine Months Ended September 30, 2012
Earnings per share: Basic
LCNB total historical	$1.21	$0.91
First Capital historical	1.38	0.88
Pro forma total combined	1.17	0.87
Equivalent pro forma for one share of First Capital common stock	2.72	2.02

Earnings per share: Diluted
LCNB total historical	1.20	0.90
First Capital historical	1.38	0.88
Pro forma combined	1.16	0.86
Equivalent pro forma for one share of First Capital common stock	2.70	2.00

Cash dividends declared per share
LCNB historical	0.64	0.48
First Capital historical	0.65	0.30
Pro forma combined	0.64	0.48
Equivalent pro forma for one share of First Capital common stock	1.49	1.12

Book value per share:
LCNB historical	11.63	12.20
First Capital historical	21.46	22.04
Pro forma combined	11.78	12.25
Equivalent pro forma for one share of First Capital common stock	27.44	28.54

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Market Price and Dividend Information

LCNB common shares are traded on the NASDAQ Capital Market under the symbol “LCNB”.  The shares of First Capital common stock are not traded on an established market.  Shares of First Capital common stock are traded through broker/dealers and in private transactions.

The information presented in the following table reflects the last reported sale price on the NASDAQ Capital Market for LCNB common shares as of October 9, 2012, the last trading day preceding our public announcement of the merger, and on __________, 2012, the last practicable day for which information was available prior to the date of this proxy statement/prospectus.  The table also presents the equivalent price per share of First Capital, giving effect to the merger as of such dates.  The “First Capital Bancshares, Inc. Equivalent Per Share Price” is determined by multiplying the exchange ratio of 2.329 by the closing sale price of LCNB common shares on the dates indicated.  No assurance can be given as to what the market price of LCNB common shares will be if and when the merger is consummated.

	LCNB Common Shares		First Capital Bancshares, Inc. Equivalent Per Share Price

October 9, 2012		$13.40		$31.21
__________, 2012	$		$	[___]

The following table lists the high and low prices per share for LCNB common shares and First Capital common shares and the cash dividends declared by each company for the periods indicated.

	LCNB Common Shares			First Capital Common Shares
	High	Low	Dividends	High	Low	Dividends
Quarter Ended
October 1, 2012 to November ___, 2012
September 30, 2012	$13.75	$12.84	$0.16	$13.90	$13.90	--
June 30, 2012	$14.49	$12.80	$0.16	$20.00	$20.00	$0.30
March 31, 2012	$13.44	$12.34	$0.16	$15.00	$13.75	--

December 31, 2011	$13.70	$12.22	$0.16	No Trade	No Trade	$0.35
September 30, 2011	$14.22	$11.85	$0.16	$13.50	$13.50	--
June 30, 2011	$13.00	$11.70	$0.16	No Trade	No Trade	$0.30
March 31, 2011	$12.25	$11.56	$0.16	No Trade	No Trade	--

December 31, 2010	$12.35	$11.20	$0.16	No Trade	No Trade	$0.35
September 30, 2010	$12.50	$11.25	$0.16	$14.50	$14.00	--
June 30, 2010	$13.00	$10.34	$0.16	$14.50	$14.00	$0.25
March 31, 2010	$12.50	$10.50	$0.16	No Trade	No Trade	--

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The Special Meeting of Shareholders of First Capital

Purpose, time and place of the special meeting

This proxy statement/prospectus is being provided to First Capital shareholders in connection with the solicitation of proxies by the First Capital Board of Directors for use at the special meeting of shareholders to be held at ________, local time, on ____________, 2012, at ______________________, including any adjournments of the special meeting.  At the special meeting, the shareholders of First Capital will be asked to consider and vote upon the following matters:

●	a proposal to adopt and approve the merger agreement;

●
a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and

●
any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting.  The Board of Directors of First Capital is unaware of any other business to be transacted at the special meeting.

The Board of Directors of First Capital believes that the merger with LCNB is in the best interests of First Capital shareholders and recommends that you vote (1) “FOR” the adoption and approval of the merger agreement and (2) “FOR” the proposal to adjourn the special meeting of First Capital shareholders, if necessary, to solicit additional proxies.

Record date; shares of First Capital common stock outstanding and entitled to vote

The Board of Directors of First Capital has fixed the close of business on [RECORD DATE], 2012, as the record date for determining the First Capital shareholders who are entitled to notice of and to vote at the First Capital special meeting of shareholders.  Only holders of shares of First Capital common stock at the close of business on the record date will be entitled to notice of and to vote at the First Capital special meeting.

As of the close of business on [RECORD DATE], 2012, there were 636,102 shares of First Capital common stock outstanding and entitled to vote at the special meeting.  The shares of First Capital common stock were held of record by approximately [____] shareholders.  Each share of First Capital common stock entitles the holder to one vote on all matters properly presented at the special meeting.

Votes required; quorum

Under Ohio law and First Capital’s Articles of Incorporation, the adoption and approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of First Capital common stock outstanding and entitled to vote at the special meeting.  Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of the First Capital common shares represented, in person or by proxy, at the special meeting.

As of [RECORD DATE], 2012, directors and executive officers of First Capital and their respective affiliates beneficially owned an aggregate of [________] shares of First Capital common stock, an amount equal to approximately [____]% of the outstanding shares of First Capital common stock.  All of the directors of First Capital, who collectively had the power to vote approximately 26.42% of the outstanding shares of First Capital common stock as of October 9, 2012, entered into a voting agreement with LCNB pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the merger agreement.  As of the date of this proxy statement/prospectus, LCNB and its directors, executive officers and affiliates beneficially owned no shares of First Capital common stock.

Brokers who hold shares of First Capital common stock in “street name” for the beneficial owners cannot vote these shares of First Capital common stock on the adoption and approval of the merger agreement without specific instructions from the beneficial owners.  Because the adoption and approval of the merger agreement requires the affirmative vote the holders of  at least two-thirds of the shares of First Capital common stock outstanding and entitled to vote at the First Capital special meeting, if you fail to vote or if you mark “ABSTAIN” on your proxy card, or if your shares of First Capital common stock are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement.

A quorum, consisting of the holders of a majority of the outstanding shares of First Capital common stock, must be present in person or by proxy at the First Capital special meeting before any action, other than the adjournment of the special meeting, can be taken.  A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

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The First Capital Board of Directors does not expect any matter other than the adoption and approval of the merger agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the First Capital special meeting.  If any other matters are properly brought before the special meeting for consideration, shares of First Capital common stock represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and revocation of proxies

A proxy card accompanies each copy of this proxy statement/prospectus mailed to First Capital shareholders.  Your proxy is being solicited by the Board of Directors of First Capital.  Whether or not you attend the special meeting, the First Capital Board of Directors urges you to return your properly executed proxy card as soon as possible.   If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the shares of First Capital common stock represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting.  The First Capital common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the merger agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

●	filing a written notice of revocation with the Secretary of First Capital, at 33 West Main Street, Chillicothe, Ohio 45601;

●	executing and returning another proxy card with a later date; or

●	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your shares of First Capital common stock in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares of common stock) with instructions on how to vote your shares of common stock.  Your broker, bank or other nominee will provide you with a proxy card and voting instructions.  If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

First Capital will bear its own cost of solicitation of proxies on behalf of the First Capital Board of Directors.  Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of First Capital, none of whom will receive additional compensation for their solicitation activities.  First Capital will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of First Capital common shares not beneficially owned by them, for forwarding this proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of shares of First Capital common stock entitled to vote at the special meeting.

Dissenters’ Rights

Rights of dissenting First Capital shareholders

Shareholders of First Capital are entitled to certain dissenters’ rights pursuant to Sections 1701.78, 1701.84(A) and 1701.85 of the Ohio General Corporation Law.  Section 1701.85 generally provides that shareholders of First Capital will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights.  Specifically, any First Capital shareholder who is a record holder of First Capital common shares on the [RECORD DATE], 2012, record date for the First Capital special meeting and whose shares are not voted in favor of the adoption of the merger agreement may be entitled to be paid the “fair cash value” of such First Capital common shares after the effective time of the merger.  To be entitled to such payment, a shareholder must deliver to First Capital a written demand for payment of the fair cash value of the shares held by such shareholder, before the vote on the merger proposal is taken, and the shareholder must otherwise comply with Section 1701.85.  Any written demand must specify the shareholder’s name and address, the number and class of shares held by him or her on the First Capital record date, and the amount claimed as the “fair cash value” of such First Capital common shares.  See the text of Section 1701.85 of the Ohio General Corporation Law attached as Annex B to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

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If First Capital so requests, dissenting shareholders must submit their share certificates to First Capital within fifteen days of such request, for endorsement on such certificates by First Capital that demand for appraisal has been made.  Failure to comply with such request will terminate the dissenting shareholders’ rights.  Such certificates will be promptly returned to the dissenting shareholders by First Capital.  If First Capital and any dissenting shareholder cannot agree upon the “fair cash value” of the First Capital common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Warren County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s First Capital common shares.  The fair cash value of a First Capital common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the special meeting.  The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value”, and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If a First Capital shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s First Capital common shares will be suspended until First Capital purchases the shares, or the right to receive the fair cash value is otherwise terminated.  Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights pursuant to Section 1701.85 of the Ohio General Corporation Law may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this proxy statement/prospectus.

The Proposed Merger

The proposed merger

The merger agreement provides for the merger of First Capital with and into LCNB, with LCNB surviving the merger.  Immediately following the merger, and upon the receipt of the required regulatory approvals, Citizens National Bank will be merged with and into LCNB National Bank.

The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference.  You are encouraged to read the merger agreement carefully, as it is the legal document that governs the merger.

First Capital’s background and reasons for the merger

Background of the Merger

The First Capital board of directors periodically reviews and discusses with management the business, strategic direction, performance and prospects of First Capital in the context of the then-current and prospective business and regulatory environment, and Citizens National Bank’s size and resources relative to its competitors.  In recent periods, First Capital remained profitable and maintained strong asset quality when many financial institutions have incurred operating losses and struggled to maintain asset quality.  However, the board of directors has noted the difficulty in profitably growing and operating a financial institution under current economic conditions.  At the same time, like most small financial institutions, First Capital has experienced increasing costs for technology and regulatory compliance.  Finally, First Capital’s ability to deliver additional value to its shareholders has been limited by the relative illiquidity of its stock and the poor performance of the overall bank stock market.

Management of First Capital has from time to time communicated informally with representatives of other financial institutions (including representatives of LCNB) and investment banking firms regarding industry trends and issues.  In a number of these communications, discussions were held as to whether First Capital could more effectively enhance shareholder value and address operational and regulatory challenges through a business combination with a larger institution.

In May 2012, the board of directors reviewed First Capital’s business plan and discussed its strategic options.  The board of directors discussed the expense and revenue challenges of operating a community financial institution and enhancing stockholder value in today’s environment.  Among the factors considered were the current low interest rates and flat yield curve, slow economy, high level of competition, increasing compliance burden, increasing technology expense and potential for additional burdensome regulation.  After extensive discussion, the board of directors concluded that it was in the best interests of stockholders to consider whether it would be prudent to find a potential strategic partner for First Capital.  To this end, the board of directors requested that Sterne Agee make a presentation to the board of directors regarding the current mergers and acquisitions environment.

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At a board meeting held on June 18, 2012, representatives of Sterne Agee discussed the mergers and acquisitions climate, First Capital’s potential value in a transaction and the techniques First Capital could use to achieve the best transaction for stockholders.  Following the presentation, the board of directors again reviewed the company’s business plan and its operating challenges and, after extensive discussion, concluded that it appeared to be in the best interests of stockholders to seek a combination with a larger institution.  At this meeting, the board of directors appointed a committee, consisting of Chairman Kochensparger, President, Chief Executive Officer and Director Thomas W. Beard and Director C. Patrick McAllister, to oversee the potential combination of First Capital.

At a special board meeting held June 20, 2012, the board of directors met with counsel experienced in merger and acquisition transactions.  The meeting began with an in depth review of the directors’ fiduciary duties including their duties to stockholders.  The board of directors then discussed how a merger transaction might take place and what procedures could be put in place to protect stockholder interests.  Finally, the board of directors discussed various issues which could arise in connection with a merger transaction.  At a board meeting held June 25, 2012, the board of directors reviewed all of the issues and then approved the engagement of Sterne Agee for financial advisory services.

Over the next month, management and Sterne Agee, with the assistance of counsel, prepared a confidential information memorandum that would be provided to potential merger partners.  Following detailed discussions with the board of directors regarding which parties would have the most interest and ability to merge with First Capital on attractive terms, Sterne Agee contacted 20 parties, without disclosing the identity of First Capital, to determine their potential interest in engaging in a merger transaction with First Capital  Of these 20 parties, 11 expressed interest in executing a confidentiality agreement in order to obtain additional information, including the identity of First Capital, and 10 parties actually executed such an agreement.  Five parties, including LCNB Corp., subsequently submitted initial indications of interest with respect to engaging in a merger transaction with First Capital.

Sterne Agee reviewed the initial indications of interest with the board of directors on August 6, 2012.  Sterne Agee reviewed the financial and non-financial aspects of each bid, including historical financial information regarding each potential merger partner and pro forma financial analysis of the financial impact of a merger on each potential merger partner.  Of the five indications of interest, four specified a range of prices per share at which the bidding party would be interested in acquiring First Capital.  The initial bids of the five parties ranged from a low bid of $24.48 per share to a high bid of $29.70 per share.  Sterne Agee recommended that each party be offered one more opportunity to revise and clarify their bids prior to due diligence.  The board of directors discussed the fact that multiple bids had ranges with close or overlapping valuations, and instructed Sterne Agee to contact each of the bidders to request that they submit an updated indication of interest.

Sterne Agee reviewed the updated indications of interest with the board of directors on August 10, 2012.  Four of the five bidders had submitted updated proposals, while one company declined to submit a revised bid.  All four revised letters (including a revised letter from LCNB) indicated either an increase in the proposed purchase price when compared to the initial bid, or a willingness to focus on the higher end of the initial bid range.  In order to encourage price competition while minimizing the likelihood of disruption and/or a leak of confidential information, the board of directors determined to invite two parties to conduct due diligence and present final indications of interest for board review.  The board of directors selected LCNB and one other party (“Company B”), based upon their offering the two highest prices and the board’s analysis of their financial position and common stock.  The board of directors also instructed Sterne Agee to request that each such final party make an in-person presentation to the board of directors regarding why such party’s offer was in the best interest of First Capital’s shareholders.

LCNB and Company B conducted due diligence on First Capital during August 2012, and representatives of each party made a presentation to the First Capital board of directors during this time period.  At a board of directors meeting held on September 7, 2012, the board of directors reviewed final indications of interest from LCNB and Company B.  LCNB offered the highest price per share for First Capital common stock ($30.76 per share compared to $29.70 for Company B).  After extensive review and discussion with Sterne Agee, based on the specified prices per share as well as the pro forma financial effects of a merger on the two parties and their common stock, the board of directors selected LCNB as the party with which First Capital would negotiate going forward.  The board of directors also instructed Sterne Agee to seek protection for the pricing of the transaction as well as a cash-stock election that could provide for more than 50% stock if shareholders of First Capital so elect.

In September 2012, legal counsel to LCNB provided an initial draft of the agreement of merger.  During September 2012, management of First Capital conducted “reverse” due diligence on LCNB.  The committee of the board of directors discussed the merger agreement negotiations in detail with legal counsel and Sterne Agee over the next few weeks and, at a meeting of the board of directors on October 1, 2012, legal counsel and Sterne Agee reviewed with the board of directors the negotiations to date and management presented the results of its due diligence review of LCNB.

On October 5, 2012, the board of directors of First Capital held a meeting, during which management, Sterne Agee and legal counsel reviewed in detail with the board of directors the draft agreement of merger.  Legal counsel again discussed the fiduciary obligations of the board of directors with respect to merger transactions.  Following this meeting, the parties continued negotiations regarding the definitive agreement of merger.

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At a board of directors meeting held on October 9, 2012, legal counsel discussed with the board of directors the changes that had been made to the merger agreement since the board of directors’ previous review on October 5, 2012.  Also, on October 9, 2012, representatives of Sterne Agee discussed with the board of directors a range of matters, including the matters set forth in “—Opinion of First Capital Bancshares, Inc’s Financial Advisor.”  After this discussion, Sterne Agee provided the board of directors its oral opinion (subsequently confirmed in writing) that, as of the date of the merger agreement, and based upon and subject to the considerations described in its opinion, the proposed merger consideration was fair, from a financial point of view, to holders of First Capital common stock.

Following these presentations, the First Capital board of directors meeting continued with discussions among the directors of the board, Sterne Agee and legal counsel.  After extensive discussion, a consideration of First Capital’s strategic options under its business plan and consideration of the factors described under “—First Capital’s Reasons for the Merger,” the First Capital board of directors determined that the proposed merger with LCNB presented the best opportunity for enhancing First Capital shareholder value.  Accordingly, the First Capital’s board of directors determined that the transaction was advisable and in the best interests of First Capital and its shareholders, and the First Capital board of directors unanimously approved the merger with LCNB.

Following approval of the board of directors, on October 9, 2012 the parties executed the merger agreement and publicly announced the transaction.

First Capital’s Reasons for the Merger

First Capital’s board of directors determined that agreement of merger and the merger consideration were in the best interests of First Capital and its shareholders and recommends that First Capital shareholders vote in favor of the approval and adoption of the merger agreement.

In its deliberations and in making its determination, First Capital’s board of directors considered many factors including, without limitation, the following:

●	First Capital’s community banking orientation and its compatibility with LCNB and LCNB National Bank;

●	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both First Capital and LCNB;

●	the challenges to operating a small community bank in the current economic, regulatory and technological environment;

●	LCNB’s access to capital and managerial resources relative to that of First Capital;

●	the provisions of the merger agreement;

●	the premium represented by the value of the merger consideration over the trading prices of the stock before the announcement of the merger and the book value per share of First Capital common stock;

●
its desire to provide shareholders with the prospects for greater future appreciation on their investments in First Capital common stock than the amount the board of directors believed that First Capital could achieve independently;

●	the greater liquidity of LCNB common stock, which is traded on the NASDAQ Capital Market;

●	the process utilized to solicit indications of interest from other potential merger partners and the indications of interest received from other potential merger partners;

●	pricing and other data from other similar transactions;

●	the opinion delivered by Sterne Agee that the merger consideration is fair, from a financial standpoint, to the shareholders of First Capital;

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●
Citizens National Bank’s potential to better serve its customers and enhance its competitive position in the communities in which it operates due to LCNB’s ability to offer more diverse financial products and services as a larger and more highly capitalized institution;

●	the amount and terms of the termination fee;

●	the effect of the merger on First Capital’s employees, customers and community; and

●	the dividend accretion to First Capital shareholders who receive LCNB common shares in exchange for their First Capital common shares.

The above discussion of the information and factors considered by First Capital’s board of directors is not intended to be exhaustive, but includes all material factors considered by the board in arriving at its determination to approve, and to recommend that the First Capital shareholders vote to approve the merger agreement.  The First Capital board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors.

Recommendation of the First Capital Board of Directors

The Board of Directors of First Capital unanimously recommends that First Capital shareholders vote for approval and adoption of the merger and the merger agreement.

LCNB’s reasons for the merger

LCNB believes that the merger is in the best interests of LCNB and its shareholders.  In reaching this determination, the LCNB Board consulted with management, as well as its financial and legal advisors, and considered the projected pro forma impact of the merger and a number of other factors, including, without limitation, the following:

●	The long-term interests of LCNB and its shareholders, as well as the interests of LCNB employees, customers, creditors and the communities in which LCNB operates.

●	The opportunity to acquire a 100-year old bank with deep community banking relationships.

●	Enhanced market share in Ohio with incremental high-quality, low-cost core deposits.

●
First Capital’s branches are in markets in which LCNB would like to expand.  By merging with First Capital rather than opening new branches, LCNB would not be increasing the number of competitors in an already competitive market.

●
The cost of acquiring First Capital, its branch network and customer base is estimated to be equivalent to the cost of building new branch facilities, which would not provide any customers, revenue stream, employees or community goodwill.

●	LCNB believes it can realize cost savings and other benefits of size and operating efficiencies.

●	LCNB believes that the merger should assist LCNB in maintaining its status as an independent holding company and LCNB National Bank as a community bank.

●
The size and structure of the transaction allows LCNB to maintain its strong capital position and fund the cash portion of the transaction through current operations.  Additionally, the merged banks will also maintain a strong capital position allowing the organization to expand within its new markets.

The board of directors of LCNB also considered a variety of risks and other potentially negative factors in deliberations concerning the merger. In particular, the board of directors of LCNB considered:

●	the costs associated with the regulatory approval process, the costs associated with calling a special meeting of the First Capital shareholders and other merger-related costs; and

●
the risks associated with combining the operations of First Capital with LCNB’s existing operations, including difficulty in combining corporate, accounting, financial information and information systems.

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Opinion of First Capital’s financial advisor

Sterne Agee is acting as financial advisor to First Capital in connection with the merger.  Sterne Agee is a nationally recognized investment banking firm with substantial expertise in transactions similar to the merger.  As part of its investment banking activities, Sterne Agee is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  Sterne Agee acted as financial advisor to First Capital in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. Other than with respect to the proposed merger, Sterne Agee has had no other relationship with First Capital in the past two years.

On October 9, 2012, Sterne Agee rendered its oral opinion, which was subsequently confirmed in writing, to the Board of Directors of First Capital that, as of such date, the per share consideration to be received by the holders of First Capital common stock from LCNB in connection with the merger was fair to First Capital shareholders as of that date, from a financial point of view.

The full text of Sterne Agee’s written opinion dated October 9, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations of the review undertaken, is attached as Appendix C to this proxy statement and is incorporated herein by reference.  Holders of First Capital common stock are urged to read this opinion carefully and in its entirety in connection with this prospectus/proxy statement.  The summary of the opinion of Sterne Agee set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of such opinion.  The opinion of Sterne Agee will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

Sterne Agee’s opinion speaks only as of the date of the opinion. The opinion is directed to the First Capital board of directors and addresses only the fairness, from a financial point of view, of the consideration offered to the First Capital shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any First Capital shareholder as to how the shareholder should vote at the First Capital Special Meeting on the merger or any related matter.

In connection with rendering its opinion on October 9, 2012, Sterne Agee reviewed and considered amongst other things:

●	the merger agreement;

●	certain publicly-available financial and business information of First Capital and LCNB;

●	certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of First Capital and LCNB;

●	materials detailing the merger prepared by First Capital, LCNB and their affiliates and by their legal and accounting advisors;

●	the results of conversations with members of senior management and representatives of both First Capital and LCNB;

●	certain financial metrics of First Capital and LCNB compared to other selected banks and thrifts that Sterne Agee deemed to be relevant;

●	the terms of the merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;

●	the market prices and valuation multiples for the LCNB common shares compared with those of certain publicly traded depository institutions that Sterne Agee deemed to be relevant;

●	the impact of the merger on certain balance sheet and capital ratios of LCNB as of June 30, 2012;

●	the consideration offered relative to First Capital’s book value and tangible book value as of June 30, 2012;

●	the consideration offered relative to First Capital’s stand-alone estimated earnings per share for the projected fiscal years ending December 31, 2012 and 2013;

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●	the overall environment for depository institutions in the United States; and

●
such other financial studies, analyses and investigations and took into account such other matters as it deemed appropriate for purposes of this opinion, including its assessment of general economic, market and monetary conditions.

In preparing the opinion, Sterne Agee assumed and relied upon, without independent verification, the accuracy and completeness of the information provided by First Capital, LCNB and their affiliates for the purposes of the opinion. In addition, where appropriate, Sterne Agee relied upon publicly available information, without independent verification, that Sterne Agee believes to be reliable, accurate, and complete; however, Sterne Agee cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.  Sterne Agee was not engaged to express, and is not expressing, any opinion with respect to any other transactions or alternative proposed transactions, if any, between First Capital and LCNB. With respect to the financial forecasts supplied to Sterne Agee, Sterne Agee has assumed that they were reasonably prepared and reflect the best currently available estimates and judgments of First Capital as to future operating and financial performance of First Capital and its affiliates.  In addition, Sterne Agee has assumed that the Agreement is a valid, binding and enforceable agreement upon the parties and their affiliates and will not be terminated or breached by either party.  Sterne Agee has also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of First Capital, LCNB and their affiliates since either (i) the date of the last financial statements made available to Sterne Agee and (ii) the date of the Agreement, and that no legal, political, economic, regulatory or other developments have occurred or will occur that will adversely affect these entities.  Sterne Agee did not make an independent evaluation of the assets or liabilities of First Capital, LCNB or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities. Sterne Agee has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Sterne Agee. Sterne Agee has assumed that all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger.

The projections furnished to Sterne Agee and used by it in certain of its analyses were prepared by First Capital’s and LCNB’s senior management teams. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, Sterne Agee assumed that, in all respects material to its analyses:

●	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

●	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

●	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

●	all conditions to the completion of the merger will be satisfied without any waiver; and

●
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Sterne Agee further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, Sterne Agee made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sterne Agee, First Capital and LCNB. Any estimates contained in the analyses performed by Sterne Agee are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Sterne Agee opinion was among several factors taken into consideration by the First Capital board of directors in making its determination to approve the merger agreement and the merger.  Consequently, the analyses described below should not be viewed as determinative of the decision of the First Capital board of directors with respect to the fairness of the merger consideration.

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The following is a summary of the material analyses presented by Sterne Agee to the First Capital board of directors on October 9, 2012, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Sterne Agee opinion or the presentation made by Sterne Agee to the First Capital board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sterne Agee did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Sterne Agee believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal

Sterne Agee reviewed the financial terms of the proposed merger, in which, pursuant to the terms of the merger agreement, each outstanding share of common stock of First Capital will be converted into the right to receive at the election of the holder thereof, the following:

(i)
A number of LCNB Common Shares determined by application of the Exchange Ratio of 2.329, subject to change based on the market price of LCNB for the 25 trading days prior to closing as described in the merger agreement;

(ii)	Cash in the amount of $30.76; or

(iii)	A combination of cash and stock consideration subject to the limitations as described in the merger agreement.

Sterne Agee also considered the possibility that the exchange ratio would be decreased in the event that LCNB’s 25-day average share price at closing exceeded $14.53 and that the exchange ratio would be increased in the event that LCNB’s 25-day average share price at closing was less than $11.89.  Based upon the 25-day average stock price of LCNB as of October 8, 2012 of $13.21 per share, Sterne Agee calculated the implied transaction value of $30.76 per share.  Based upon the financial information at or for the twelve months ended June 30, 2012, Sterne Agee calculated the following transaction ratios:

Transaction Value / Tangible Book Value per Share	155.0%
Transaction Value / Last Twelve Months Earnings per Share	21.6	x
Core Deposit Premium	5.4%

Comparable Transaction Analysis

Sterne Agee reviewed publicly available information related to comparable mergers and acquisitions.  The selected transactions included ten transactions announced from January 1, 2010 through October 8, 2012 involving target banks and thrifts headquartered in the Midwest region of the United States (IA, IL, IN, KS, KY, MI, MN, MO, ND, NE, OH, SD, WI). Additionally, the selected transactions  meet the following criteria at the time the transaction was announced:

●	Deal value was greater than $5.0 million;

●	Buyer was a bank or bank holding company or a thrift or thrift holding company;

●	The target company’s total assets were between $50.0 million and $300.0 million;

●	The target company’s non-performing assets to total assets ratio was less than 2.0%; and

●	The target company’s last twelve months return on average assets ratio was between 0.25% and 1.25%.

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The transactions included in the analysis were:

Acquiror	Target
Heartland Financial USA, Inc.	First Shares, Inc.

Buena Vista Bancorp, Inc.	PDR Bancshares, Inc.

Reliable Community Bancshares, Inc.	First Southeast Missouri Bancorporation, Inc.

PSB Holdings, Inc.	Marathon State Bank

Elkhart Financial Corporation	First National Bank of Elkhart

Goering Management Company	Home State Bancshares, Inc.

American State Bancshares, Inc.	Rose Hill Bancorp, Inc.

First Prestonsburg Bancshares, Inc.	Short Holding Company

Vogel Bancshares, Inc.	Farmers Savings Bank

First State Associates, Inc.	Farmers State Holding Company

Transaction multiples for the merger were derived from an offer price of $30.76 per share for First Capital. For each precedent transaction, Sterne Agee derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

●	Tangible book value per share of the acquired company based on the most recent reported financial statements of the company available prior to the announcement of the acquisition;

●
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the most recent reported financial statements of the company available prior to the announcement of the acquisition; and

●	The last twelve months earnings per share based most recent reported financial statements of the company available prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

	LCNB/		Comparable		Comparable		Comparable
	First Capital		Transactions		Transactions		Transactions
Transaction Price to:	Merger		Minimum		Median		Maximum
Tangible Book Value	155%		85%		117%		195%
Core Deposit Premium	5.4%		(2.5%)		1.9%		7.4%
LTM Earnings Per Share	21.6	x	8.7	x	14.6	x	34.7	x

Applying these transaction multiples to First Capital’s June 30, 2012 period ended financials results in the following implied First Capital per share values:

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	LCNB/	Comparable	Comparable	Comparable
Implied Transaction	First Capital	Transactions	Transactions	Transactions
Value Per Share:	Merger	Minimum	Median	Maximum
Tangible Book Value	$30.76	$16.78	$23.15	$38.77
Core Deposit Premium	$30.76	$14.90	$23.70	$34.62
LTM Earnings Per Share	$30.76	$12.46	$20.81	$49.52

No company or transaction used as a comparison in the above analysis is identical to First Capital, LCNB or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Net Present Value Analysis

Sterne Agee performed an analysis that estimated the net present value per share of First Capital common stock under various assumptions.  In performing this analysis, Sterne Agee used financial projections supplied by First Capital’s management team for the years ending December 31, 2012 through December 31, 2016.   A range of net present values was determined by adding (1) the present value of projected excess cash flows from December 31, 2012 to December 31, 2016 and (2) the present value of the terminal value of First Capital’s common stock as of December 13, 2012. In determining cash flows available to stockholders, Sterne Agee assumed that First Capital would maintain a tangible common equity/tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented excess cash flows. In calculating the terminal value of First Capital, Sterne Agee applied multiples ranging from 10.0x to 14.0x net income for the twelve month period ending December 31, 2016. This resulted in the following range of net present values for First Capital:

	Terminal Multiple
Discount Rate	10.0x	12.0x	14.0x
10.0%	$19.18	$21.95	$24.72
11.0%	$18.51	$21.17	$23.83
12.0%	$17.88	$20.43	$22.98
13.0%	$17.27	$19.72	$22.17

During the meeting of First Capital’s board of directors on October 9, 2012, Sterne Agee stated that the net present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Capital.

Pro Forma Results and Capital Ratios

Sterne Agee analyzed certain pro forma effects of the merger on the combined balance sheet and projected income statement for First Capital and LCNB.  Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of LCNB. In the course of this analysis, Sterne Agee used earnings estimates for both First Capital and LCNB as provided by their respective management teams.  This analysis indicated that the merger, excluding one-time restructuring fees, would be accretive to LCNB’s estimated earnings per share and modestly dilutive to its tangible book value per share.  The analysis also indicated that, following the effects of the merger, LCNB would maintain capital ratios in excess of the regulatory guidelines for “well capitalized” status.

For all of the above analyses, the actual results achieved by LCNB following the merger will vary from the projected results, and the variations may be material.

Sterne Agee acted as First Capital’s financial advisor in connection with the merger and will receive a transaction fee of $250,000 for its services.  First Capital has paid Sterne Agee a cash retainer fee of $25,000 and a cash fee of $50,000 associated with Sterne Agee’s rendering of a fairness opinion.  The entire $75,000 of fees paid thus far will be credited against the transaction fee owed at the completion of the merger.  Additionally, First Capital has also agreed to reimburse Sterne Agee for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

In the ordinary course of its business as a broker-dealer, Sterne Agee may, from time to time, purchase securities from and sell securities to First Capital, LCNB or their affiliates.

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Regulatory approvals required

LCNB and First Capital have submitted an application to the Office of the Comptroller of the Currency, which is currently pending, and will submit an application to the Board of Governors of the Federal Reserve System shortly upon receiving approval from the Office of the Comptroller of the Currency, to obtain their approval of the transactions contemplated by the merger agreement, including the proposed merger of First Capital with and into LCNB and the subsequent merger of Citizens National Bank with and into LCNB National Bank.  The merger must receive approval from both the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System before the proposed merger may be consummated.

LCNB and First Capital anticipate that the necessary regulatory approvals will be obtained and will not contain any materially adverse or unduly burdensome conditions, restrictions or requirements.  However, there can be no assurance that any one or more of the required regulatory approvals will be obtained, that the approvals will be received on a timely basis, or that the approvals will not impose conditions or requirements that would so materially reduce the economic or business benefits of the merger that, had such conditions or requirements been known, either LCNB or First Capital would not have entered into the merger agreement.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to shareholders.  Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the proposed merger or the terms of the merger agreement.

Interests of First Capital directors and executive officers in the merger

As described below, some of First Capital’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of First Capital shareholders generally.  The First Capital Board of Directors was aware of these interests and considered them in approving the merger agreement.

Severance Payments

Citizens National Bank previously entered into Executive Employment Agreements with each of Lori Raines, Benjamin Reynolds, Jeffery Meeker and Thomas W. Beard, each dated July 1, 2012.  Under the Executive Employment Agreements, if an executive’s employment by Citizens National Bank is terminated by Citizens National Bank, or any successor, subsequent to the merger and during the term of his or her Executive Employment Agreement for any reason other than cause or the executive’s death, or if the executive resigns for good reason, then the executive will receive, in a lump sum payment, a cash severance amount equal to one times his or her base salary (one and one half times base salary in the case of Mr. Beard), which would result in a cash severance payment of $72,907  to Ms. Raines, $102,900 to Mr. Reynolds, $88,200 to Mr. Meeker and $241,500 to Mr. Beard.  In addition, Citizens National Bank (or any successor thereto) will provide, at its  expense, non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by Citizens National Bank for the executive and his or her family prior to the merger, except to the extent such coverage may be changed in its application to all Citizens National Bank employees.  Such coverage will cease upon the earlier of (i) 12 months (18 months in the case of Mr. Beard) following the effective time of the change in control or (ii) the date on which the executive obtains substantially similar coverage from a new employer.  Notwithstanding anything to the contrary herein, in the event that providing any of the welfare benefits set forth herein at Citizens National Bank’s or a successor’s expense would subject the corporation to excise taxes or penalties, then Citizens National Bank or its successor will not be required to provide such benefit(s) at its expense, provided that, in such case, the executive will be entitled to the continued health care coverage, at the executive’s own expense, that is provided under Federal and/or state law.  LCNB has agreed to honor the terms of these Executive Employment Agreements.

Under the terms of the merger agreement, LCNB shall pay to each employee of First Capital or Citizens National Bank who (A) is not subject to one of the Executive Employment Agreements, and (B) is an employee of First Capital or Citizens National Bank immediately before the effective time of the merger and who has been an employee of First Capital or Citizens National Bank for at least 12 months prior to the effective time of the merger, and who is not offered continued employment by LCNB or LCNB National Bank after the effective time of the merger,  a severance amount equal to the greater of (I) two weeks base pay multiplied by the number of whole years of service of such employee with First Capital or Citizens National Bank; provided, however, that the maximum severance payment shall not exceed 26 weeks of base pay and shall not be less than four weeks of base pay, or (II) such employee’s accumulated paid time off under First Capital’s or Citizens National Bank’s paid time off plan, less, in both cases, applicable local, state and federal tax withholding.  Further, for any employee of First Capital or Citizens National Bank participating in First Capital’s or Citizens National Bank’s group health program at the effective time of the merger who is entitled to a severance payment, the employee will be provided health insurance coverage at the full premium rate for the entire COBRA period.

Advisory  Board

Under the terms of the merger agreement, LCNB has agreed to establish and maintain, for a period of one year following the effective date of the merger, an Advisory Board that will be comprised of all members of the First Capital Board of Directors who are also directors of Citizens National Bank.  The members of the LCNB First Capital Board will be entitled to receive a fee in the amount of $500 for each quarterly meeting attended.

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Board Seat

Under the terms of the merger agreement, LCNB has agreed that it will cause John Kochensparger III to be elected or appointed to the boards of directors of LCNB and LCNB National Bank to serve on such boards for an initial term to expire on the date of the LCNB annual shareholder meeting in 2015.   Following the expiration of Mr. Kochensparger III’s initial term, the boards of directors of LCNB and LCNB National Bank will cause Mr. Kochensparger III to be renominated for one three-year term.  Mr. Kochensparger III will receive compensation for his service as a director of both LCNB and LCNB National Bank that is equivalent to the compensation received by other directors of LCNB and LCNB National Bank.

Salary Continuation Agreement

LCNB and LCNB National Bank have agreed to honor the terms of the Salary Continuation Agreement between Citizens National Bank and Thomas Beard, dated January 13, 2009, as amended.  Under the Salary Continuation Agreement, Mr. Beard is entitled to an annual retirement benefit of $50,000, payable in equal monthly installments for the longer of (i) his lifetime or (ii) 10 years.  In the event of his termination prior to normal retirement age other than following a change in control, Mr. Beard would be entitled to his accrual balance at the time of termination, payable in 120 equal monthly installments.  If his termination prior to normal retirement age occurs following a change in control, Mr. Beard will be entitled to the actuarial equivalent of the normal retirement benefit, but such benefit will be payable in 120 equal monthly installments.  Mr. Beard’s retirement benefit under the Salary Continuation Agreement will commence on the first day of the month following his separation from service.

Indemnification and directors’ and officers’ liability insurance

For a period of six years following the effective time of the merger and subject to compliance with applicable state and federal laws, LCNB will indemnify each person who served as a director or officer of First Capital and/or Citizens National Bank before the effective time of the merger to the fullest extent provided by First Capital’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of First Capital and/or Citizens National Bank.  In addition, the merger agreement provides that, prior to the merger, First Capital will purchase a directors’ and officers’ liability insurance policy to be effective for up to four years following the effective date of the merger, on terms no less advantageous than those contained in First Capital’s existing policy; provided, however, that the premium for the policy shall not exceed $60,000.

Material federal income tax consequences

General

In connection with this prospectus/proxy statement LCNB’s counsel, Dinsmore & Shohl LLP, has delivered an opinion substantially to the effect that the material federal income tax consequences of the merger will be as described below.  The opinion is based on the Internal Revenue Code, the applicable Treasury Department regulations (the “Treasury Regulations”), judicial authorities, and current administrative rulings and practices as in effect on the date of the opinion, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.  Opinions of counsel are not binding upon the Internal Revenue Service (“IRS”) or the courts, either of which could take a contrary position.  No rulings have been, or will be, sought from the IRS in connection with the merger.  The opinion of counsel to LCNB relies on certain assumptions that customarily are made with respect to transactions of this kind, and on certain representations and covenants, including those contained in officers’ certificates of LCNB and First Capital, which representations and covenants counsel to LCNB assume to be true, correct, and complete.  If any such assumption, representation or covenant is inaccurate, the opinion could be adversely affected.  In addition, the opinion assumes that any First Capital shareholder that has asserted, as of the effective time of the merger, dissenters’ rights will receive, pursuant to statutory procedures, an amount per dissenting share of First Capital common stock that does not exceed $30.76 (which is the cash consideration per share payable to certain First Capital shareholders pursuant to the merger). The opinion of Dinsmore & Shohl LLP set forth as an exhibit to the registration statement of which this prospectus/proxy statement is a part, as well as the assumptions, representations, and covenants described above, support the following discussion of the anticipated material federal income tax consequences of the merger to LCNB, First Capital and the First Capital shareholders.

This description of anticipated material federal income tax consequences of the merger assumes that the merger will be consummated in accordance with the terms and provisions of the merger agreement.  This description does not address, among other matters, the tax consequences to a First Capital shareholder who holds shares of First Capital common stock other than as a capital asset for federal income tax purposes.  The description also does not address all of the tax consequences that may be relevant to First Capital shareholders in light of their particular tax circumstances, including, without limitation, shareholders that are:  (i) persons who hold First Capital common shares as part of a straddle, hedge, conversion, or other risk-reduction transaction; (ii) broker-dealers; (iii) persons who have a functional currency other than the U.S. dollar; (iv) tax-exempt entities; (v) foreign persons; (vi) insurance companies; (vii) financial institutions; (viii) persons that acquired shares of First Capital common stock pursuant to the exercise of employee stock options or otherwise as compensation; (ix) persons who receive LCNB common shares other than in exchange for shares of First Capital common stock; (x) retirement plans (including, without limitation, Citizens National Bank’s 401(k) plan); or (xi) pass-through entities and investors in those entities.  Furthermore, the discussion does not address any alternative minimum tax or any foreign, state, or local tax consequences of the merger.  First Capital shareholders with special or particular tax circumstances, or who are subject to special tax treatment, are strongly urged to consult with their tax advisors regarding their individual tax consequences.

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Reorganization treatment

The merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and LCNB and First Capital each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

Tax consequences to LCNB and First Capital

No Gain or Loss.  No gain or loss will be recognized by LCNB or First Capital as a result of the merger.

Tax Basis.  The tax basis of the assets of First Capital in the hands of LCNB will be the same as the tax basis of such assets in the hands of First Capital immediately prior to the merger.

Holding Period.  The holding period of the assets of First Capital to be received by LCNB will include the period during which such assets were held by First Capital.

Tax consequences to First Capital shareholders who receive only LCNB common stock.

No gain or loss will be recognized by a First Capital shareholder who receives solely shares of LCNB common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of its shares of First Capital common stock. The tax basis of the shares of LCNB common stock received by a First Capital shareholder in such exchange will be equal (except for the basis attributable to any fractional shares of LCNB common stock, as discussed below) to the basis of the First Capital common stock surrendered in exchange for the LCNB common stock. For shares held through a broker, the designation is made by giving written notice to the broker. For shares held in certificate form by the shareholder, the designation is made by a written designation in the shareholder’s records. The holding period of the LCNB common stock received will include the holding period of shares of First Capital common stock surrendered in exchange for the LCNB common stock, provided that such shares were held as capital assets of the First Capital shareholder at the effective time of the merger.

Tax consequences to First Capital shareholders who receive only cash.

A First Capital shareholder who receives solely cash in exchange for all of its shares of First Capital common stock (and is not treated as constructively owning LCNB common stock after the merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such shareholder’s tax basis in the First Capital common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the First Capital shareholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the First Capital shareholder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Tax consequences to First Captial shareholders who receive a combination of cash and LCNB common stock.

A First Capital shareholder who receives a combination of LCNB common stock and cash in exchange for its First Capital common stock will not be permitted to recognize any loss for federal income tax purposes. Such a shareholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a First Capital shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value, at the effective time of the merger, of LCNB common stock received exceeds (b) the shareholder’s basis in the First Capital common stock to be surrendered in the exchange for the cash and LCNB common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of LCNB common stock received by such First Capital shareholder will be the same as the basis of the shares of First Capital common stock surrendered in exchange for the shares of LCNB common stock, plus any gain recognized by such shareholder in the merger, and minus any cash received by the shareholder in the merger. If a First Capital shareholder purchased or acquired First Capital common stock on different dates or at different prices, then for purposes of determining the basis and holding period of the LCNB common stock received in the merger, such shareholder may designate which type of merger consideration, i.e., cash or common stock, is received in exchange for each particular block of First Capital common stock.  The designation must be made on or before the date on which the LCNB common stock is received. For shares held through a broker, the designation is made by giving written notice to the broker. For shares held in certificate form by the shareholder, the designation is made by a written designation in the shareholder’s records. The holding period for shares of LCNB common stock received by such First Capital shareholder will include such shareholder’s holding period for the First Capital common stock surrendered in exchange for the LCNB common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

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A First Capital shareholder’s federal income tax consequences will also depend on whether its shares of First Capital common stock were purchased at different times at different prices. If they were, the First Capital shareholder could realize gain with respect to some of the shares of First Capital common stock and loss with respect to other shares. Such First Capital shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the LCNB common stock received, but could not recognize loss with respect to those shares in which the First Capital shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the LCNB common stock received. Any disallowed loss would be included in the adjusted basis of the LCNB common stock. Such a First Capital shareholder is urged to consult its own tax advisor respecting the tax consequences of the merger to that shareholder.

Possible Dividend Treatment.

In certain circumstances, a First Capital shareholder who receives a combination of cash and LCNB common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash “has the effect of the distribution of a dividend.” In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the shareholder’s deemed percentage of stock ownership of LCNB.  For purposes of this determination, the shareholder generally will be treated as if it first exchanged all of its shares of First Capital common stock solely for LCNB common stock and then LCNB immediately redeemed a portion of the LCNB common stock in exchange for the cash the holder actually received, which redemption shall be referred to herein as a “deemed redemption.”  Such gain recognized by a shareholder pursuant to the deemed redemption will be treated as a capital gain if the deemed redemption is (i) substantially disproportionate” with respect to the shareholder (and after the deemed redemption the holder actually or constructively owns less than 50% of the voting power of the outstanding LCNB common stock) or (ii) not “essentially equivalent to a dividend.”

The deemed redemption will be “substantially disproportionate” with respect to a holder if the percentage of the outstanding LCNB common stock that the holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding LCNB common stock that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption.  The deemed redemption will not be considered to be “essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s deemed percentage of stock ownership of LCNB.  In applying the above tests, the shareholder may, under the constructive ownership rules, be deemed own stock that is owned by other persons or otherwise in addition to the stock the holder actually owns or owned.

As these rules are complex and dependent upon each shareholder’s specific circumstances, each First Capital shareholder should consult its own tax advisor to determine whether it may be subject to these rules.

Cash in lieu of fractional shares

A First Capital shareholder that receives cash in lieu of a fractional share of LCNB common stock generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share.  Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted basis in the shares of First Capital stock surrendered which is allocable to the fractional share.  Such gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period for its First Capital stock exceeds one year at the effective time of the merger.

Backup withholding

Under certain circumstances, cash payments made to a holder of First Capital common shares pursuant to the merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

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The discussion of material federal income tax consequences of the merger is included in this proxy statement/prospectus for general information only.  Each First Capital shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the merger, including the application and effect of state, local, and foreign income and other tax laws.

Accounting treatment

The merger will be accounted for as a purchase in accordance with U.S. generally accepted accounting principles.  Under the purchase method of accounting, the assets and liabilities of First Capital will be recorded at estimated fair values at the time the merger is consummated.  The excess of the estimated fair value of LCNB common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill.  Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged to expense at the time of impairment.

Resale of LCNB common shares

LCNB has registered the LCNB common shares to be issued in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  No restrictions on the sale or other transfer of the LCNB common shares issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of LCNB common shares issued to any First Capital shareholder who may become an “affiliate” of LCNB for purposes of Rule 144 under the Securities Act.  The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding LCNB common shares.

Employee matters

The merger agreement provides that employees of First Capital or Citizens National Bank who become employees of LCNB as a result of the merger will, as determined by LCNB, participate in either First Capital’s employee benefit plans (for so long as LCNB determines necessary or appropriate) or in the employee benefit plans sponsored by LCNB or LCNB National Bank for LCNB’s and LCNB National Bank’s employees.  Employees of First Capital or Citizens National Bank will receive credit for their years of service with First Capital or Citizens National Bank, as applicable, for participation and vesting purposes under the applicable LCNB employee benefit plans, including credit for years of service and for seniority under vacation and sick pay plans and programs.  The employee benefit plans offered to the First Capital or Citizens National Bank employees who become employees of LCNB or LCNB National Bank will be substantially similar to those offered to similarly situated employees of LCNB or LCNB National Bank; provided, however, First Capital and Citizens National Bank employees who become employees of LCNB or LCNB National Bank will not be eligible to participate in the LCNB or LCNB National Bank calendar year 2012 employee bonus awards or payments regardless of the date such employees become employees of LCNB or LCNB National Bank.  In addition, to the extent employees of First Capital or Citizens National Bank participate in the LCNB group health plan, LCNB will waive all restrictions and limitations for pre-existing conditions under the LCNB group health plan.

Subject to any applicable regulatory restrictions, LCNB has agreed to pay to each employee of First Capital or Citizens National Bank (other than an employee who is covered by a written change in control agreement) who is an employee of First Capital or its affiliates for at least 12 months prior to the effective time of the merger and who is not offered continued employment by LCNB or LCNB National Bank after the effective time of the merger a severance amount.  The severance amount will be equal to the greater of (I) two weeks base pay multiplied by the number of whole years of service of such employee with First Capital or Citizens National Bank; provided, however, that the maximum severance payment shall not exceed 26 weeks of base pay and shall not be less than four weeks of base pay, or (II) such employee’s accumulated paid time off under First Capital’s or Citizens National Bank’s paid time off plan, less, in both cases, applicable local, state and federal tax withholding.  Further, for any employee of First Capital or Citizens National Bank participating in First Capital’s or Citizens National Bank’s group health program at the effective time of the merger who is entitled to a severance payment, the employee will be provided health insurance coverage at the full premium rate for the entire COBRA period.

Adjournment of the First Capital Special Meeting

In the event there are not sufficient votes to adopt and approve the merger agreement at the time of the First Capital special meeting, the First Capital shareholders cannot adopt and approve the merger agreement unless the special meeting is adjourned to a later date or dates in order to permit the solicitation of additional proxies.  Pursuant to Ohio law, no notice of a meeting adjourned for less than 30 days need be given if the time and place to which the meeting is adjourned are fixed and announced at the meeting.

The proposal to adjourn the special meeting must be approved by the holders of a majority of the First Capital common shares present, in person or by proxy, at the special meeting.  In order to permit proxies that have been received by First Capital at the time of the First Capital special meeting to be voted for an adjournment, if necessary, First Capital has submitted the proposal to adjourn the special meeting to the First Capital shareholders as a separate matter for their consideration.

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The Board of Directors of First Capital recommends that you vote “FOR” the proposal to adjourn the special meeting.

The Merger Agreement

The following is a description of the material terms of the merger agreement.  A complete copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.  We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

The merger agreement contains representations and warranties of First Capital and LCNB.  The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the merger agreement.  In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.  Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The merger

Pursuant to the terms and subject to the conditions of the merger agreement, First Capital will merge with and into LCNB, with LCNB surviving the merger and continuing as an Ohio corporation and a registered financial holding company.

Effective time

LCNB and First Capital will cause the effective date of the merger of First Capital with and into LCNB to occur as soon as practicable after the last of the conditions set forth in the merger agreement has been satisfied or waived.  Unless LCNB and First Capital otherwise agree in writing, the effective date of the merger will not be after June 30, 2013, or after the date on which any regulatory approval (or any extension thereof) expires.  The merger will become effective upon the latest to occur of (a) the filing of a certificate of merger with the Ohio Secretary of State, or (b) at a later time that LCNB and First Capital agree to in writing and specify in the certificate and articles of merger.

LCNB and First Capital currently anticipate closing the transactions contemplated by the merger agreement and filing the certificate of merger with the Ohio Secretary of State late in the fourth quarter of 2012 or in the first quarter of 2013.

Conversion of shares of First Capital common stock

Under the terms of the merger agreement, shareholders of First Capital will be entitled to receive after the merger is completed, for each share of First Capital common stock:

●	$30.76 in cash, or

●	an exchange ratio equal to:

o
2.329 LCNB common shares, if the average closing price of LCNB common shares for the 25 trading days prior to the effective date of the merger (the “LCNB Market Price”)  is equal to or less than $14.53, and equal to or greater than $11.89,

o	a quotient (rounded to the nearest one-thousandth) obtained by dividing $27.69 by the LCNB Market Price, if the LCNB Market Price less than $11.89, or

o	a quotient (rounded to the nearest one-thousandth) obtained by dividing $33.84 by the LCNB Market Price, if the LCNB Market Price greater than $14.53, or

●	a combination of both.

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The form of consideration to be received by each First Capital shareholder is subject to reallocation in order to ensure that no less than 40% and no more than 50% of the merger consideration will consist of cash and no more than 60% and no less than 50% of the merger consideration will consist of LCNB common shares.

LCNB will not issue any fractional shares of common shares in connection with the merger. Instead, each holder of First Capital common shares who would otherwise be entitled to receive a fraction of a share of LCNB common shares (after taking into account all shares of First Capital common shares owned by such holder at the effective time of the merger) will receive cash, without interest, in an amount equal to the fractional share to which such holder would otherwise be entitled multiplied by the closing price of one share of LCNB common stock on the closing date of the merger.

At the effective time of the merger, the First Capital common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of shares of First Capital common stock will cease to be, and will have no rights as, shareholders of First Capital, other than to receive the merger consideration pursuant to the terms and conditions of the merger agreement (and dissenters’ rights under Section 1701.85 of the Ohio General Corporation Law in the case of shares of First Capital common stock as to which a holder has properly exercised dissenters’ rights).

Surrender of certificates

An election form (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of First Capital common shares as of a record date which shall be the same date as the record date for eligibility to vote on the merger.  The “Mailing Date” will be no later than three business days following the date on which this proxy statement/prospectus is mailed to holders of shares of First Capital common shares.  Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive LCNB common shares with respect to all of such holder’s First Capital common shares, (ii) to elect to receive cash with respect to all of such holder’s First Capital common shares, (iii) to elect to receive cash with respect to some of such holder’s First Capital common shares and to receive LCNB common shares with respect to such holder’s remaining First Capital common shares, or (iv) to indicate that such holder makes no such election with respect to such holder’s First Capital Common Shares (“No Election Shares”).  Any First Capital common shares with respect to which the holder has elected to receive cash are hereinafter referred to as “Cash Election Shares,” and any First Capital common shares with respect to which the holder has elected to receive LCNB common shares are hereinafter referred to as “Stock Election Shares.”  Any First Capital Common Shares with respect to which the holder thereof shall not have made, as of the Election Deadline, an election by submission to LCNB’s exchange agent, Registrar & Transfer Company, of an effective, properly completed Election Form shall be deemed to be No Election Shares.  Any shares held by holders exercising their dissenter’s rights shall be deemed to be Cash Election Shares for purposes of reallocation of the merger consideration, if applicable.

Any election to receive cash, LCNB common shares or a combination of cash and LCNB common shares will be considered to have been properly made by a First Capital shareholder only if LCNB’s exchange agent receives a properly completed Election Form by the deadline set forth in the Election Form (the “Election Deadline”), accompanied by one or more certificates theretofore representing First Capital common shares (“Old Certificate(s)”) (or customary affidavits and, if required by LCNB, indemnification regarding the loss or destruction of such Old Certificates) representing all First Capital common shares covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent prior to the Election Deadline.  LCNB’s Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

As promptly as practicable after the effective time of the merger, LCNB’s exchange agent will mail to each holder of shares of First Capital common stock transmittal materials to be completed and returned with the holder’s First Capital stock certificate(s).  Upon the surrender of a First Capital stock certificate to the exchange agent for cancellation, LCNB will cause new certificates representing the LCNB common shares into which a shareholder’s shares of First Capital common stock were converted in the merger, and a check in respect of cash to be paid as part of the merger consideration and in respect of any fractional share interests or dividends or distributions which such shareholder is entitled to receive, to be delivered to the shareholder.  No interest will be paid on any cash to be paid in exchange for shares of First Capital common stock or in respect of any fractional share interests or dividends or distributions which any shareholder is entitled to receive under the terms of the merger agreement.

Until surrendered, each First Capital stock certificate will be deemed after the effective time of the merger to represent only the right to receive, upon surrender of such certificate, an LCNB stock certificate and a check in an amount equal to the sum of the cash to be paid to the holder as part of the merger consideration, any cash to be paid in lieu of any fractional LCNB common shares to which the holder is entitled under the terms of the merger agreement and any cash to be paid in respect of any dividends or distributions to which the holder may be entitled with respect to his or her LCNB common shares (in each case, without interest).

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A First Capital shareholder will not be entitled to receive payment of any dividends or distributions with respect to LCNB common shares with a record date occurring after the effective time of the merger until the shareholder has followed the procedures described above for surrendering his or her First Capital stock certificates.  After a First Capital shareholder has properly surrendered his or her First Capital stock certificates in exchange for LCNB common shares, the shareholder will be entitled to receive any dividends or distributions on the LCNB common shares with a record date occurring on or after the effective time of the merger.  No interest will be paid on any such dividends or distributions.

If any First Capital stock certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the exchange agent will explain the steps that the First Capital shareholder must take.  Those steps may include providing the exchange agent or LCNB with:

●	evidence to the reasonable satisfaction of LCNB that the First Capital stock certificate has been lost, wrongfully taken, or destroyed;

●
a bond in an amount reasonably requested by LCNB or the exchange agent as indemnity against any claim that may be made against LCNB and/or the exchange agent with respect to the First Capital stock certificate; and

●
evidence to the reasonable satisfaction of LCNB that the person was the owner of the shares of First Capital common stock represented by the First Capital stock certificate claimed to be lost, wrongfully taken or destroyed and that such person is the person who would be entitled to present such certificate for exchange pursuant to the merger agreement.

Indemnification and directors’ and officers’ liability insurance

For a period of six years following the effective time of the merger and subject to compliance with applicable state and federal laws, LCNB will indemnify each person who served as a director or officer of First Capital and/or Citizens National Bank before the effective time of the merger to the fullest extent provided by First Capital’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of First Capital and/or Citizens National Bank.  In addition, the merger agreement provides that, prior to the merger, First Capital will purchase a policy of directors’ and officers’ liability insurance to be effective for up to four years following the merger, on terms no less advantageous than those contained in First Capital’s existing policy; provided, however, that the premium for the policy shall not exceed $60,000.

Conditions to consummation of the merger

Conditions of LCNB and First Capital.  The respective obligations of LCNB and First Capital to complete the merger are subject to the fulfillment or written waiver of each of the following conditions:

●	the merger agreement must be duly adopted and approved by the requisite vote of the shareholders of First Capital;

●
all regulatory approvals required to consummate the merger must have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the LCNB Board reasonably determines would, either before or after the effective time of the merger, have a material adverse effect on LCNB and LCNB National Bank taken as a whole after giving effect to the consummation of the merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the LCNB Board reasonably determines (A) would, either before or after the effective time of the merger, be unduly burdensome and (B) had the LCNB Board known such conditions, restrictions or requirements would be contained in the approval, LCNB would not have entered into this Agreement.  For purposes of this condition, the failure of any regulatory order applicable to First Capital or Citizens National Bank to be terminated or the pendency or threat of any of certain regulatory actions against First Capital or Citizens National Bank shall constitute grounds for LCNB to terminate this Agreement; and

●
there must not be any temporary, preliminary or permanent statute, rule, regulation, judgment, decree, injunction or other order issued by or imposed by any court or any other governmental authority, that is in effect and prohibits consummation of the transactions contemplated by the merger agreement,

Conditions of First Capital.  First Capital will not be required to complete the merger unless the following conditions are fulfilled or waived in writing:

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●
the representations and warranties of LCNB contained in the merger agreement must be true and correct, subject to the standard set forth in the merger agreement, as of the date of the merger agreement and as of the effective time of the merger (or if any representation or warranty speaks as of a specific date, as of that date), and First Capital must have received a certificate, dated as of the effective date, signed on behalf of LCNB by its chief executive officer and chief financial officer to such effect;

●
LCNB must have performed in all material respects all of its obligations under the merger agreement which are required to be performed at or prior to the effective time of the merger, and First Capital must have received a certificate, dated as of the effective date, signed on behalf of LCNB by its chief executive officer and chief financial officer to such effect; and

●	First Capital shall have procured a D&O Policy in accordance with the terms of the merger agreement.

Conditions of LCNB.  LCNB will not be required to consummate the merger unless the following conditions are also fulfilled or waived in writing:

●
the representations and warranties of First Capital contained in the merger agreement must be true and correct, subject to the standard set forth in the merger agreement, as of the date of the merger agreement and as of the effective time of the merger (or if any representation or warranty speaks as of a specific date, as of that date), and LCNB must have received a certificate, dated as of the effective date, signed on behalf of First Capital by its chief executive officer and chief financial officer to such effect;

●
First Capital must have performed in all material respects all of its obligations under the merger agreement which are required to be performed at or prior to the effective time of the merger, and LCNB must have received a certificate, dated as of the effective date, signed on behalf of First Capital by its chief executive officer and chief financial officer to such effect;

●
First Capital must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required under the merger agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the merger agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on LCNB after the merger;

●
LCNB must have received a statement executed on behalf of First Capital, dated as of the effective date of the merger, that satisfies the requirements of regulations of the United States Department of Treasury (“Treasury Regulations”) Section 1.1445-2(c)(3) and complies with Treasury Regulations Section 1.897-2(h), in a form reasonably applicable to LCNB certifying that the First Capital common shares do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Department regulations promulgated thereunder;

●
the holders of not more than ten percent of the outstanding First Capital common shares may have perfected their dissenters’ rights under Section 1701.85 of the Ohio General Corporation Law in connection with the merger transaction;

●
no condemnation, eminent domain or similar proceedings are commenced or threatened in writing by any federal, state or local government authority with respect to any real estate owned by First Capital or Citizens National Bank, including real estate acquired in connection with foreclosure;

●	First Capital shall have procured a D&O Policy in accordance with the terms of the merger agreement; and

●	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on First Capital.

LCNB or First Capital could waive in writing any of the conditions listed above, unless the waiver is prohibited by law.

Representations and warranties

First Capital has made representations and warranties in the merger agreement relating to:

●	corporate organization, standing and authority;
●	capitalization;

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●	subsidiaries;
●	corporate power and authority to execute, deliver and perform the merger agreement;
●	enforceability of the merger agreement;
●	regulatory approvals;
●	accuracy of financial statements and reports;
●	legal proceedings;
●	regulatory actions;
●	compliance with laws;
●	material contracts;
●	broker’s and finder’s fees;
●	employee benefit plans;
●	labor matters;
●	takeover laws;
●	environmental matters;
●	tax matters;
●	risk management instruments;
●	books and records;
●	insurance;
●	properties;
●	loans and certain transactions;
●	allowance for loan losses;
●	repurchase agreements;
●	deposit insurance;
●	The Bank Secrecy Act, anti-money laundering and Office of Foreign Assets Control and customer information;
●	Community Reinvestment Act;
●	related party transactions;
●	prohibited payments; and
●	Sterne Agee’s fairness opinion.

LCNB has made representations and warranties in the merger agreement relating to:

●	corporate organization, standing and authority;
●	capitalization;
●	subsidiaries;
●	ownership of First Capital shares;
●	corporate power and authority to execute, deliver and perform the merger agreement;
●	enforceability of the merger agreement;
●	accuracy of financial statements and reports and SEC documents;
●	regulatory matters;
●	tax matters;
●	insurance;
●	material information;
●	absence of undisclosed liabilities and material adverse changes;
●	regulatory approvals;
●	accuracy and completeness of representations and warranties;
●	books and records;
●	compliance with laws; and
●	employee benefit plans.

First Capital’s conduct of business pending the merger

From the date of the merger agreement, until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or required by any applicable law, regulatory order or regulation, without the prior written consent of LCNB, which consent shall not be unreasonably withheld, First Capital and its subsidiaries must conduct the business of First Capital and its subsidiaries in the ordinary and usual course and use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, and not (i) voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon First Capital’s ability to perform any of its material obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement, or (ii) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order.

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During the same period, First Capital has agreed not to, and to cause its subsidiaries not to, take any of the following actions without the prior written consent of LCNB, which consent shall not be unreasonably withheld, except as otherwise expressly contemplated or permitted by the merger agreement or required by any applicable law, regulatory order or regulation:

●	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of First Capital common stock or enter into any agreement with respect to the same;

●	permit any additional shares of First Capital common stock to become subject to new grants of employee or director stock options or similar stock-based employee rights;

●	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

●
make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than regular semi-annual cash dividends not to exceed the lesser of (A) $0.35 per share or (B) 60% of First Capital’s net income per share earned during the period from June 30, 2012 to the date the dividend is declared, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

●
enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with directors, consultants, officers or employees of First Capital or any of its subsidiaries;

●	hire or engage any full-time employee or consultant, other than as replacements for positions then existing;

●
grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except:  (i) changes to agreements or arrangements required by applicable law, (ii) as may be required by existing agreements that have previously been disclosed in writing to LCNB and (iii) the payment of accrued employee bonuses in an aggregate amount not to exceed $35,000;

●
enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, officer or employee of First Capital or any of its subsidiaries, except as may be required by law, as contemplated in the merger agreement or to renew insurance contracts;

●
sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties other than in the ordinary course of business for full and fair consideration actually received;

●
acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity, except in the usual and ordinary course of operating a community bank;

●	amend the organizational documents of First Capital or any of its subsidiaries;

●	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

●	enter into or terminate any material contract, or amend or modify any material contract in any material respect, except in the ordinary course of business consistent with past practice;

●
settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $50,000 or in the aggregate not to exceed $100,000 for all such settlements;

●
take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law, rule or regulation;

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●
except pursuant to applicable law or as required by any governmental authority, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

●
borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other person, except in each case in the ordinary course of business and with a final maturity of less than one year;

●	make or purchase any indirect or brokered loans;

●	make any capital expenditure or capital additions or improvements which individually exceed $5,000 or in the aggregate exceed $15,000;

●
establish any new lending programs or make any changes in the policies of any subsidiary of First Capital concerning which persons may approve loans; originate or issue a commitment to originate, any loan in a principal amount in excess of $250,000 with respect to residential real estate loans and $500,000 with respect to commercial or commercial real estate loans, other than pursuant to binding written commitments to lend existing on the date of the merger agreement; or (iii) materially modify, change or amend any loan with a principal balance outstanding in excess of $250,000 or any documents, agreement or collateral related thereto;

●
fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed at or before the effective time of the merger, fail to pay any tax shown as due, or required to be shown as due, on any such tax return, make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes or offer or agree to do any of the foregoing or surrender its rights to any of the foregoing or to claim any tax refund or file any amended tax return;

●
open, close or relocate any offices at which business is conducted (including any ATMs), or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

●	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;

●
foreclose upon or otherwise take title to or possession or control of any real property or entity on such property without first obtaining a Phase I Environmental Site Assessment performed pursuant to ASTM E 1527-05 which indicates that the property is free of hazardous material; except that no such report will be required to be obtained with respect to singleffamily residential real property of one acre or less to be foreclosed upon unless First Capital or any of its subsidiaries has reason to believe such real property may contain any such hazardous material; or

●	agree or commit to do any of the foregoing.

Expenses of the merger

LCNB and First Capital are each required to bear their own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.  All fees to be paid to regulatory authorities in connection with the transactions contemplated by the merger agreement will be shared equally between LCNB and First Capital.

Termination of the merger agreement

Termination by mutual consent.  Pursuant to the merger agreement, LCNB and First Capital may mutually consent to terminate the merger agreement and abandon the merger at any time before the merger is effective, if the Board of Directors of each company approves the termination by vote of a majority of the members of its entire Board.

Termination by either LCNB or First Capital.  Either LCNB or First Capital acting alone upon written notice to the other party may terminate the merger agreement and abandon the merger at any time before the merger is effective, if the Board of Directors of either company approves the termination by vote of a majority of the members of its Board in the following circumstances:

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●
if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be or has not been cured by the breaching party within 30 days of after the giving of written notice to the breaching party of such breach;

●
if the merger has not been consummated by June 30, 2013, unless the failure to complete the merger by that date is due to the knowing action or inaction of the party seeking to terminate the merger agreement;

●	if the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied; or

●	if the First Capital shareholders fail to adopt and approve the merger agreement at the special meeting; or

●	pursuant to the payment of the termination fee described in “-Acquisition proposals and termination fee.”

In the event that the merger agreement is terminated and the merger abandoned, neither First Capital nor LCNB will have any liability or further obligation to the other party, except for continued compliance with certain surviving covenants and agreements identified in the merger agreement.  In addition, the termination of the merger agreement will not relieve a breaching party from liability for any willful breach of the merger agreement giving rise to such termination.

Acquisition proposals and termination fee

Pursuant to the merger agreement, First Capital may not, and must cause Citizens National Bank and its officers, directors, employees and other agents not to, directly or indirectly take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any person other than LCNB relating to any sale of all or substantially all of the assets of First Capital and/or Citizens National Bank or any merger, consolidation or business combination with First Capital and/or Citizens National Bank, unless First Capital’s Board, after consultation with and based upon the advice of legal counsel, determines in good faith that it must enter into negotiations or discussions with another party that has made an unsolicited acquisition proposal in order to fulfill its fiduciary duties to First Capital shareholders under applicable law.

In the event that First Capital and/or Citizens National Bank executes a definitive agreement in respect of, or closes, any acquisition or purchase of all or substantially all of the assets of First Capital and/or Citizens National Bank or any merger, consolidation or business combination business with any party other than LCNB, First Capital must pay to LCNB in immediately available funds the sum of $784,000 immediately after the earlier of such execution or closing.

Amendment

The merger agreement may be amended or modified at any time prior to the effective time of the merger by an agreement in writing signed by LCNB and First Capital, except that the merger agreement may not be amended after the First Capital special meeting if such amendment would violate Ohio law.

Description of LCNB Common Shares

General

LCNB’s authorized capital stock consists of 13,000,000 shares (12,000,000 common shares, 1,000,000 shares of Preferred Stock), each with no par value.  As of October 9, 2012, 6,726,507 shares LCNB common shares, and no preferred shares were issued and outstanding.  Each outstanding LCNB share is duly authorized, validly issued, fully paid and nonassessable.  As of October 9, 2012, LCNB has reserved the following number of LCNB common shares for issuance (i) 200,000 for stock options, (ii) 217,063 for Troubled Asset Relief Program (“TARP”) warrants, and (iii) 365,380 for its dividend reinvestment plan.  As of October 9, 2012, 753,627 LCNB common shares were held in treasury by LCNB.  The holders of LCNB common shares have one vote per share on each matter on which shareholders are entitled to vote.  The holders of LCNB Preferred Stock have no votes per share on each matter on which shareholders are entitled to vote except as otherwise required by law.

The Board of Directors of LCNB is divided into three classes with the term of office of one class expiring each year.  One class of directors is elected each year at the annual meeting of shareholders to a three-year term.  Upon liquidation or dissolution of LCNB, the holders of LCNB common shares are entitled to share ratably in such assets as remain after creditors have been paid.

Pursuant to the provisions of LCNB’s Amended and Restated Articles of Incorporation, holders of LCNB common shares do not have any pre-emptive rights to purchase shares when issued by LCNB.

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LCNB’s Board of Directors determines whether to declare dividends and the amount of any dividends declared on LCNB common shares.  Such determinations by the Board of Directors take into account LCNB’s financial condition, results of operations and other relevant factors, and the payment of dividends by LCNB is subject to certain limitations.  No assurances can be given that dividends on LCNB common shares will be declared, or if declared, what the amount of any such dividends will be in future periods.

Provisions relating to business combinations

Business combinations; Required Approval.  Article SIXTH of LCNB’s Amended and Restated Articles of Incorporation sets forth certain requirements in connection with the approval or authorization of any of the following types of business combinations with a person or entity that is a beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of LCNB:

●	any merger or consolidations of LCNB;

●	any sale, lease, exchange, transfer or other disposition of all, or substantially all, of the assets of LCNB;

●	the issuance or transfer of any securities of LCNB to any other person or entity in exchange for assets or securities; or

●	the issuance or transfer of any securities of LCNB, by LCNB, to any other person or entity for cash.

Article SIXTH further provides that to be approved, the foregoing transactions require the affirmative vote of either (1) at least 80% of the voting power of LCNB, voting together as a single class, present or represented by proxy and entitled to vote in respect thereof, at an annual meeting or at any special meeting duly called, excluding the voting power of any such entity or person seeking such merger or combination transaction, if such person or entity owns 10% or more of the shares of LCNB entitled to vote at such annual meeting or special meeting; or (2) if a majority or more of the directors of LCNB recommend approval of the transaction, such may be taken upon approval by a majority of the voting power of LCNB, voting together as a single class, present or represented by proxy, and entitled to vote in respect thereof, at an annual meeting or at any special meeting duly called.

Anti-takeover statutes

Certain state laws make a change in control of an Ohio corporation more difficult, even if desired by the holders of a majority of the corporation’s shares.  Provided below is a summary of the Ohio anti-takeover statutes.

Ohio Control Share Acquisition Statute. Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute,” provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.”  A control share acquisition is defined as any acquisition of shares of an “issuing public corporation” that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the issuing public corporation in the election of directors within any of the following ranges:

●	one-fifth or more, but less than one-third, of the voting power;

●	one-third or more, but less than a majority, of the voting power; or

●	a majority or more of the voting power.

An “issuing public corporation” is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists.  Assuming compliance with the notice and informational filing requirements prescribed by the Ohio Control Share Acquisition Statute, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both:

●	a majority of the voting power of the corporation represented in person or by proxy at the meeting; and

●	a majority of the voting power at the meeting exercised by shareholders, excluding:

o	the acquiring shareholder,

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o	officers of the corporation elected or appointed by the directors of the corporation,

o	employees of the corporation who are also directors of the corporation, and

o	persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.

Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer.  The Ohio Control Share Acquisition Statute does not apply to a corporation whose articles of incorporation or regulations so provide.  LCNB has not opted out of the application of the Ohio Control Share Acquisition Statute.

Ohio Merger Moratorium Statute.  Chapter 1704 of the Ohio Revised Code, known as the “Ohio Merger Moratorium Statute,” prohibits specified business combinations and transactions between an issuing public corporation and a beneficial owner of shares representing 10% or more of the voting power of the corporation in the election of directors (an “interested shareholder”) for at least three years after the interested shareholder became such, unless the board of directors of the issuing public corporation approves either (1) the transaction or (2) the acquisition of the corporation’s shares that resulted in the person becoming an interested shareholder, in each case before the interested shareholder became such.

For three years after a person becomes an interested shareholder, the following transactions between the corporation and the interested shareholder (or persons related to the interested shareholder) are prohibited:

●	the sale or acquisition of an interest in assets meeting thresholds specified in the statute;

●	mergers and similar transactions;

●	a voluntary dissolution;

●	the issuance or transfer of shares or any rights to acquire shares having a fair market value at least equal to 5% of the aggregate fair market value of the corporation’s outstanding shares;

●	a transaction that increases the interested shareholder’s proportionate ownership of the corporation; and

●	any other benefit that is not shared proportionately by all shareholders.

After the three-year period, transactions between the corporation and the interested shareholder are permitted if:

●
the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation in the election of directors (or a different proportion specified in the corporation’s articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

●	the business combination results in shareholders, other than the interested shareholder, receiving a “fair market value” for their shares determined by the method described in the statute.

A corporation may elect not to be covered by the provisions of the Ohio Merger Moratorium Statute by the adoption of an appropriate amendment to its articles of incorporation.  LCNB has not adopted such an amendment to opt out of the provisions of the Ohio Merger Moratorium Statute.  However, the provisions of the Ohio Merger Moratorium Statute are not applicable to the proposed merger of First Capital with and into LCNB because neither First Capital nor LCNB is an interested shareholder of the other company as defined in the Ohio Merger Moratorium Statute.

Comparison of Certain Rights of LCNB and First Capital Shareholders

Certain shareholders of First Capital will receive LCNB common shares in the merger and, therefore, will become shareholders of LCNB.  Their rights as shareholders of LCNB will be governed by the Ohio Revised Code and by LCNB’s Amended and Restated Articles of Incorporation and Regulations, while First Capital shareholders are currently governed by Ohio law and by First Capital’s Amended and Restated Articles of Incorporation and Regulations.  Although the rights of the holders of LCNB common shares and those of the holders of shares of First Capital common stock are similar in many respects, there are some differences.  These differences relate to differences between provisions of the Amended and Restated Articles of Incorporation of LCNB and the Amended and Restated Articles of Incorporation of First Capital, and differences between provisions of the Regulations of LCNB and the Regulations of First Capital.

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The following summary compares certain rights of the holders of shares of First Capital common stock to the rights of holders of LCNB common shares in areas where those rights are materially different.  This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of First Capital and LCNB.

Authorized and outstanding shares

LCNB’s authorized capital stock consists of 13,000,000 shares (12,000,000 common shares, 1,000,000 preferred shares), each with no par value.  As of October 9, 2012, 6,726,507 shares LCNB common shares, and no preferred shares were issued and outstanding.   Each outstanding LCNB share is duly authorized, validly issued, fully paid and nonassessable.  As of October 9, 2012, LCNB has reserved the following number of LCNB common shares for issuance (i) 200,000 for stock options, (ii) 217,063 for TARP warrants, and (iii) 365,380 for its dividend reinvestment plan.  As of October 9, 2012, 753,627 LCNB common shares were held in treasury by LCNB.  The holders of LCNB common shares have one vote per share on each matter on which shareholders are entitled to vote.  The holders of LCNB preferred shares have no votes per share on each matter on which shareholders are entitled to vote except as otherwise required by law.

First Capital’s authorized capital stock consists of 1,500,000 shares of common stock, with no par value, of which 636,102 shares were issued and outstanding as of October 9, 2012  and 53,898 shares were held in treasury by First Capital.  Each outstanding First Capital share is duly authorized, validly issued, fully paid and nonassessable.  The holders of First Capital common shares have one vote per share on each matter on which shareholders are entitled to vote.

Voting

The holders of LCNB common shares have one vote per share on each matter on which shareholders are entitled to vote. The holders of LCNB Preferred Stock have no votes per share on each matter on which shareholders are entitled to vote unless otherwise required by law.  LCNB’s shareholders enjoy cumulative voting rights with respect to the election of directors.

The holders of First Capital common shares have one vote per share on each matter on which shareholders are entitled to vote, and First Capital’s Amended and Restated Articles of Incorporation precludes all shareholders from cumulating their votes in the election of directors.

Amendments to governing documents

LCNB’s Amended and Restated Articles of Incorporation may be amended by a two-thirds vote of shares entitled to vote on such amendment, except that an affirmative vote of the holders of 80% of the outstanding shares is required for amendment of Articles FIFTH, SIXTH or NINTH.  LCNB’s Regulations may be amended or repealed at any meeting of shareholders called for that purpose, or by written consent in lieu of such meeting, by the affirmative vote of the majority of holders of shares of LCNB entitling them to exercise a majority of the voting power on such proposal.

First Capital’s Amended and Restated Articles of Incorporation may be amended by a two-thirds vote of shares entitled to vote on such amendment, except that an affirmative vote of the holders of 80% of the outstanding shares is required for amendment of provisions related to the number and classes of directors, transactions requiring a special vote or the vote required to take other actions. First Capital’s Regulations may be amended by the affirmative vote of the holders of at least two-thirds of the shares of First Capital.

Number and class of directors

LCNB’s Board of Directors must consist of not less than five nor more than 15 directors, the exact number of directors to be determined from time to time by a resolution adopted by the affirmative vote of a majority of the entire Board of Directors in office or by the shareholders.  The directors are divided into three classes.  Each director serves a three-year term.  LCNB currently has nine seats with eight directors and one vacancy on its Board of Directors.

First Capital’s Board of Directors may consist of as many directors as may be fixed from time to time in accordance with First Capital’s Regulations. The directors are divided into two classes.  The term of each director is two years.  First Capital currently has eight directors on its Board of Directors.

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Nomination of directors

The LCNB Regulations provide that shareholder nominations for election to the LCNB Board of Directors at an annual meeting of shareholders must be made in writing and must be delivered or mailed to the Secretary of LCNB on or before the 45th day prior to the first anniversary of the most recent annual meeting of shareholders held for the election of directors.  In the case of the election of directors at a special meeting of shareholders, the LCNB Regulations provide that the written notice must be received by the Secretary no later than the seventh day following the day on which the notice of the special meeting was mailed to shareholders.

The written notification of a proposed nominee must contain the following information:

●	the name and business or residence address of the proposed nominee;

●
a representation that the shareholder is a holder of record of stock of LCNB, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

●	a description of all arrangements pursuant to which the nomination is to be made by the shareholder; and

●	the consent of each nominee to serve as a Director, if elected and the principal occupation or employment of the proposed nominee.

Nominations for the election of directors to First Capital’s Board of Directors may be made by the Board of Directors or a proxy committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of First Capital not later than (1) with respect to an election to be held at an annual meeting of shareholders, 45 days in advance of the corresponding date for the date of the preceding year’s annual meeting of shareholders, and (2) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of First Capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (d) the consent of each nominee to serve as a director of First Capital if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Removal of directors

Under the Ohio General Corporation Law, the removal of a director or directors of LCNB may only be effected for cause.

All the First Capital directors, all the First Capital directors of a particular class, or any individual First Capital director may be removed from office, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed.

Pre-emptive rights

Pursuant to Article TENTH of LCNB’s Amended and Restated Articles of Incorporation, no LCNB shareholder has preemptive rights to purchase shares when issued by LCNB.

Pursuant to Article TENTH of First Capital’s Amended and Restated Articles of Incorporation, each First Capital shareholder has the right to purchase First Capital shares in proportion to such shareholder’s holdings of shares whenever First Capital sells shares for cash, with the exception of treasury shares, share dividends, shares issued upon option exercises or conversion rights or shares released from preemptive rights by certain shareholder votes or issued in satisfaction of preemptive rights.

Security Ownership of Certain Beneficial Owners and Management of LCNB

The following table sets forth certain information as to those persons that LCNB believes are beneficial owners of more than 10% of LCNB’s outstanding common stock as of October 9, 2012.  For purposes of the table below and the table describing the beneficial ownership of directors and executive officers of LCNB, a person is deemed to be the beneficial owner of any common shares (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days of the date noted above.  “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.  As of October 9, 2012, there were 6,726,507 shares of LCNB common stock issued and outstanding.

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Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
LCNB National Bank	945,091	(1)	12.95%

(1)
The shares of common stock reflected in this table are held in trust, agency or custodial capacities by LCNB National Bank.  In its capacity, LCNB National Bank has shared power to vote and/or dispose of the shares reflected in this table.

The following table sets forth information with respect to the shares of LCNB common beneficially owned by each director of LCNB, by certain executive officers of LCNB, and by all directors and executive officers of LCNB as a group as of October 9, 2012.  Except as otherwise indicated, each person shown in the table has sole voting and investment power with respect to the common shares indicated.  The titles for the individuals listed in the following table are LCNB titles.  The business address of each director and executive officer is 2 North Broadway, Lebanon, Ohio 45036.

Beneficial Stock Ownership of Directors and Executive Officers of LCNB

Name, Position(s) of Executive Officer or Director	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Stephen P. Wilson Chairman, CEO	82,536	1.23%

Spencer S. Cropper Director	20,980	0.31%

Kathleen Porter Stolle Director, Secretary	51,830	0.77%

George L. Leasure Director, Assistant Secretary	34,590	0.51%

William H. Kaufman Director	72,505	1.08%

Steve P. Foster Director, President	23,585	0.35%

Anne Krehbiel Director	3,500	0.05%

Rick L. Blossom Director	2,000	0.03%

Bernard H. Wright, Jr. Senior Executive Vice President	68,391	1.02%

Eric J. Meilstrup Executive Vice President	7,097	0.11%

Leroy F. McKay Executive Vice President	9,431	0.14%

Robert C. Haines II Executive Vice President, Chief Financial Officer	2,866	0.04%

Matthew P. Layer Executive Vice President	4,251	0.06%

All directors and officers as a group (13 persons)	383,562	5.70%

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Security Ownership of Certain Beneficial Owners and Management of First Capital

The following table sets forth certain information as to those persons that First Capital believes are beneficial owners of more than 10% of First Capital’s outstanding common stock as of October 9, 2012.  For purposes of the table below and the table describing the beneficial ownership of directors and executive officers of First Capital, a person is deemed to be the beneficial owner of any common shares (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days of the date noted above.  “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.  As of October 9, 2012, there were 636,102 shares of First Capital common stock issued and outstanding.

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
John H. Kochensparger 33 West Main Street Chillicothe, Ohio 45601	130,000	20.44%

Anne K. Powers 2420 Maryland Avenue Columbus, Ohio 43209	108,865	17.11%

The following table sets forth information with respect to the shares of First Capital common stock beneficially owned by each director of First Capital, by certain executive officers of First Capital and Citizens National Bank, and by all directors and executive officers of First Capital and Citizens National Bank as a group as of October 9, 2012.  Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common shares indicated.  The business address of each director and executive officer is 33 West Main Street, Chillicothe, Ohio 45601.

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding

John H. Kochensparger Chairman	130,000	20.44%

Thomas W. Beard President, Chief Executive Officer and Director	6,385	1.00

Neil V. Coleman Director	1,100	0.17

Cynthia L. Henderson Director	10,100	1.59

James A. Kiger Director	—	—

C. Patrick McAllister Director	7,320	1.15

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David S. Powers Director	11,984	1.87

Donald J. Smith Director	1,200	0.19

Jeffrey D. Meeker Chief Financial Officer	1,000	0.16

Lori M. Raines Vice President of Retail Lending Citizens National Bank	120	0.02

Benjamin B. Reynolds Executive Vice President Citizens National Bank	60	0.01

All directors and executive officers as a group (11 persons)	169,269	26.6%

Experts

The consolidated financial statements of LCNB included in LCNB’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting have been audited by J.D. Cloud & Co., LLP, an independent registered public accounting firm, as set forth in their reports thereon included in such Annual Report and incorporated into this document by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information for the periods ended September 30, 2012 and 2011, the periods ended June 30, 2012 and 2011 and the periods ended March 31, 2012 and 2011 incorporated by reference in this document, the independent registered public accounting firm has reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their separate reports included in LCNB’s quarterly reports on Form 10-Q for the quarters ended September 30, 2012, June 30, 2012 and March 31, 2012, and incorporated by reference herein, state that they did not audit and they do not express opinions on that consolidated interim financial information.  Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied.  The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1993 (the “Act”) for their reports on the unaudited interim financial information because each report is not a “report” or a “part” of the registration statement prepared or certified by the independent registered public accounting firm within the meaning of sections 7 and 11 of the Act.

Legal Matters

Dinsmore & Shohl LLP has rendered an opinion that the LCNB common shares to be issued to the First Capital shareholders in connection with the merger have been duly authorized and, if issued as contemplated by the merger agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Dinsmore & Shohl LLP also has rendered an opinion regarding the material federal income tax consequences of the merger.

Where You Can Find More Information

LCNB has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act to register the LCNB common shares to be issued to First Capital shareholders in the merger.  This proxy statement/prospectus is a part of the Registration Statement on Form S-4.  The rules and regulations of the Securities and Exchange Commission permit us to omit from this proxy statement/prospectus certain information, exhibits and undertakings that are contained in the Registration Statement on Form S-4.

In addition, LCNB files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  You can read and copy the Registration Statement on Form S-4 and its exhibits, as well as the reports, proxy statements and other information filed with the Securities and Exchange Commission by LCNB, at the following location:

Securities and Exchange Commission’s Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

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Please call the Securities and Exchange Commission for more information on the operation of the Public Reference Room at 1-800-SEC-0330.

LCNB is an electronic filer, and the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the following website: http://www.sec.gov.  Reports of LCNB can also be found on the Internet website maintained by LCNB at http://www.lcnb.com (this uniform resource locator, or URL, is an inactive textual reference only and is not intended to incorporate LCNB’s website into this proxy statement/prospectus).

This document incorporates by reference the description of LCNB common stock contained in LCNB’s registration statement on Form S-4 filed on January 21, 1999, including any amendment or reports filed for the purpose of updating such description, the documents listed below that LCNB has previously filed with the Securities and Exchange Commission and any future filings made by it with the Securities and Exchange Commission before the special meeting of shareholders under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

Commission Filings (File No. 001-35292)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2011

Quarterly Reports on Form 10-Q	Quarters ended March 31, June 30, and September 30, 2012

Current Reports on Form 8-K (other than information furnished under Items 2.02 and 7.01 of Form 8-K)	Filed on January 26, April 20, April 27, July 18 and October 16, 2012

You can receive the documents incorporated by reference (without exhibits, unless the exhibits are specifically incorporated by reference into this proxy statement/prospectus) without charge by calling or writing:

LCNB Corp.
P.O. Box 59
2 N. Broadway
Lebanon, Ohio 45036
Attention: Stephen P. Wilson
(513) 932-1414

If you would like to request documents from LCNB, please do so by ___________, 2012, in order to receive the documents prior to the First Capital special meeting.  You may also obtain copies of the documents from the Securities and Exchange Commission through its website at the address provided above.

Following the merger, LCNB will continue to be regulated by the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended.

51

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

October 9, 2012

by and between

LCNB CORP.

and

FIRST CAPITAL BANCSHARES, INC.

i

Page

Article I – Certain Definitions		1

1.01	Certain Definitions	1

Article II – The Merger		6
2.01	The Parent Merger	6
2.02	The Subsidiary Merger	6
2.03	Effectiveness of Parent Merger	7
2.04	Effective Date and Effective Time	7

ARTICLE III – Merger Consideration		7

3.01	Merger Consideration	7
3.02	Rights as Shareholders; Share Transfers	8
3.03	Election and Exchange and Payment Procedures	8
3.04	Dissenting Shares	11

ARTICLE IV – Actions Pending Consummation of Merger		11

4.01	Forbearances of First Capital	11
4.02	Forbearances by LCNB	13

ARTICLE V – Representations and Warranties		13

5.01	Disclosure Schedules	13
5.02	Standard	14
5.03	Representations and Warranties of First Capital	14
5.04	Representations and Warranties of LCNB	22

ARTICLE VI – Covenants		27

6.01	Reasonable Best Efforts	27
6.02	Shareholder Approval	27
6.03	Registration Statement; Proxy Statement/Prospectus	27
6.04	Press Releases	27
6.05	Access; Information	27
6.06	Acquisition Proposals; Break Up Fee	28
6.07	Takeover Laws	28
6.08	Intentionally blank	28
6.09	Regulatory Applications	28
6.10	Employment Matters; Employee Benefits; Advisory Board	29
6.11	Notification of Certain Matters	30
6.12	Intentionally blank	30
6.13	Consents	30
6.14	Insurance Coverage	30
6.15	Correction of Information	30
6.16	Confidentiality	30
6.17	Regulatory Matters	30
6.18	Indemnification	31
6.19	Affiliates	31
6.20	Environmental Assessments	31
6.21	Tax Treatment	31

ARTICLE VII - Conditions to Consummation of the Merger; Closing		31

7.01	Conditions to Each Party’s Obligation to Effect the Merger	31
7.02	Conditions to Obligation of First Capital	31
7.03	Conditions to Obligation of LCNB	32
7.04	Closing	32

ii

ARTICLE VIII – Termination		33

8.01	Termination	33
8.02	Effect of Termination and Abandonment, Enforcement of Agreement	33

ARTICLE IX – Miscellaneous		33

9.01	Survival	33
9.02	Waiver; Amendment	33
9.03	Counterparts	33
9.04	Governing Law	33
9.05	Expenses	34
9.06	Notices	34
9.07	Entire Understanding; No Third Party Beneficiaries	34
9.08	Interpretation; Effect	34
9.09	Waiver of Jury Trial	34
9.10	Successors and Assigns; Assignment	34

EXHIBIT A          Form of Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 9, 2012 (hereinafter referred to as this “Agreement”), by and between LCNB CORP., an Ohio corporation (hereinafter referred to as “LCNB”), and FIRST CAPITAL BANCSHARES, INC., an Ohio corporation (hereinafter referred to as “First Capital”).

WITNESSETH

WHEREAS, LCNB is a registered financial holding company and owns all of the outstanding shares of LCNB National Bank, a national bank chartered under the laws of the United States, with its principal office located in Lebanon, Ohio (hereinafter referred to as “Bank”);

WHEREAS, First Capital is a registered bank holding company and owns all of the outstanding shares of Citizens National Bank, a national bank chartered under the laws of the United States, with its principal office located in Chillicothe, Ohio (hereinafter referred to as “Citizens”);

WHEREAS, the Boards of Directors of LCNB and First Capital believe that the merger of First Capital with and into LCNB, followed by the merger of Citizens with and into Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of LCNB and First Capital; and

WHEREAS, the Boards of Directors of LCNB and First Capital intend for the Merger to qualify as a reorganization with the meaning of Section 368 of the Code, and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

WHEREAS, the Boards of Directors of LCNB and First Capital have each approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, LCNB and First Capital, intending to be legally bound, hereby agree as follows:

ARTICLE I
Certain Definitions

1.01          Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.06(a).

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Aggregate Cash Consideration” has the meaning set forth in Section 3.01(b)(ii).

“Aggregate Consideration” has the meaning set forth in Section 3.01(b)(i).

“Aggregate Stock Consideration” has the meaning set forth in Section 3.01(b)(iii).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Bank” has the meaning set forth in the recitals to this Agreement.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day other than a Saturday or Sunday or any other day on which national banks in the United States are authorized or required by law to be closed for business.

“Cash Election Shares” has the meaning set forth in Section 3.03(b).

“Citizens” has the meaning set forth in the recitals to this Agreement.

“Closing Date” means the date on which the Parent Merger is consummated.

“Closing Value” means the 4:00 p.m. Eastern Time closing price per share of LCNB Common Shares on the NASDAQ Capital Market on the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i) with respect to First Capital and Citizens plans, and Section 5.04(r) with respect to LCNB and Bank plans.

“Consultants” has the meaning set forth in Section 5.03(m)(i).

“D&O Policy” has the meaning set forth in Section 6.18(b).

“Determination Letter” has the meaning set forth in Section 6.10(c).

“Directors” has the meaning set forth in Section 5.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means any First Capital Common Shares held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the OGCL.

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.

“Election Deadline” has the meaning set forth in Section 3.03(c).

“Election Form” has the meaning set forth in Section 3.03(b).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(f).

“Exchange Ratio” shall mean:

(a)           if the LCNB Market Price is equal to or less than $14.53, and equal to or greater than $11.89, then 2.329;

(b)           if the LCNB Market Price is less than $11.89, then a quotient (rounded to the nearest one-thousandth) obtained by dividing $27.69 by the LCNB Market Price; or

(c)           if the LCNB Market Price is greater than $14.53, then a quotient (rounded to the nearest one-thousandth) obtained by dividing $33.84 by the LCNB Market Price.

“Executive Employment Agreements” means and shall refer to the Change in Control Agreements between Citizens and each of Lori Raines, Benjamin Reynolds, Jeffery Meeker and Thomas W. Beard, each dated as of July 1, 2012.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“First Capital” has the meaning set forth in the preamble to this Agreement.

“First Capital 401(k) Plan” has the meaning set forth in Section 6.10(c).

 “First Capital Articles” means the Articles of Incorporation of First Capital, as amended.

“First Capital Board” means the Board of Directors of First Capital.

“First Capital Common Shares” means the shares of common stock, without par value, of First Capital.

“First Capital’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).

“First Capital Group” has the meaning set forth in Section 5.03(q)(vii).

“First Capital Meeting” has the meaning set forth in Section 6.02.

“First Capital Regulations” means the regulations of First Capital, as amended.

“First Capital Shareholder Adoption” has the meaning set forth in Section 5.03(d).

“FRB” means the Board of Governors of the Federal Reserve System.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Indemnified Parties” has the meaning set forth in Section 6.18(a).

“Information” has the meaning set forth in Section 6.16.

“IRS” has the meaning set forth in Section 5.03(m)(ii).

“Knowledge” means, with respect to LCNB, the Knowledge of any officer of LCNB with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and, with respect to First Capital, the Knowledge of any officer of First Capital with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Credit Officer, Senior Loan Officer, Chief Operating Officer or Senior Vice President.  An officer of LCNB or First Capital shall be deemed to have “knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

“LCNB” has the meaning set forth in the preamble to this Agreement.

“LCNB Articles” means the Articles of Incorporation of LCNB, as amended.

“LCNB Board” means the Board of Directors of LCNB.

“LCNB Common Shares” means shares of Common Stock, without par value, of LCNB.

“LCNB Market Price” shall mean the average closing sale price of an LCNB Common Share on the NASDAQ – Capital Market during the twenty-five (25) consecutive trading days immediately preceding the Closing Date.

“LCNB Regulations” means the regulations of LCNB, as amended.

“LCNB Transfer Agent” means Registrar and Transfer Company.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to LCNB or First Capital, as the context may require, any effect that (i) is or is reasonably likely to be material and adverse to the financial position, results of operations or business of LCNB and Bank, taken as a whole, or First Capital and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either LCNB or First Capital to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; (c) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof; or (d) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

“Material Contracts” has the meaning set forth in Section 5.03(k)(ii).

“Maximum Aggregate Cash Consideration” has the meaning set forth in Section 3.01(b)(ii).

“Maximum Aggregate Stock Consideration” has the meaning set forth in Section 3.01(b)(iii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.

“Merger Consideration” means the Per Share Cash Consideration and the Per Share Stock Consideration.

“Minimum Aggregate Cash Consideration” has the meaning set forth in Section 3.01(b)(ii).

”Minimum Aggregate Stock Consideration” has the meaning set forth in Section 3.01(b)(iii).

“No Election Shares” has the meaning set forth in Section 3.03(b).

“OCC” means the Office of the Comptroller of the Currency.

“OGCL” means the Ohio General Corporation Law.

“Old Certificates” has the meaning set forth in Section 3.03(b).

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Parent Merger” has the meaning set forth in Section 2.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a).

“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a).

“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

 “Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

“Reallocated Cash Shares” has the meaning set forth in Section 3.03(d).

“Reallocated Stock Shares” has the meaning set forth in Section 3.03(d).

“Registration Statement” means the Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended, filed by LCNB to register with the SEC the LCNB Common Shares that will be issued to the shareholders of First Capital in the Merger.

“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).

“Regulatory Orders” has the meaning set forth in Section 5.03(i)(i).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Resulting Bank” has the meaning set forth in Section 2.02.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Election Shares” has the meaning set forth in Section 3.03(b).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“Treasury” means the United States Department of Treasury.

“Treasury Shares” means First Capital Common Shares held by First Capital or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among LCNB and certain shareholders of First Capital.

ARTICLE II
The Merger

2.01         The Parent Merger.

(a)           The Parent Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, First Capital shall merge with and into LCNB (the “Parent Merger”), LCNB shall survive the Parent Merger and continue to exist as an Ohio corporation (LCNB, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of First Capital shall cease.  At the Effective Time:

                (i)            The LCNB Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii)           The LCNB Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii)           Each individual serving as a director of LCNB immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the LCNB Articles and the LCNB Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the LCNB Articles or the LCNB Regulations or as otherwise provided by the OGCL.

(b)           Option to Change Method of Merger.  LCNB may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, the provisions of this Article II), if and to the extent LCNB deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)            alter or change the amount or kind of consideration to which the holders of First Capital Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii)           likely materially impede or delay receipt of required regulatory approval or the  consummation of the transactions contemplated by this Agreement; or

(iii)          cause the Merger not to qualify as a reorganization under Section 368 of the Code.

First Capital, if requested in writing by LCNB, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02         The Subsidiary Merger.  At the time specified by Bank in its certificate of merger filed with the OCC (which shall not be earlier than the Effective Time), Citizens shall merge with and into Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Citizens and Bank and filed with the OCC.  Upon the consummation of the Subsidiary Merger, the separate corporate existence of Citizens shall cease and Bank shall survive the Subsidiary Merger and continue to exist as a national bank (Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of Citizens shall cease.  The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the “Merger”.

2.03         Effectiveness of Parent Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the latest to occur of the following:  (a) the filing of certificates of merger with the OSS; or (b) such later date and time as may be set forth in such certificates of merger.  The Parent Merger shall have the effects prescribed in the OGCL.

2.04         Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, LCNB and First Capital shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable, but in any event no later than fifteen (15) calendar days after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires.  The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

ARTICLE III
Merger Consideration.

3.01	Merger Consideration.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof :

(a)           Conversion of First Capital Common Shares.  Subject to Sections 3.03 and 3.04, each First Capital Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the following:

(i)            a number of LCNB Common Shares determined by application of the Exchange Ratio (the “Per Share Stock Consideration”);

(ii)           cash in the amount of $30.76 (the “Per Share Cash Consideration”); or

(iii)          a combination of the Per Share Stock Consideration and the Per Share Cash Consideration.

(b)           Aggregate Consideration.

(i)            The “Aggregate Consideration” shall mean the Aggregate Cash Consideration plus the Aggregate Stock Consideration.  The Aggregate Consideration for purposes of this Agreement shall be $19,566,497.52, based on an agreed purchase price of $30.76 multiplied by 636,102 shares of First Capital Common Stock.

(ii)           The “Aggregate Cash Consideration” for purposes of this Agreement shall be an amount equal to the Per Share Cash Consideration multiplied by the sum of the Cash Election Shares (subject to the adjustment pursuant to Section 3.03(d)) plus the Reallocated Cash Shares, if any; provided, however, in no event will the Aggregate Cash Consideration be greater than 50% of the Aggregate Consideration (the “Maximum Aggregate Cash Portion”) or less than 40% of the Aggregate Consideration (the “Minimum Aggregate Cash Portion”).

(iii)           The “Aggregate Stock Consideration” for purposes of this Agreement shall be a dollar amount equal to the LCNB Market Price multiplied by the sum of the Stock Election Shares (subject to adjustment pursuant to Section 3.03(d)) plus the Reallocated Stock Shares, if any; provided, however, in no event will the Aggregate Stock Consideration be greater than 60% of the Aggregate Consideration (the “Maximum Aggregate Stock Consideration”) or less than 50% of the Aggregate Consideration (the “Minimum Aggregate Stock Consideration”).

(iv)           If the number of First Capital Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of First Capital Common Shares issued and outstanding as of the date hereof, the Aggregate Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration.

(c)           Treasury Shares.  All Treasury Shares shall be canceled and retired at the Effective Time and no Merger Consideration shall be issued in exchange therefor.

3.02         Rights as Shareholders; Share Transfers.  At the Effective Time, holders of First Capital Common Shares shall cease to be, and shall have no rights as, shareholders of First Capital, other than (a) to receive any dividend or other distribution with respect to such First Capital Common Shares with a record date occurring prior to the Effective Time, (b) to receive the Merger Consideration, and (c) appraisal rights in the case of Dissenting Shares.  After the Effective Time, there shall be no transfers on the stock transfer books of First Capital or the Surviving Corporation of any First Capital Common Shares.

3.03	Election and Exchange and Payment Procedures.

(a)           Exchange Agent.  Registrar and Transfer Company will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.

(b)           Election Procedure.  An election form in such form as First Capital and LCNB shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of First Capital Common Shares as of a record date which shall be the same date as the record date for eligibility to vote on the Merger.  The “Mailing Date” shall be no later than three (3) business days following the date on which proxy materials relating to the Merger are mailed to holders of shares of First Capital Common Shares.  LCNB shall make available Election Forms as may be reasonably requested by all persons who become holders of First Capital Common Shares after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined below), and First Capital shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.  Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive LCNB Common Shares with respect to all of such holder's First Capital Common Shares, (ii) to elect to receive cash with respect to all of such holder's First Capital Common Shares, (iii) to elect to receive cash with respect to some of such holder's First Capital Common Shares and to receive LCNB Common Shares with respect to such holder's remaining First Capital Common Shares, or (iv) to indicate that such holder makes no such election with respect to such holder's First Capital Common Shares ("No Election Shares").  Any First Capital Common Shares with respect to which the holder has elected to receive cash are hereinafter referred to as "Cash Election Shares," and any First Capital Common Shares with respect to which the holder has elected to receive LCNB Common Shares are hereinafter referred to as "Stock Election Shares."  Any First Capital Common Shares with respect to which the holder thereof shall not have made, as of the Election Deadline, an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares.  Any Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of Subsection (d) below, but in no event shall such shares be classified as Reallocated Stock Shares.

(c)           Election Deadline; Revocation or Modification of Election.  For purposes of this Agreement, the term "Election Deadline" shall mean 5:00 p.m. Eastern Time on the 30th day following, but not including, the date of mailing of the Election Form, or such other date upon which LCNB and First Capital shall mutually agree prior to the Effective Time.  Any election to receive cash, LCNB Common Shares or a combination of cash and LCNB Common Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline, accompanied by one or more certificates theretofore representing First Capital Common Shares (“Old Certificate(s)”) (or customary affidavits and, if required by LCNB pursuant to Section 3.03(h), indemnification regarding the loss or destruction of such Old Certificates) representing all First Capital Common Shares covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent prior to the Election Deadline.  All elections shall be revoked automatically if the Exchange Agent is notified in writing by LCNB and First Capital that this Agreement has been terminated.  The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(d)           Reallocation of LCNB Common Shares and Cash.  The Exchange Agent shall effect the allocation among holders of First Capital Common Shares of rights to receive cash, LCNB Common Shares, or a combination of cash and LCNB Common Shares in accordance with the Election Forms as follows:

(i)            If the number of Cash Election Shares multiplied by the Per Share Cash Consideration is less than the Minimum Aggregate Cash Consideration, then:

(1)           each of the Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration;

(2)           the Exchange Agent will designate first among the No Election Shares and then from the Stock Election Shares (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Cash Consideration (such redesignated shares hereinafter referred to as "Reallocated Cash Shares") such that the product of (A) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (B) the Per Share Cash Consideration, equals the Minimum Aggregate Cash Consideration, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(3)           each of the No Election Shares and Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.

(ii)            If the number of Cash Election Shares multiplied by the Per Share Cash Consideration is greater than the Maximum Aggregate Cash Consideration, then:

(1)          each of the Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(2)           the Exchange Agent will designate among the Cash Election Shares (other than Dissenting Shares)  (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares hereinafter referred to as "Reallocated Stock Shares") such that the product of (A) the number of remaining Cash Election Shares multiplied by (B) the Per Share Cash Consideration equals the Maximum Aggregate Cash Consideration, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(3)           each of the Cash Election Shares (other than Dissenting Shares) that are not Reallocated Stock Shares shall be converted into the right to receive the Per Share Cash Consideration.

(iii)           If the number of Cash Election Shares (including Dissenting Shares) multiplied by the Per Share Cash Consideration is less than or equal to the Maximum Aggregate Cash Consideration and greater than or equal to the Minimum Aggregate Cash Consideration, then subparagraphs (i) and (ii) above shall not apply, and all No Election Shares and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

(e)           Method of Designation.

(i)           If the Exchange Agent is required pursuant to Subsection (d) to designate from among all No Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No Election Shares shall have a pro rata portion (based on such holder's No Election Shares relative to all No Election Shares) of such holder's No Election Shares designated as Reallocated Cash Shares.

(ii)           If the Exchange Agent is required pursuant to Subsection (d) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall have a pro rata portion (based on such holder's Stock Election Shares relative to all Stock Election Shares) of such holder's Stock Election Shares designated as Reallocated Cash Shares.

(iii)           If the Exchange Agent is required pursuant to Subsection (d) to designate from among all Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (except Dissenting Shares) shall have a pro rata portion (based on such holder's Cash Election Shares relative to all Cash Election Shares) of such holder's Cash Election Shares designated as Reallocated Stock Shares.

(f)           Exchange Fund.  At or prior to the Effective Time, LCNB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, an estimated amount of cash (such cash, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto without any interest on any such cash, dividends or distributions, being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding First Capital Common Shares.  Promptly after the Effective Time, and in any event no later than three (3) Business Days after the Effective Time, the Exchange Agent shall distribute LCNB Common Shares and make payment of such cash as provided herein.  The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the LCNB Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the LCNB Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such LCNB Common Shares for the account of the persons entitled thereto.

(g)           Surrender of Old Certificates Following the Effective Time.

(i)           Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to LCNB and First Capital shall be mailed by the Exchange Agent as soon as practicable after the Effective Time (and in any event not later than five (5) Business Days following the Effective Time) to each holder of record of First Capital Common Shares as of the Effective Time who did not previously submit a completed Election Form.  A Letter of Transmittal will be deemed properly completed only if accompanied by the Old Certificates to be converted thereby.

(ii)           The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as LCNB and First Capital may reasonably determine and (iii) include instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration.  Upon the proper surrender of the Old Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Old Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of LCNB Common Shares that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Sections 3.01 and 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02).  Old Certificates so surrendered shall forthwith be canceled.  As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute LCNB Common Shares and cash as provided herein.  If there is a transfer of ownership of any shares of First Capital Common Shares not registered in the transfer records of First Capital, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such First Capital Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of LCNB and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iii)           No dividends or other distributions declared or made after the Effective Time with respect to LCNB Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of LCNB Common Stock hereunder until such person surrenders his or her Old Certificates in accordance with this Section 3.03.  Upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of LCNB Common Stock represented by such person’s Old Certificates.

  (h)           Lost Certificates.  If there shall be delivered to the Exchange Agent by any person who is unable to produce any Old Certificate for surrender to the Exchange Agent in accordance with this Article III:

(i)            Evidence to the reasonable satisfaction of the Surviving Corporation that such Old Certificate has been lost, wrongfully taken, or destroyed;

(ii)           A bond in such amount as the Surviving Corporation or the Exchange Agent may reasonably request as indemnity against any claim that may be made against the Surviving Corporation and/or the Exchange Agent with respect to such Old Certificate; and

(iii)           Evidence to the reasonable satisfaction of the Surviving Corporation that such person was the owner of the First Capital Common Shares represented by each such Old Certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present such Old Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any First Capital Common Shares represented by any Old Certificate has been acquired by a bona fide purchaser, shall deliver to such person the cash that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Old Certificate.

(i)           Release of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the shareholders of First Capital for twelve (12) months after the Effective Time shall be paid to LCNB.  Any shareholders of First Capital who have not theretofore complied with this Article III shall thereafter look only to LCNB for payment of the Merger Consideration.  Notwithstanding the foregoing, neither the Exchange Agent nor LCNB shall be liable to any former holder of First Capital Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(j)           No Fractional LCNB Common Shares.

(i)            No certificates or scrip representing fractional LCNB Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional LCNB Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii)           Each holder of First Capital Common Shares who would otherwise be entitled to receive a fractional LCNB Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (a) the fractional LCNB Common Share interest to which such holder (after taking into account all First Capital Common Shares held at the Effective time by such holder) would otherwise be entitled by (b) the Closing Value.

(k)           No Liability.  None of LCNB, First Capital, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of First Capital Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional LCNB Common Share interest, the Per Share Insurance Payment or any dividends or distributions with respect to LCNB Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(l)            Withholding Rights.  LCNB or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of First Capital Common Shares such amounts as LCNB or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise).  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by LCNB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the First Capital Common Shares.

(m)           Waiver.  The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

3.04         Dissenting Shares.  Anything contained in this Agreement or elsewhere to the contrary notwithstanding, any holder of an outstanding First Capital Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Section 1701.85 of the OGCL.  If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

ARTICLE IV
Actions Pending Consummation of Merger

4.01         Forbearances of First Capital.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by an applicable Regulatory Order, law or regulation without the prior written consent of LCNB, which consent shall not be unreasonably withheld, First Capital shall not, and shall cause each of its Subsidiaries not to:

(a)           Ordinary Course.  Conduct the business of First Capital and its Subsidiaries other than in the ordinary and usual course, consistent with past practices, or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon First Capital’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.

(b)           Capital Stock.   Other than pursuant to obligations that arose prior to the date hereof that have been previously disclosed in writing to LCNB, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional First Capital Common Shares, other capital stock of First Capital or any Rights, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional First Capital Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c)           Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than regular semi-annual cash dividends not to exceed the lesser of (A) $0.35 per share or (B) 60% of First Capital’s net income per share earned during the period from June 30, 2012 to the date the dividend is declared, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)           Compensation; Employment Agreements.  Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of First Capital or its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except:  (i) changes to agreements or arrangements required by applicable law, (ii) as may be required by existing agreements that have previously been disclosed in writing to LCNB and (iii) the payment of accrued employee bonuses in an aggregate amount not to exceed $35,000.

(e)           Benefit Plans.  Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of First Capital or its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f)           Dispositions.  Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.

(g)           Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person, except in the usual and ordinary course of operating a community bank.

(h)           Governing Documents.  Amend the First Capital Articles, the First Capital Regulations or the articles of incorporation, articles of association, regulations or bylaws (or similar governing documents) of any of First Capital’s Subsidiaries.

(i)           Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(j)            Material Contracts.  Enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(k)           Claims.  Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $50,000 or in the aggregate not to exceed $100,000 for all such settlements.

(l)            Adverse Actions.  Take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m)           Risk Management.  Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or other risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n)           Borrowings.  Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.

(o)           Indirect Loans.  Make or purchase any indirect or brokered loans, except for indirect consumer installment loans in the ordinary course and consistent with past practices and sale and sound banking practices.

(p)           Capital Expenditures.  Make any capital expenditure or capital additions or improvements which individually exceed $5,000 or in the aggregate exceed $15,000, other than pursuant to binding commitments existing on the date hereof that have been previously disclosed in writing to LCNB.

(q)           Lending.  (i) Establish any new lending programs or make any changes in the policies of any Subsidiary of First Capital concerning which Persons may approve loans;

(ii) originate or issue a commitment to originate any loan in a principal amount in excess of $250,000 with respect to residential real estate loans and $500,000 with respect to commercial or commercial real estate loans, other than pursuant to binding written commitments to lend existing on the date hereof that have been previously disclosed in writing to LCNB; or (iii) materially modify, change or amend any loan with a principal balance outstanding in excess of $250,000 or any documents, agreement or collateral related thereto.

(r)            Taxes.  (i) Fail to prepare or file, or cause to be prepared or filed, in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).

(s)           Offices and Facilities.  (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(t)            Interest Rates.  Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner generally consistent with past practices in relation to rates prevailing in the relevant market.

(u)           Foreclosures.  Foreclose upon or otherwise take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment performed pursuant to ASTM E1527-05 thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless First Capital or Citizens has reason to believe such real property may contain any such Hazardous Material.

(v)           Intentionally Blank.

(w)          Commitments.  Agree or commit to do any of the foregoing.

4.02         Forbearances by LCNB.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by an applicable Regulatory Order, law or regulation, without the prior written consent of First Capital, which consent shall not be unreasonably withheld, LCNB shall not, and shall cause each of its Subsidiaries not to:

(a)           take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)           take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement;

(c)           knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

(d)           agree to take, make any commitment to take, or adopt any resolutions of  its Board of Directors in support of, any of the actions prohibited by this Section 4.02.

ARTICLE V
Representations and Warranties

5.01         Disclosure Schedules.  On or prior to the date hereof, LCNB delivered to First Capital a schedule, and First Capital delivered to LCNB a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.  Disclosure in any paragraph of the Disclosure Schedule shall apply to any other relevant paragraph of the Disclosure Schedule or another section of this Agreement.

5.02         Standard.  No party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect.

5.03         Representations and Warranties of First Capital.  Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, First Capital hereby represents and warrants to LCNB that the following are true and correct:

(a)           Organization, Standing and Authority.  First Capital is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  The foreign jurisdictions in which First Capital conducts business are set forth in the First Capital Disclosure Schedule.  First Capital is registered as a bank holding company under the BHCA.

(b)           Capital Structure of First Capital.  As of the date of this Agreement, the authorized capital stock of First Capital consists solely of 850,000 First Capital Common Shares, of which 636,102 shares are outstanding and no shares are subject to options.  As of the date of this Agreement, no First Capital Common Shares were held in the First Capital 401(k) Plan, and 53,898 shares of Treasury Stock were held by First Capital or otherwise owned by First Capital or its Subsidiaries.  The outstanding First Capital Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights.  As of the date hereof, except as Previously Disclosed in its Disclosure Schedule:  (A) there are no First Capital Common Shares authorized and reserved for issuance, and (B) First Capital does not have any commitment to authorize, issue or sell any First Capital Common Shares or Rights.  As of the date hereof, First Capital does not have any Rights issued or outstanding with respect to First Capital Common Shares.

(c)           Subsidiaries.

(i)            (A) Citizens is the only Subsidiary of First Capital, (B) First Capital owns all of the issued and outstanding equity securities of Citizens, (C) no equity securities of Citizens are or may become required to be issued (other than to First Capital) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which Citizens is or may be bound to sell or otherwise transfer any equity securities of Citizens (other than to First Capital), (E) there are no contracts, commitments, understandings, or arrangements relating to First Capital’s rights to vote or to dispose of such securities and (F) except as set forth in First Capital’s Disclosure Schedule listed under Section 5.03(c)(i)(F), all of the equity securities of Citizens held by First Capital are fully paid and nonassessable and are owned by First Capital free and clear of any Liens.

(ii)           Except as Previously Disclosed or for securities owned in the ordinary course of operating a banking business, First Capital does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than Citizens.

(iii)           Citizens is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder.

(iv)           Except as Previously Disclosed or for securities owned in the ordinary course of operating a banking business, Citizens does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(v)           Citizens is duly organized, validly existing and in good standing under the laws of the United States, and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(d)           Corporate Power and Authority.  Each of First Capital and Citizens has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets.  First Capital has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, subject to certain required approvals of First Capital’s shareholders (the “First Capital Shareholder Adoption”) and applicable Regulatory Authorities.

(e)           Authorized and Effective Agreement.  Subject to the First Capital Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of First Capital and the First Capital Board prior to the date of this Agreement.  The Agreement to Merge, when executed by Citizens, shall have been approved by the board of directors of Citizens and by First Capital, as the sole shareholder of Citizens.  This Agreement is a valid and legally binding obligation of First Capital, enforceable against First Capital in accordance with its terms.

(f)           Regulatory Approvals; No Defaults.

(i)            No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by First Capital or Citizens in connection with the execution, delivery or performance by First Capital of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement and the receipt of required approvals of Regulatory Authorities, and (B) the filing of the certificate of merger with the OSS pursuant to the OGCL.  As of the date hereof, First Capital is not aware of any reason why the approval by the Regulatory Authorities of the transactions contemplated by this Agreement will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)           Subject to the First Capital Shareholder Adoption, the receipt of the approval by the Regulatory Authorities of the transactions contemplated by this Agreement and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) except as set forth in First Capital’s Disclosure Schedule listed under Section 5.03(f)(ii), result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of First Capital or of Citizens or to which First Capital or Citizens or their properties are subject or bound, (B) constitute a breach or violation of, or a default under, the First Capital Articles or the First Capital Regulations or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)           Financial Statements; Material Adverse Effect; Internal Controls.

(i)           First Capital has delivered or will deliver to LCNB (A) audited consolidated financial statements for each of the fiscal years ended December 31, 2011, 2010 and 2009, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the reports prepared with respect thereto by Dixon, Davis, Bagent & Company, First Capital’s independent accounting firm, and (B) unaudited unconsolidated financial statements of each of First Capital and Citizens for the interim period ended June 30, 2012, consisting of balance sheets and the related statements of income (collectively, “First Capital’s Financial Statements”).  First Capital’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the financial position of First Capital as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes thereto.  Except as set forth in First Capital’s Financial Statements, First Capital and its Subsidiaries have no liabilities or obligations as of the date hereof.

(ii)           Since December 31, 2011, First Capital and Citizens have not incurred any material liability not disclosed in First Capital’s Financial Statements.

(iii)          Since December 31, 2011, (A) First Capital and Citizens have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to First Capital or Citizens.

(iv)          Management of First Capital has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of First Capital and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and that receipts and expenditures of First Capital and Citizens are being made only in accordance with authorizations of management and directors of First Capital and Citizens; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of First Capital and Citizens that could have a material effect on the financial statements.  Since December 31, 2011, to the Knowledge of First Capital and Citizens, none of First Capital, Citizens nor any director, officer, employee, auditor, accountant or representative of First Capital or Citizens has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Capital or Citizens or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Capital or Citizens has engaged in questionable accounting or auditing practices.

(h)           Litigation.  No litigation, claim or other proceeding before any court or governmental agency is pending against First Capital or any of its Subsidiaries and, to First Capital’s Knowledge, no such litigation, claim or other proceeding has been threatened.  There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against First Capital or Citizens.

(i)           Regulatory Matters.

(i)            Neither First Capital nor Citizens nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FDIC and the FRB) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii)           Neither First Capital nor Citizens has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(j)           Compliance with Laws.  Each of First Capital and Citizens:

(i)            is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto;

(ii)           has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to First Capital’s Knowledge, no suspension or cancellation of any of them is threatened (nor do grounds for suspension or cancellation thereof exist); and

(iii)           has not received any notification or communication from any Governmental Authority asserting that First Capital or Citizens is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces other than such non compliance as would not be expected to have a Material Adverse Effect.

(k)           Material Contracts; Defaults.

(i)            Except as set forth in First Capital’s Disclosure Schedule listed under Section 5.03(k), neither First Capital nor Citizens is a party to or is bound by any contract of the following types as of the date of this Agreement, nor is any such contract presently being negotiated or discussed:

(A)           Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $10,000 in any one case or $25,000 in the aggregate in any period of twelve (12) consecutive months;

(B)           Any contract relating to any direct or indirect indebtedness of First Capital or Citizens for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate in any period of twelve (12) consecutive months;

(C)           Any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of First Capital or Citizens;

(D)           Any contract containing covenants limiting the freedom of First Capital or Citizens to compete in any line of business or with any Person or in any area or territory;

(E)           Any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F)           Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of First Capital’s or Citizens’ current or former directors, officers, employees or consultants;

(G)          Any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H)          Any contract with any director, officer, employee or consultant of First Capital or Citizens or any Associate of any such director, officer, employee or consultant, or any arrangement under which First Capital or Citizens has advanced or loaned any amount to any of their respective directors, officers, employees and consultants;

(I)           Any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(J)           Other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of First Capital or Citizens;

(K)          Any contract that requires the payment of royalties;

(L)           Any contract pursuant to which First Capital or Citizens has any obligation to share revenues or profits derived from First Capital or Citizens with any other Person;

(M)          Any contract between (i) First Capital or Citizens, on the one hand, and any officer, director, employee or consultant of First Capital or Citizens, on the other hand, and (ii) First Capital or Citizens, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of First Capital or Citizens, on the other hand;

(N)          Any contract that would constitute a “material contract” within the meaning of Item 601 of SEC Regulation S-K; and

(O)          Any other legally binding contract (i) not of the type covered by any of the other items of this Section 5.03(k) or (ii) not involving contracts for borrowing, loans or deposits and involving money or property and having an obligation in excess of $10,000 in the aggregate in any period of twelve (12) consecutive months or which is otherwise not in the ordinary and usual course of business.

(ii)           “Material Contracts” shall mean those contracts on First Capital’s Disclosure Schedule listed under Section 5.03(k).  True, complete and correct copies of all of the Material Contracts have been made available to LCNB.  All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to First Capital or Citizens, as the case may be, and (B) to the Knowledge of First Capital, as to the other parties to such Material Contracts.  Except as disclosed in First Capital’s Disclosure Schedule, First Capital and/or Citizens, as applicable, and to the Knowledge of First Capital, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts.  Neither First Capital nor Citizens, and to the Knowledge of First Capital, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither First Capital nor Citizens, and to the Knowledge of First Capital, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed.  Neither First Capital nor Citizens has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of First Capital, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(l)           Brokerage and Finder’s Fees.  Except for the fees payable to Sterne Agee & Leach, Inc. (“Sterne Agee”), neither First Capital nor Citizens has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(m)          Employee Benefit Plans.

(i)            Section 5.03(m) of First Capital’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of First Capital or Citizens or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which First Capital or Citizens or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”).  Neither First Capital nor Citizens nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.  No Compensation and Benefit Plan holds any First Capital Common Shares.

(ii)         Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.   Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable determination letter; or has been adopted on  a prototype plan which has received a current opinion letter from the national office of the IRS.  There is no pending or, to the Knowledge of First Capital, threatened legal action, suit or claim relating to the Compensation and Benefit Plans.  Neither First Capital nor Citizens nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject First Capital or Citizens or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.  No event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii)          None of the Compensation and Benefit Plans is subject to Title IV of ERISA.  No liability under Title IV of ERISA has been or is expected to be incurred by First Capital or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with First Capital under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”).  None of First Capital, Citizens or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980.  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan.  To the Knowledge of First Capital, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv)         All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which First Capital or Citizens was or is a party have been timely made or have been reflected on First Capital’s financial statements.

(v)           Neither First Capital nor Citizens has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder.  There has been no communication to Employees by First Capital or Citizens that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi)          First Capital and Citizens do not maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(vii)         With respect to each Compensation and Benefit Plan, if applicable, First Capital has provided or made available to LCNB, true and complete copies of existing:  (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii)        The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix)           Intentionally blank.

(x)           As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of LCNB, First Capital or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of First Capital on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(n)           Labor Matters.  Neither First Capital nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is First Capital or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel First Capital or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to First Capital’s Knowledge, threatened, nor is First Capital aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  First Capital and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(o)           Takeover Laws.  First Capital has taken all action required to be taken by First Capital in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws” applicable to it, including, without limitation, such Takeover Laws of the State of Ohio; and (ii) any applicable provisions of the First Capital Articles, the First Capital Regulations and/or the governing documents of Citizens.

(p)           Environmental Matters.  Neither the conduct nor the operation of First Capital or Citizens nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to First Capital’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws.  Neither First Capital nor Citizens has received any notice from any Person that First Capital or Citizens or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(q)           Tax Matters.

(i) Except as set forth in First Capital’s Disclosure Schedule listed under Section 5.03(q)(i), (A) all Tax Returns that were or are required to be filed by or with respect to First Capital and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of First Capital or its Subsidiaries.  First Capital has made available to LCNB true and correct copies of the United States federal income Tax Returns filed by First Capital and its Subsidiaries for each of the three most recent fiscal years.  Neither First Capital nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in First Capital’s Financial Statements or that have arisen in the ordinary and usual course of business since December 31, 2011.  The accruals and reserves for Taxes reflected in First Capital’s Financial Statements are adequate for the periods covered.  There are no Liens for Taxes upon the assets of First Capital or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(ii)           No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii)          First Capital and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

(iv)          No claim has ever been made by any Governmental Authority in a jurisdiction where First Capital or any of its Subsidiaries does not file Tax Returns that First Capital or such Subsidiary is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.

(v)           Neither First Capital nor any First Capital Subsidiary has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.

(vi)          Neither First Capital nor any First Capital Subsidiary has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2006.  No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to First Capital or any First Capital Subsidiary and, to the Knowledge of First Capital, no such audit or other proceeding has been threatened.  No Governmental Authority has asserted, is now asserting, or, to the Knowledge of First Capital, is threatening to assert against First Capital or any First Capital Subsidiary any deficiency or claim for additional Taxes.

(vii)         Neither First Capital nor any First Capital Subsidiary (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which First Capital is or was the common parent corporation (the “First Capital Group”), or (C) has any liability for the Taxes of any person (other than members of the First Capital Group) as a transferee or successor, by contract, or otherwise.

(viii)        Except as Previously Disclosed, neither First Capital nor any First Capital Subsidiary has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.

(ix)          Neither First Capital nor any First Capital Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(x)           There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which First Capital or any First Capital Subsidiary is a party that could be treated as a partnership for Tax purposes.

(xi)          Except as set forth in First Capital’s Disclosure Schedule listed under Section 5.03(q)(xi), neither First Capital nor any First Capital Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(r)           Risk Management Instruments.  Neither First Capital nor Citizens is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(s)           Books and Records.  The books of account, minute books, stock record books, and other records of First Capital and Citizens, all of which have been made available to LCNB, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of First Capital and Citizens, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences.  The minute books of First Capital and Citizens contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the First Capital Board and board of directors of Citizens, and committees of the First Capital Board and board of directors of Citizens, and no meeting of any such shareholders, First Capital Board and board of directors of Citizens, or committee has been held for which minutes have been prepared and are not contained in such minute books.

(t)           Insurance.  First Capital’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by First Capital or Citizens.  First Capital and Citizens are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices.  All such insurance policies are in full force and effect; First Capital and Citizens are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u)           Properties.  Section 5.03(u) of First Capital’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by First Capital or Citizens.  First Capital and Citizens have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the First Capital’s Financial Statements as being owned by First Capital as of June 30, 2012, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii)  with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business.  Neither First Capital nor Citizens is a lessee with respect to any real property.   All leases pursuant to which First Capital or Citizens, as lessee, leases personal property (except for leases that have expired by their terms or that First Capital or Citizens has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or the lessor.

(v)           Loans; Certain Transactions.  Each loan reflected as an asset in the First Capital’s Financial Statements as of June 30, 2012, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid and enforceable Liens which have been perfected in accordance with applicable law, and (iii) to the Knowledge of First Capital, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms.  No obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof.  Except as set forth in Section 5.03(v) of First Capital’s Disclosure Schedule, Citizens is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of First Capital or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.  All loans and extensions of credit that have been made by Citizens and that are subject to 12 C.F.R. Part 31, comply therewith.

(w)           Allowance for Loan Losses.  Except as set forth on Section 5.03(w) of First Capital’s Disclosure Schedule, there is no loan which was made by Citizens and which is reflected as an asset of First Capital or Citizens on First Capital’s Financial Statements that (A) is 90 days or more delinquent, (B) has been classified by examiners (regulatory or internal) or by management of First Capital or Citizens as “Substandard,” “Doubtful,” “Loss” or “Special Mention,” or (C) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability.  The allowance for loan losses reflected on First Capital’s Financial Statements was, as of each respective date of First Capital’s Financial Statements, determined in accordance with generally accepted accounting principles consistently applied and in accordance with all rules and regulations applicable to First Capital and Citizens and was, as of the respective date thereof, adequate in all material respects under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

(x)           Repurchase Agreements.  With respect to all agreements pursuant to which First Capital or Citizens has purchased securities subject to an agreement to resell, if any, First Capital or Citizens, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(y)           Deposit Insurance.  Citizens has timely paid all assessments and filed all reports required by the FDIA.

(z)           Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information.  Except as set forth in First Capital’s Disclosure Schedule listed under Section 5.03(z), First Capital is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause First Capital or Citizens to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act.  First Capital is not aware of any facts or circumstances that would cause First Capital to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause First Capital or any of its Subsidiaries to undertake any material remedial action.  The First Capital Board (or, where appropriate, the board of directors of Citizens) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and First Capital (or Citizens) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(aa)          CRA Compliance.  Neither First Capital nor Citizens has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Citizens has received a CRA rating of satisfactory or better as a result of its most recent CRA examination.  Neither First Capital nor Citizens has Knowledge of any fact or circumstance or set of facts or circumstances which could cause First Capital or Citizens to receive notice of non-compliance with such provisions or cause the CRA rating of Citizens to fall below satisfactory.

(bb)         Related Party Transactions.  Except as set forth in First Capital’s Disclosure Schedule listed under Section 5.03(bb), neither First Capital nor Citizens has entered into any transactions with any Affiliate or Associate of First Capital or Citizens (or any Affiliate or Associate of any director, officer or employee of First Capital or Citizens).

(cc)          Prohibited Payments.  First Capital and Citizens have not, directly or indirectly:  (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of First Capital or Citizens for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of First Capital or Citizens, which First Capital or Citizens knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

(dd)         Fairness Opinion.  The First Capital Board has received the written opinion of Sterne Agee, to the effect that, as of the date hereof, the consideration to be received by the First Capital shareholders in the Merger is fair to the holders of First Capital Common Shares from a financial point of view.

5.04         Representations and Warranties of LCNB.  Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, LCNB hereby represents and warrants to First Capital that the following are true and correct:

(a)           Organization, Standing and Authority.  LCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  LCNB is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.  LCNB is registered as a financial holding company under the BHCA.  Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

(b)           Capital Structure of LCNB.  As of the date of this Agreement, the authorized capital stock of LCNB consists of 12,000,000 LCNB Common Shares, of which 7,480,134 shares are outstanding and 1,000,000 shares of preferred stock, without par value, none of which are outstanding.  The outstanding LCNB Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights.  As of the date hereof, LCNB has reserved the following number of LCNB Common Shares for issuance (i) 200,000 for stock options, (ii) 217,063 for TARP warrants, and (iii) 365,380 for its dividend reinvestment plan.  As of the date hereof, 753,627 LCNB Common Shares are held in treasury by LCNB.

(c)           Subsidiaries.

(i)(A)       Bank is the only Subsidiary of LCNB, (B) LCNB owns all of the issued and outstanding equity securities of Bank, (C) no equity securities of Bank are or may become required to be issued (other than to LCNB) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which Bank is or may be bound to sell or otherwise transfer any equity securities of Bank (other than to LCNB), (E) there are no contracts, commitments, understandings, or arrangements relating to LCNB’s rights to vote or to dispose of such securities and (F) all of the equity securities of Bank held by LCNB are fully paid and nonassessable and are owned by LCNB free and clear of any Liens.

(ii)           Except as Previously Disclosed, LCNB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than Bank.

(iii)          Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder.

(iv)          Except as Previously Disclosed, Bank does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(v)           Bank is duly organized, validly existing and in good standing under the laws of the United States, and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(d)          Ownership of First Capital Common Shares.  As of the date of this Agreement, LCNB and Bank do not beneficially own any of the outstanding First Capital Common Shares.

(e)           Corporate Power.  Each of LCNB and Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.  Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, LCNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

(f)           Corporate Authority; Authorized and Effective Agreement.  This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of LCNB and the LCNB Board prior to the date hereof.  The Agreement to Merge, when executed by Bank, shall have been approved by the board of directors of Bank and by LCNB, as the sole shareholder of Bank.  At the Effective Time, the LCNB Common Shares to be issued will be validly issued, fully paid and non-assessable, and not subject to preemptive rights.  This Agreement is a valid and legally binding agreement of LCNB, enforceable against LCNB in accordance with its terms.

(g)           Financial Statements; Material Adverse Effect; Internal Controls.

(i)            LCNB has delivered or will deliver to First Capital (a) audited consolidated financial statements for each of the fiscal years ended December 31, 2011, 2010 and 2009, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the reports prepared with respect thereto by J.D. Cloud & Co., LLP, LCNB’s independent registered public accounting firm, and (b) unaudited consolidated financial statements for the interim periods ended June 30, 2012 and March 31, 2012, consisting of balance sheets and the related statements of income (collectively, “LCNB’s Financial Statements”).  LCNB’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the financial position of LCNB as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes thereto.  Except as set forth in LCNB’s Financial Statements, LCNB and Bank have no liabilities or obligations as of the date hereof.

(ii)           Since December 31, 2011, LCNB and Bank have not incurred any material liability not disclosed in LCNB’s Financial Statements.

(iii)          Since December 31, 2011, (A) LCNB and Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to LCNB or Bank.

(iv)          Management of LCNB has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of LCNB and Bank; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and that receipts and expenditures of LCNB and Bank are being made only in accordance with authorizations of management and directors of LCNB and Bank; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of LCNB and Bank that could have a material effect on the financial statements.  Management of LCNB has evaluated the effectiveness of LCNB’s and Bank’s internal controls over financial reporting as of the end of the periods covered by LCNB’s Financial Statements and, based on such evaluations, has Previously Disclosed to First Capital (A) all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect LCNB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of LCNB or Bank.  Since June 30, 2012, to the Knowledge of LCNB and Bank, none of LCNB, Bank nor any director, officer, employee, auditor, accountant or representative of LCNB or Bank has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LCNB or Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that LCNB or Bank has engaged in questionable accounting or auditing practices.

(h)           Regulatory Matters.

(i)            Neither LCNB nor Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.

(ii)           Neither LCNB nor Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(i)           Tax Matters.

(A)          All Tax Returns that were or are required to be filed by or with respect to LCNB and Bank have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of LCNB or Bank.

(j)           Insurance.  LCNB and Bank are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices.  All such insurance policies are in full force and effect; LCNB and Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(k)           Material Information.

(i)           To the knowledge of LCNB, neither this Agreement nor any report, statement, list, certificate or other information furnished by LCNB to First Capital or First Capital’s agents in connection with this Agreement or any of the transactions contemplated hereby contains an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(ii)           True and complete copies of the following documents have been filed by LCNB with the SEC:

(A)           LCNB’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the Quarters ended March 31, 2012 and June 30, 2012.

(B)           any Current Report on Form 8-K with respect to any event occurring after September 30, 2011 and prior to the date of this Agreement;

(C)           any report filed by LCNB to amend or modify any of the reports described above; and

(D)           all proxy statements prepared in connection with meetings of LCNB’s shareholders held subsequent to December 31, 2011.

The information set forth in the documents described in this Section 5.04(t) (including all exhibits thereto and all documents incorporated therein by reference) did not, (a) as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact, omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit any material exhibit required to be filed therewith and (b) as of the date hereof, except to the extent statements therein have been modified or amended by subsequent filings, such reports do not contain any untrue statement of a material fact, omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit any material exhibit required to be filed therewith.  Prior to the date hereof, no event has occurred subsequent to June 30, 2012 which LCNB is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by LCNB to First Capital.  LCNB timely shall furnish First Capital with copies of all reports filed by LCNB with the SEC subsequent to the date of this Agreement and until the Closing Date.

(l)            Absence of Undisclosed Liabilities.  Neither LCNB nor Bank has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on LCNB on a consolidated basis, except as disclosed in the LCNB Financial Statements.

(m)           Material Adverse Change.  LCNB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2011, that has had or could reasonably be expected to have a Material Adverse Effect on LCNB or Bank.

(n)           Regulatory Approvals; No Defaults.

(i)            No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by LCNB or Bank in connection with the execution, delivery or performance by LCNB of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filings of the certificate of merger with the OSS pursuant to the OGCL; and (C) receipt of the approvals set forth in Section 7.01(b).  LCNB does not require shareholder approval of this Agreement to consummate the transactions contemplated hereby.  As of the date hereof, LCNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)           Subject to the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of LCNB or Bank or to which LCNB or Bank or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the LCNB Articles or LCNB Regulations, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(o)           Disclosure.  The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

(p)           Books and Records.  The books of account, minute books, stock record books, and other records of LCNB and Bank are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of LCNB and Bank, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences.

(q)           Compliance with Laws.  Each of LCNB and Bank:

(i)            is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto;

(ii)           has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to LCNB’s Knowledge, no suspension or cancellation of any of them is threatened (nor do grounds for suspension or cancellation thereof exist); and

(iii)          has not received any notification or communication from any Governmental Authority asserting that LCNB or Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, other than such non compliance as reasonably would not be expected to have a Material Adverse Effect.

(r)           Employee Benefit Plans.

(i)            Section 5.04(r)(i) of LCNB’s Disclosure Schedule contains a complete and accurate list of all Compensation and Benefit Plans, in which any Employees, Consultants or Directors of LCNB or the Bank or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which LCNB or the Bank or any ERISA Affiliate has any present or future liability.  Neither LCNB nor the Bank nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii)           Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.   Each Compensation and Benefit Plan which is a Pension Plan within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS, and no circumstances exist which are likely to result in revocation of any such favorable determination letter; or has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS.  There is no pending or, to the Knowledge of LCNB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans.  Neither LCNB nor the Bank nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject LCNB or the Bank or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.  No event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii)          Except as set forth in Section 5.04(r)(iii) of LCNB’s Disclosure Schedule, none of the Compensation and Benefit Plans is subject to Title IV of ERISA.  No liability under Title IV of ERISA has been or is expected to be incurred by LCNB or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any ERISA Affiliate Plan of any ERISA Affiliate which is considered one employer with LCNB.  None of LCNB, the Bank or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980.  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan.  To the Knowledge of LCNB, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv)          With respect to each Compensation and Benefit Plan, if applicable, LCNB has provided or made available to LCNB, true and complete copies of existing:  (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

ARTICLE VI
Covenants

6.01         Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of First Capital and LCNB shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02         Shareholder Approval. First Capital, in consultation with LCNB, shall take, in accordance with applicable law and the First Capital Articles and the First Capital Regulations, all action necessary to convene an appropriate meeting of its shareholders as soon as practicable after the Registration Statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws, to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the First Capital shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “First Capital Meeting”), as promptly as practicable after the date hereof.  The board of directors of First Capital shall inform the shareholders of First Capital in the Proxy Statement/Prospectus that all directors have provided LCNB a written agreement of their intent to vote all shares of First Capital which they own of record in favor of approving this Agreement and any other necessary documents or actions, substantially in the form attached to this Agreement as Exhibit A, and all directors will recommend approval of this Agreement to the other shareholders of First Capital, subject only to such directors’ fiduciary obligations, and will use their best efforts to obtain the necessary approvals by the shareholders of this Agreement and the transactions contemplated hereby.

6.03         Registration Statement; Proxy Statement/Prospectus.

(a)           LCNB will prepare and file a Registration Statement with the SEC to register a sufficient number of shares of LCNB Common which the shareholders of First Capital will receive pursuant to Section 3.01 at the Effective Time.  LCNB will use its best efforts to cause such Registration Statement to become effective.  LCNB and First Capital agree that none of the information supplied or to be supplied by each of them for inclusion or incorporation by reference in (i) the Registration Statement, including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meeting of shareholders of First Capital to be held in connection with the Merger, in either case contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           LCNB and First Capital each agree to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to First Capital shareholders.

(c)           If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

6.04         Press Releases.  Upon the execution of this Agreement, LCNB and First Capital shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of LCNB and First Capital.  Neither First Capital nor LCNB will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.

6.05         Access; Information.

(a)           First Capital shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, LCNB and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and such other information as LCNB may reasonably request and, during such period, (i) shall furnish promptly to LCNB a copy of each material report, schedule and other document filed by it or Citizens pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of First Capital or Citizens as LCNB may reasonably request.  First Capital shall invite two Representatives of LCNB selected by LCNB from time to time to attend, solely as observers, all meetings of the First Capital Board (and committees thereof) and Citizens board after the date of this Agreement; provided, however, that in no event shall such LCNB Representatives be invited to or permitted to attend any portion of any executive session of First Capital’s or Citizens’ board or any meeting:  (i) at which First Capital reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the First Capital Board or Citizens board, as applicable; (ii) discussing matters involving this Agreement; or (iii) discussing matters involving pending or threatened litigation or investigations if, in the opinion of counsel to First Capital or Citizens, the presence of such designees would or might adversely affect the privilege relating to the matters being discussed.

(b)           LCNB will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.

(c)           In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d)           During the period from the date of this Agreement to the Effective Time, First Capital shall deliver to LCNB the weekly and quarterly unaudited consolidated financial statements of First Capital and Citizens prepared for its internal use and the report of condition and income of Citizens for each quarterly period completed prior to the Effective Date as the same shall become available.

6.06         Acquisition Proposals; Break Up Fee.

(a)           First Capital shall not, and shall cause its Subsidiaries and the officers, directors, employees, advisors and other agents of First Capital and its Subsidiaries not to, directly or indirectly, take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than LCNB, relating to (i) any acquisition or purchase of all or substantially all of the assets of First Capital and/or any of its Subsidiaries or (ii) any merger, consolidation or business combination with First Capital and/or any of its Subsidiaries (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this Section shall prohibit First Capital from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (I) the First Capital Board, after consultation with and based upon the advice of legal counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of First Capital under applicable law and (II) before furnishing such information to, or entering into discussions or negotiations with, such Person, First Capital provides prompt written notice to LCNB of such action, the identity of the bidder and the substance of such Acquisition Proposal.

(b)           In the event that First Capital and/or any of its Subsidiaries executes a definitive agreement in respect of, or closes, an Acquisition Proposal, First Capital shall pay to LCNB in immediately available funds the sum of $784,000 immediately after the earlier of such execution or closing.

6.07         Takeover Laws.  No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.08         Intentionally blank.

6.09         Regulatory Applications.

(a)            LCNB and First Capital and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow LCNB to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement.  In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable.  LCNB agrees that it will consult with the First Capital with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep First Capital apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities including without limitation informing First Capital of any written comments by, or requests for additional information from, the Regulatory Authorities with respect to the applications and requests for regulatory approval.  First Capital shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement.  Notwithstanding the forgoing sentence, neither First Capital nor Citizens shall have any right to review and/or inspect any proprietary information submitted by LCNB to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by LCNB in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

 (b)           First Capital agrees, upon request, to furnish LCNB with all information concerning itself, its Subsidiary, directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of LCNB or Bank to any Regulatory Authority.

6.10         Employment Matters; Employee Benefits; Advisory Board.

(a)           General.  It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give First Capital or Citizens employees any rights other than as employees at will under applicable law, and First Capital and Citizens employees shall not be deemed to be third-party beneficiaries of this Agreement.  Employees of First Capital or Citizens who become employees of LCNB or Bank as a result of the Merger shall participate in either First Capital’s Compensation and Benefit Plans (for so long as LCNB determines necessary or appropriate) or in LCNB’s Compensation and Benefit Plans (with credit for their years of service with First Capital or Citizens for eligibility and vesting purposes under LCNB’s or Bank’s applicable plans), including credit for years of service and for seniority under vacation programs, and credit such that there will not be a gap of medical insurance coverage for such employees covered under the First Capital Compensation and Benefit Plans providing medical benefits; provided, however, that nothing within this paragraph shall require credit under any of LCNB’s Compensation and Benefit Plans for contributions, deductibles or accrued benefits within any of First Capital’s Compensation and Benefit Plans.  The employee benefit plans offered to the First Capital or Citizens employees who become employees of LCNB or Bank will be substantially similar to those offered to similarly situated employees of LCNB or Bank; provided, however, First Capital and Citizens employees who become employees of LCNB or Bank will not be eligible to participate in the LCNB or Bank calendar year 2012 employee bonus awards or payments regardless of the date such employees become employees of LCNB or Bank.  In addition, to the extent First Capital or Citizens employees participate in LCNB’s or Bank’s group health plan (instead of continued participation in First Capital’s group health plan), LCNB agrees to waive all restrictions and limitations for pre-existing conditions under LCNB’s or Bank’s group health plan and applicable insurance policy to the extent that LCNB’s or Bank’s group health plan and insurance policy permit such waiver.

(b)           Employee Severance.  Subject to any applicable regulatory restrictions:

(i)             LCNB shall honor the terms of the Executive Employment Agreements.

(ii)            LCNB shall pay to each employee of First Capital or Citizens who (A) is not subject to one of the Executive Employment Agreements, and (B) is an employee of First Capital or Citizens immediately before the Effective Time and who has been an employee of First Capital or Citizens for at least 12 months prior to the Effective Time, and who is not offered continued employment by LCNB or Bank after the Effective Time,  a severance amount equal to the greater of (I) two weeks base pay multiplied by the number of whole years of service of such employee with First Capital or Citizens; provided, however, that the maximum severance payment shall not exceed 26 weeks of base pay and shall not be less than 4 weeks of base pay, or (II) such employee’s accumulated paid time off under First Capital’s or Citizen’s paid time off plan, less, in both cases, applicable local, state and federal tax withholding  Such severance or accumulated paid time off pay shall be paid in a lump sum within 60 days following termination, provided that such employee has not been terminated for cause.  For any employee of First Capital or Citizens participating in First Capital or Citizens’ group health program at the Effective Time who is entitled to a severance payment, the employee will be provided health insurance coverage at the full premium rate for the entire COBRA period.

(iii)           In exchange for the severance pay described in Subsection (b)(ii), terminated employees will be required to execute a final and binding general release in which the employee releases and waives any and all claims the employee may have against LCNB and any and all affiliated entities and persons.

(c)           First Capital 401(k) Plan.  Prior to the Effective Date, but after the receipt of the last to be obtained of either the First Capital Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, the First Capital Board shall adopt a resolution approving the termination of the Citizens 401(k) Plan (the “First Capital 401(k) Plan”) effective as of a date immediately preceding the Effective Date.  Following the adoption of such resolution, First Capital shall (i) amend the First Capital 401(k) Plan to provide for distributions in cash, and (ii) begin the process of requesting from the IRS a determination that the termination of the First Capital 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”).  Following the receipt of the Determination Letter, First Capital or the Surviving Corporation, as applicable, shall distribute benefits under the First Capital 401(k) Plan to plan participants.  LCNB agrees to take all steps necessary or appropriate to accept roll-overs of benefits from the First Capital 401(k) Plan to the LCNB 401(k) plan for employees of First Capital and Citizens who continue as employees of LCNB and/or Bank after the Effective Time, subject to the provisions of the LCNB 401(k) Plan.

(d)           Pension Plans.  Prior to the Effective Date, each Pension Plan document will be amended for all laws and regulations in effect as of the date of this Agreement to which an amendment to the document is required to be made by the IRS.

(e)           Advisory Board.  At the Effective Time and for a period of one year thereafter, LCNB shall establish and maintain an Advisory Board to be comprised of all of the directors of First Capital at the Effective Time who are also directors of Citizens at the effective date of this Agreement.  The Advisory Board shall meet not more frequently than quarterly.  The compensation of the members of the Advisory Board shall be $500 per member per meeting.

(f)            Board Seat.  At the Effective Time, LCNB shall cause John Kochensparger to be elected or appointed to the boards of directors of LCNB and Bank, to serve on such boards for an initial term to expire on the date of the LCNB annual shareholder meeting in 2015, and to serve in accordance with the articles of incorporation and regulations/bylaws of LCNB and Bank respectively, and in accordance with applicable law.  Following the expiration of Mr. Kochensparger’s initial term, the boards of directors of LCNB and Bank shall cause Mr. Kochensparger to be renominated for one three-year term, subject to the articles of incorporation and regulations/bylaws of LCNB and Bank respectively, and in accordance with applicable law.

(g)           Salary Continuation Agreement.  LCNB and Bank will honor the terms of the Salary Continuation Agreement between Citizens and Thomas Beard, dated January 13, 2009, as amended.

6.11         Notification of Certain Matters. First Capital shall give prompt notice to LCNB of any fact, event or circumstance known to First Capital that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to First Capital or Citizens or (ii) would cause or constitute a material breach of any of First Capital’s representations, warranties, covenants or agreements contained herein.

6.12         Intentionally blank.

6.13         Consents.  First Capital shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.14         Insurance Coverage.  First Capital shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

6.15         Correction of Information.  First Capital shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

6.16         Confidentiality.  Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of First Capital and LCNB pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the First Capital shareholders, this Section 6.16 shall not apply to information included in the Proxy Statement/Prospectus to be sent to the shareholders of First Capital under Section 6.03.  First Capital and LCNB agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement.  First Capital and LCNB agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of First Capital or LCNB to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information.  In the event the transactions contemplated by this Agreement are not consummated, First Capital and LCNB agree to return all copies of the Information provided to the other promptly.

6.17         Regulatory Matters.  LCNB, First Capital and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by First Capital or Citizens with, or a commitment letter, board resolution or similar submission by First Capital or Citizens to, or supervisory letter from any Regulatory Authority to First Capital or Citizens, to the satisfaction of such Regulatory Authority.

6.18         Indemnification.

(a)           For a period of six (6) years after the Effective Time, LCNB shall indemnify each Person who served as a director or officer of First Capital on or after the date of this Agreement and before the Effective Time (the “Indemnified Parties”), to the fullest extent provided by the First Capital Articles and the First Capital Regulations, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of First Capital; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.

(b)           Before the Effective Time, First Capital shall purchase a policy of directors’ and officers’ liability insurance (“D&O Policy”) to be effective for a period of up to four (4) years following the Effective Date, on terms no less advantageous than those contained in First Capital’s existing directors’ and officers’ liability insurance policy; provided, however, that the premium on the D&O Policy shall not exceed $60,000.

(c)           The obligations of LCNB provided for in this Section 6.18 are intended to be enforceable against LCNB directly by Indemnified Parties and shall be binding on all respective successors and permitted assigns of LCNB.

6.19         Intentionally blank.

6.20         Environmental Assessments. First Capital hereby agrees to permit LCNB to engage, at the expense of LCNB, a qualified consultant, mutually agreeable to First Capital and LCNB, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Practice “ (“Phase I”) of each parcel of real estate owned by First Capital or Citizens, including real estate acquired by Citizens upon foreclosure.

6.21         Tax Treatment.  Neither LCNB nor First Capital shall take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

ARTICLE VII
Conditions to Consummation of the Merger; Closing

7.01         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of LCNB and First Capital to consummate the Merger is subject to the fulfillment or written waiver by LCNB and First Capital prior to the Effective Time of each of the following conditions:

(a)           Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of First Capital.

(b)           Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the LCNB Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on LCNB and Bank taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the LCNB Board reasonably determines (A) would either before or after the Effective Time be unduly burdensome and (B) had the LCNB Board known such conditions, restrictions or requirements would be contained in the approval, LCNB would not have entered into this Agreement.  For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to First Capital and/or Citizens, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on LCNB and Bank taken as a whole after giving effect to the consummation of the Merger.

(c)           No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

7.02         Conditions to Obligation of First Capital.  The obligation of First Capital to consummate the Merger is also subject to the fulfillment or written waiver by First Capital prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of LCNB set forth in this Agreement shall be true and correct, subject to Section 5.02,  as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and First Capital shall have received a certificate, dated the Effective Date, signed on behalf of LCNB by the chief executive officer and the chief financial officer of LCNB, to such effect.

(b)           Performance of Obligations of LCNB.  LCNB shall have performed in all material respects all obligations required to be performed by LCNB under this Agreement at or prior to the Effective Time, and First Capital shall have received a certificate, dated the Effective Date, signed on behalf of LCNB by the Chief Executive Officer and the Chief Financial Officer of LCNB to such effect.

(c)           D&O Policy.  First Capital shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.18(b).

7.03         Conditions to Obligation of LCNB.  The obligation of LCNB to consummate the Merger is also subject to the fulfillment or written waiver by LCNB prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of First Capital set forth in this Agreement shall be true and correct, subject to Section 5.02,  as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and LCNB shall have received a certificate, dated the Effective Date, signed on behalf of First Capital by the Chief Executive Officer and the Chief Financial Officer of First Capital to such effect.

(b)           Performance of Obligations of First Capital.  First Capital shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and LCNB shall have received a certificate, dated the Effective Date, signed on behalf of First Capital by the Chief Executive Officer and the Chief Financial Officer of First Capital to such effect.

(c)           Consents.  First Capital shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in LCNB’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(d)           FIRPTA Certification.  LCNB shall have received a statement executed on behalf of First Capital, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably applicable to LCNB certifying that the First Capital Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.

(e)           Dissenting Shares.  The holders of not more than ten percent of the outstanding First Capital Common Shares shall have perfected their dissenters’ rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement.

(f)           Real Estate.  There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by First Capital or Citizens, including real estate acquired in connection with foreclosure, which proceeding could have a Material Adverse Effect.  Either (i) the results of each Phase I as reported shall be satisfactory to LCNB or (ii) any violation or potential violation of the representations and warranties contained in Section 5.03(p) of this Agreement disclosed in a Phase I report shall have been remedied by First Capital or Citizens to the reasonable satisfaction of LCNB.

(g)           D&O Policy.  First Capital shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.18(b).

(h)           Intentionally blank.

 (i)           No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on First Capital.

7.04         Closing  Subject to Article VII of this Agreement, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Columbus, Ohio on the Effective Date.

ARTICLE VIII
Termination

8.01         Termination.  This Agreement may be terminated, and the Merger may be abandoned:

(a)           Mutual Consent.  At any time prior to the Effective Time, by the mutual written consent of LCNB and First Capital, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)           Breach.  At any time prior to the Effective Time, by LCNB or First Capital upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c)           Delay.  At any time prior to the Effective Time, by LCNB or First Capital upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Parent Merger is not consummated by June 30, 2013, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d)           No Approval.  By First Capital or LCNB upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied or (ii) the First Capital shareholders fail to adopt this Agreement and approve the Merger at the First Capital Meeting.

(e)           Payment Pursuant to Section 6.06.  Upon a payment made to LCNB in accordance with Section 6.06, this Agreement shall automatically terminate without further act or action by either First Capital or LCNB.

8.02           Effect of Termination and Abandonment, Enforcement of Agreement.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.  Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

ARTICLE IX
Miscellaneous

9.01         Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10 and 6.18 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.05(c), 8.02, and this Article IX, which shall survive such termination).

9.02         Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the First Capital Meeting, this Agreement may not be amended if it would violate the OGCL.

9.03         Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument.  Signatures transmitted by facsimile shall have the same effect as original signatures.

9.04         Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.

9.05         Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.  All fees to be paid to Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be shared equally between LCNB and First Capital.

9.06         Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, sent by telecopier/facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to First Capital, to:	First Capital Bancshares, Inc.
33 West Main Street
Chillicothe, OH 45601
Fax: 740-775-6782
Attention: John Kochensparger, Chairman

With a copy to:	Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Washington, D.C. 20015-2035
Fax: 202-362-2902
Attention: Kip A. Weissman, Esq.

If to LCNB, to:	LCNB Corp.
2 North Broadway
P.O. Box 59
Lebanon OH 45036-0059
Fax: 513-933-5262
Attention: Stephen P. Wilson, Chairman & CEO

With a copy to:	Dinsmore & Shohl LLP
255 E. Fifth Street
Suite 1900
Cincinnati, Ohio 45202
Fax: 513-977-8141
Attention: Susan B. Zaunbrecher, Esq.

9.07         Entire Understanding; No Third Party Beneficiaries.  This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement).  Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08         Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.09         Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10         Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

AGREEMENT AND PLAN OF MERGER
Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST CAPITAL BANCSHARES, INC.

By	/s/ John Kochensparger
Name:	John Kochensparger
Title:	Chairman

LCNB CORP.

By	/s/ Stephen P. Wilson
Name:	Stephen P. Wilson
Title:	Chairman & CEO

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of  ________, 2012, by and among LCNB Corp., a financial holding company incorporated under Ohio law (“LCNB”), and the undersigned shareholders (collectively, the “Shareholders”) of First Capital Bancshares, Inc., a bank holding company incorporated under Ohio law (“First Capital”).

WHEREAS, the Shareholders, who make up the First Capital Board of Directors, collectively own [_________] shares of common stock, [no par value], of First Capital (such common shares, together with all shares of First Capital which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, LCNB and First Capital propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that First Capital will merge with and into LCNB pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, LCNB and First Capital have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
Voting of Shares

1.1           Voting Agreement.  The Shareholders hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of First Capital, however called, and in any action by consent of the shareholders of First Capital, they shall vote their Shares:  (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between First Capital or any of its Subsidiaries and any person or entity other than LCNB or Bank, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Capital under the Merger Agreement or that would result in any of the conditions to the obligations of First Capital under the Merger Agreement not being fulfilled.  The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of First Capital or Citizens with respect to any matter.

ARTICLE 2
Representations and Warranties

Each of the Shareholders hereby represents and warrants to LCNB as follows:

2.1           Authority Relative to this Agreement.  Each of the Shareholders has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of the Shareholders and constitutes a legal, valid and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with its terms.

2.2           No Conflict.

(a)           The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to them or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any such Shareholder is a party or by which any such Shareholder or any Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by any Shareholder of his, her or its obligations under this Agreement.

(b)           The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3           Title to the Shares.  Each of the Shareholders is the owner of the number and class of Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I.  No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.  Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Exhibit A.

ARTICLE 3
Additional Covenants

3.1           Transfer of the Shares.  Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of LCNB, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4
Miscellaneous

4.1           Termination.  This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2           Specific Performance.  The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that LCNB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4           Amendment.  This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8           Assignment.  This Agreement shall not be assigned by operation of law or otherwise.

4.9           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	LCNB CORP.

By:
[Name]	Name:
Title:

[Name]

[Name]

ANNEX I

Shareholder	Address and Facsimile	Number of Shares

ANNEX B

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders - compliance with section - fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX C

October 9, 2012

Board of Directors
First Capital Bancshares, Inc.
33 West Main Street
Chillicothe, OH 45601

Members of the Board of Directors:

First Capital Bancshares, Inc. (“First Capital”) and LCNB Corp. (“LCNB”) have entered into an Agreement and Plan of Merger dated October 9, 2012 (the “Agreement”) pursuant to which First Capital will be merged with LCNB in a transaction (the “Merger”) in which each outstanding share of First Capital’s common stock, no par value, (the “First Capital Shares”), shall be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive, at the election of the holder, a) cash in the amount of $30.76 per share, b) 2.329 shares of LCNB common stock (the “LCNB Shares”) or c) a combination of the LCNB Shares and cash (the “Consideration”), subject to allocation procedures which will ensure that, in the aggregate, no less than 50%, and no more than 60%, of the consideration paid by LCNB will consist of LCNB stock, payable in each case upon surrender of the certificate that formerly evidenced such First Capital Shares.

You have requested our opinion as to the fairness, from a financial point of view, of the Consideration to the holders of the First Capital Shares.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement dated October 9, 2012;

2.	Reviewed certain publicly-available financial and business information of First Capital, LCNB and their affiliates which we deemed to be relevant;

3.	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of First Capital and LCNB;

4.	Reviewed materials detailing the Merger prepared by First Capital, LCNB and their affiliates and by their legal and accounting advisors;

5.
Conducted conversations with members of senior management and representatives of both First Capital and LCNB regarding the matters described in clauses 1-4 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

6.	Compared certain financial metrics of First Capital and LCNB to other selected banks and thrifts that we deemed to be relevant;

7.	Analyzed the terms of the Merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;

8.	Reviewed the market prices and valuation multiples for the LCNB Shares and compared them with those of certain publicly traded depository institutions that we deemed to be relevant;

9.	Analyzed the impact of the Merger on certain balance sheet and capital ratios of LCNB as of June 30, 2012;

10.	Analyzed the Consideration offered relative to First Capital’s book value and tangible book value as of June 30, 2012;

11.	Analyzed the Consideration offered relative to First Capital’s stand-alone estimated earnings per share for the projected fiscal years ending December 31, 2012 and 2013;

12.	Reviewed the overall environment for depository institutions in the United States; and

13.
Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by First Capital, LCNB and their affiliates for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information, without independent verification, that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.  We were not engaged to express, and are not expressing, any opinion with respect to any other transactions or alternative proposed transactions, if any, between First Capital and LCNB. With respect to the financial forecasts supplied to us, we have assumed with your consent that they were reasonably prepared and reflect the best currently available estimates and judgments of First Capital as to future operating and financial performance of First Capital and its affiliates.  In addition, we have assumed that the Agreement is a valid, binding and enforceable agreement upon the parties and their affiliates and will not be terminated or breached by either party.  We have also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of First Capital, LCNB and their affiliates since either (i) the date of the last financial statements made available to us and (ii) the date of the Agreement, and that no legal, political, economic, regulatory or other developments have occurred or will occur that will adversely affect these entities.  We did not make an independent evaluation of the assets or liabilities of First Capital, LCNB or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities. We have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. We have assumed that all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger.

Our opinion is necessarily based on economic, market, and other conditions as existed on, and could be evaluated as of, and on the information made available to us as of, the date hereof. Events and developments occurring after the date hereof could materially affect the assumptions used in preparing this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

Sterne, Agee & Leach, Inc. (“Sterne Agee”) is acting as financial advisor to First Capital in connection with the Merger and will receive fees from First Capital for our services, a significant portion of which are contingent upon the consummation of the Merger.  Sterne Agee also receives a fee in connection with the delivery of this opinion.  In addition, First Capital has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Other than our engagement by First Capital in connection with the Merger, we have not provided investment banking services to First Capital, LCNB or their affiliates over the past two years; however, we may do so in the future.  In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from and sell securities to First Capital, LCNB or their affiliates.

This opinion is for the use and benefit of the Board of Directors of First Capital.  Our opinion is limited to the fairness, from a financial point of view to the holders of the First Capital Shares of the Consideration and does not address the underlying business decision of First Capital, or a recommendation whether or not, to engage in the Merger, or the relative merits of the Merger relative to any strategic alternative that may be available to First Capital.  In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any of the parties to the Merger relative to the Consideration.  The issuance of this opinion has been approved by the Fairness Opinion Committee of Sterne Agee.

We are not expressing any opinion herein as to the prices at which the LCNB Shares will trade following the announcement or consummation of the Merger.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Consideration is fair from a financial point of view to the holders of the First Capital Shares.

Very truly yours,

/s/ Sterne, Agee & Leach, Inc.

STERNE, AGEE & LEACH, INC.

Part II
Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a)    Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents.  Section 1701.13(E) provides:

(E)(1)       A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)           A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3)            To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4)           Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a)           Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to Section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b)           Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6)            The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7)           A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8)           The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)           As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

(b)           Regulations of LCNB

The Regulations of LCNB contains the following provisions with respect to the indemnification of directors and officers:

Article VII - Indemnification

The Corporation shall indemnify each director and each officer of the Corporation, and each person employed by the Corporation who serves at the written request of the Chairman or President of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law.  The term “officer” as used in this Article VII shall include the Chairman of the Board, the President, each Vice President, the Treasurer, the Secretary, the Controller, the Auditor, the Counsel and any other person who is specifically designated as an “officer” within the operation of this Article VII by action of the Board of Directors.  The Corporation may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

(c)    Insurance

LCNB has purchased insurance coverage under policies that insure directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling LCNB pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Index to Exhibits below.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

(c)	Report, Opinion or Appraisal

The opinion of Sterne Agee & Leach, Inc. is included as Annex C to the proxy statement/prospectus.

Item 22.	Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(1)
The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebanon, State of Ohio, on November 29 , 2012.

LCNB CORP.

By:	/s/ Stephen P. Wilson
Stephen P. Wilson
Chief Executive Officer &
Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

*	November 29 , 2012	Chief Executive Officer, Chairman of the
Stephen P. Wilson		Board of Directors (Principal Executive Officer)

*	November 29 , 2012	Executive Vice President & Chief Financial
Robert C. Haines II		Officer (Principal Financial and Accounting Officer)

Director
Richard L. Blossom

*	November 29 , 2012	Director
S. Spencer S. Cropper

President & Chief Operating Officer, Director
Steve P. Foster

*	November 29 , 2012	Director
William H. Kaufman

*	November 29 , 2012	Director
Anne E. Krehbiel

*	November 29 , 2012	Director
George L. Leasure

*	November 29 , 2012	Director
Kathleen Porter Stolle

The undersigned by signing her name hereto does hereby sign and execute this amendment to the Registration Statement on behalf of the above named officers and directors of the Company pursuant to the Power of Attorney executed by such officers and directors previously filed with the Securities and Exchange Commission.

*By:	/s/ Stephen P. Wilson
Stephen P. Wilson
Attorney in Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

2.1
Agreement and Plan of Merger, dated as of October 9, 2012, by and between LCNB Corp. (“LCNB”) and First Capital Bancshares, Inc. (“First Capital”) (the “Merger Agreement”) (included in Part I as Annex A to the Proxy statement/prospectus included in this Registration Statement)(schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

3.1
Amended and Restated Articles of Incorporation of LCNB Corp., as amended – incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, Exhibit 3.1.

3.2	Regulations of LCNB Corp. - Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, Exhibit 3(ii).

4.1
Substitute Warrant to Purchase Shares of Common Stock of the Registrant, dated January 9, 2009 – incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, Exhibit 4.3.

4.2
Repurchase Letter Agreement, dated as of October 21, 2009 between the Registrant and the U.S. Department of the Treasury – incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 21, 2009, Exhibit 10.1.

5	Opinion of Dinsmore & Shohl LLP as to the legality of the securities being registered (filed herewith)

8	Opinion of Dinsmore & Shohl LLP as to tax matters (filed herewith)

10.1	LCNB Corp. Ownership Incentive Plan - incorporated by reference to Registrant’s Form DEF 14A Proxy Statement pursuant to Section 14(a), dated March 15, 2002, Exhibit A (000-26121).

10.2	Form of Option Grant Agreement under the LCNB Corp. Ownership Incentive Plan - incorporated by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2005, Exhibit 10.2.

10.3
Letter Agreement, dated as of January 9, 2009 between the Registrant and the U.S. Department of the Treasury, which includes the Securities Purchase Agreement – Standard Terms - incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 9, 2009, Exhibit 10.1.

10.4	Nonqualified Executive Retirement Plan – incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, Exhibit 10.4.

10.5
Repurchase Letter Agreement, dated as of October 21, 2009 between the Registrant and the U.S. Department of the Treasury – incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 21, 2009, Exhibit 10.1.

10.7	Severance Agreement for Stephen G. Klumb (incorporated by reference to LCNB’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, Exhibit 10.3 (File No. 000-23134))

Exhibit No.	Description of Exhibit

21	Subsidiaries of LCNB (incorporated herein by reference to Exhibit 21 to LCNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

23.1	Consent of J.D. Cloud & Co. L.L.P. (filed herewith)

23.2	Consent of Sterne Agee & Leach, Inc.*

24	Power of Attorney*

99.1	Form of Revocable Proxy for special meeting of shareholders of First Capital *

99.2	Election Form, Letter of Transmittal and Instructions **

*  Previously filed with the initial filing of this Registration Statement (Commission File No. 333-184627).
** Previously filed with Amendment No. 1 to LCNB's Registration Statement on Form S-4 (Commission File No. 333-184627) filed with the commission on November 29, 2012.